Exhibit 2.1

TRANSACTION AGREEMENT

by and among

MERCK SHARP & DOHME LLC,

VOL HOLDINGS LLC

and

VERONA PHARMA PLC

Dated as of July 8, 2025

TABLE OF CONTENTS

i

ii

ANNEXES

A – Form of Scheme of Arrangement
B – Form of Shareholder Resolution

iii

TRANSACTION AGREEMENT

This TRANSACTION AGREEMENT (this “Agreement”) is made and entered into as of July 8, 2025, by and among Merck Sharp & Dohme LLC, a New Jersey limited liability company (“Parent”), Vol Holdings LLC, a Delaware limited liability company and a wholly owned Subsidiary of Parent (“Bidco”), and Verona Pharma plc, a public limited company registered in England and Wales (the “Company” and, together with Parent and Bidco, the “Parties”).

W I T N E S S E T H:

WHEREAS, the Parties intend that the entire issued share capital of the Company be acquired by Bidco (and/or, at Parent’s election (i) in respect of any or all of the Remnant Shares, its nominee(s) and (ii) in respect of the Depositary Shares, the DR Nominee) by means of the Scheme of Arrangement on the terms and subject to the conditions set out in this Agreement (the “Transaction”);

WHEREAS, the board of directors of the Company (the “Company Board”) has unanimously resolved (i) that this Agreement, the Scheme of Arrangement and the transactions contemplated hereby and thereby, including the Transaction, are fair to and in the best interests of the Company for the benefit of the Company’s Shareholders as a whole, (ii) that the execution, delivery and performance of this Agreement and the Scheme of Arrangement and the consummation of the transactions contemplated hereby and thereby, including the Transaction be and are approved and (iii) to recommend to the Company Shareholders the approval of the Scheme of Arrangement at the Scheme Meeting and the passing of the Shareholder Resolution at the Company GM;

WHEREAS, the board of managers of Parent (the “Parent Board”) has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transaction;

WHEREAS, the board of managers of Bidco has approved the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Transaction;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to Parent and Bidco to enter into this Agreement, each of the Specified Shareholders has entered into and delivered to Parent a voting and support agreement in connection with the Transaction (the “Voting and Support Agreement”); and

WHEREAS, the Company, Bidco and Parent desire to make certain representations, warranties, covenants and agreements specified herein in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, and intending to be legally bound hereby, the Company, Bidco and Parent agree as follows:

Article I
DEFINITIONS & INTERPRETATIONS

Section 1.1              Certain Definitions. For all purposes of and under this Agreement, the following capitalized terms shall have the following respective meanings:

“Acceptable Confidentiality Agreement” shall mean any confidentiality agreement containing provisions limiting the disclosure and use of non-public information of or with respect to the Company that (i) contains confidentiality provisions that are not, in the aggregate, materially less favorable to the Company than the terms of the Confidentiality Agreement and (ii) does not contain any exclusivity provision or other term that would restrict, in any manner, the Company’s ability to comply with the terms of this Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions that would restrict the making of or amendment or modification to Acquisition Proposals.

“Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Bidco) to engage in an Acquisition Transaction.

“Acquisition Transaction” shall mean any transaction or series of related transactions (other than the transactions contemplated by this Agreement) that would result in: (a) any acquisition by any Person or “group” (as defined under Section 13(d) of the Exchange Act) of more than twenty percent (20%) of the outstanding voting or equity securities of the Company (whether by voting power or number), (b) any takeover offer, tender offer or exchange offer that if consummated would result in any Person or group (as defined under Section 13(d) of the Exchange Act) beneficially owning more than twenty percent (20%) of the outstanding voting or equity securities of the Company (whether by voting power or number); (c) any merger, consolidation, scheme of arrangement, business combination, recapitalization, reorganization or other similar transaction involving the Company (i) pursuant to which any Person or “group” (as defined in or under Section 13(d) of the Exchange Act), other than the Company Shareholders (as a group) immediately prior to the consummation of such transaction, would hold voting or equity securities representing more than twenty percent (20%) of the voting or equity securities of the surviving entity (whether by voting power or number) or (ii) as a result of which the Company Shareholders (as a group) immediately prior to the consummation of such transaction would hold voting or equity securities (whether by voting power or number) representing less than seventy-five percent (75%) of the voting or equity securities of the surviving entity after giving effect to the consummation of such transaction; (d) any sale, license or disposition of tangible or intangible assets or businesses that constitute or represent more than twenty percent (20%) of the total revenue, net income, EBITDA or total assets (measured on a fair market value basis as of the date thereof) of the Company and its Subsidiaries; or (e) any liquidation or dissolution of the Company; provided, however, the Transaction and the transactions contemplated hereby shall not be deemed an Acquisition Transaction in any case.

“Affiliate” shall mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such Person. For purposes of the immediately preceding sentence, the term “control” (including, with correlative meanings, the terms “controlling,” “controlled by” and “under common control with”), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.

“Anti-Corruption Laws” shall mean Laws related to bribery, corruption, kickbacks, racketeering, fraud, money laundering or other improper payments, including the U.S. Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010, the U.S. federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) and any other applicable anti-corruption Laws.

“Antitrust Law” shall mean the Sherman Antitrust Act of 1890, the Clayton Act of 1914, the HSR Act, the Federal Trade Commission Act, any other Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or significant impediments or lessening of competition or the creation or strengthening of a dominant position through merger or acquisition, in any case that are applicable to the transactions contemplated by this Agreement.

“Balance Sheet Date” shall mean March 31, 2025.

“Business Day” shall mean a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York or London, England are authorized or required by applicable Law to close.

“CMS” shall mean the Centers for Medicare and Medicaid Services.

“Code” shall mean the United States Internal Revenue Code of 1986.

“Companies Act” shall mean the United Kingdom Companies Act 2006.

“Company ADS” shall mean an American depositary share representing, as of the date hereof, a beneficial ownership interest in eight (8) Company Shares on deposit with the Depositary, the Custodian or their respective nominees under the Deposit Agreement, subject to the terms and conditions of the Deposit Agreement.

“Company Balance Sheet” shall mean the unaudited consolidated balance sheet of the Company and its Subsidiaries as of March 31, 2025 and the footnotes to such consolidated balance sheet, in each case set forth in the Company’s report on Form 10-Q for the fiscal quarter ended March 31, 2025.

“Company Benefit Plan” shall mean any benefit plan, program, policy, practice, trust, fund or Contract maintained, contributed to or required to be contributed to by the Company or any of its Subsidiaries or under which the Company or any of its Subsidiaries has or would reasonably be expected to have any Liability (whether or not an “employee benefit plan” within the meaning of Section 3(3) of ERISA), including any pension, profit-sharing, 401(k) retirement, bonus, incentive compensation, lump sum, deferred compensation, loan, vacation, sick pay, employee stock ownership, stock purchase, stock option or other equity based compensation plans, severance, employment, consulting, independent contractor, death, hospitalization, sickness, or other medical, dental, vision, life, or other insurance, long-or short-term disability, change of control, fringe benefit, cafeteria plan or any other employee or fringe benefit plan, program, policy, practice, trust, fund or Contract that provides benefits to current or former Company Service Providers (or beneficiaries thereof), excluding any plan or program that is sponsored solely by a Governmental Authority and to which the Company or any of its Affiliates does not contribute more than the minimum amounts required by applicable Law.

“Company Credit Agreement” shall mean that certain Credit Agreement and Guaranty, dated as of May 9, 2024, by and among the Company and its Subsidiaries, Oaktree Fund Administration, LLC and the lenders from time to time party thereto, and related Loan Documents, including the (a) Security Agreement, dated as of May 9, 2024, by and among the Company and its Subsidiaries and Oaktree Fund Administration, LLC, (b) Debenture, dated as of May 9, 2024, by and among the Company and Oaktree Fund Administration, LLC, (c) Patent Security Agreement, dated as of May 9, 2024, by and between the Company and Oaktree Fund Administration, LLC and (d) Trademark Security Agreement, dated as of May 9, 2024, by and between the Company and Oaktree Fund Administration, LLC.

“Company Data” shall mean all data maintained by or on behalf of the Company or its Subsidiaries, whether or not in electronic form.

“Company Equity Award Trust” shall mean the Verona Pharma Employee Benefit Trust established by Verona Pharma PLC pursuant to a trust deed dated December 30, 2020.

“Company Equity Awards” shall mean, collectively, the Company Options, Company RSU Awards and Company PRSU Awards.

“Company Equity Plan” shall mean the Verona 2017 Incentive Award Plan, as amended and/or restated from time to time.

“Company GM” shall mean the general meeting of the Company Shareholders (and any adjournment or postponement thereof) to be convened in connection with the Scheme of Arrangement in order to vote on the Company Shareholder Resolution, expected to be held as soon as the preceding Scheme Meeting shall have been concluded (it being understood that if the Scheme Meeting is adjourned or postponed, the Company GM shall be correspondingly adjourned or postponed).

“Company Intellectual Property Rights” shall mean all Intellectual Property Rights owned or purported to be owned by (solely or jointly) the Company or any of its Subsidiaries (“Owned Company Intellectual Property”) or exclusively licensed to the Company or any of its Subsidiaries (“Licensed Company Intellectual Property”).

“Company Material Adverse Effect” shall mean any change, occurrence, effect, event, circumstance or development (each an “Effect,” and collectively, “Effects”) that has had, or would reasonably be expected to have, a material adverse effect on the business, assets, Liabilities, financial condition or results of operations of the Company and its Subsidiaries, taken as a whole; provided, however, that no Effect to the extent directly or indirectly resulting from, attributable to or arising out of any of the following shall (either alone or in combination) be deemed to be or constitute a “Company Material Adverse Effect” or taken into account when determining whether a “Company Material Adverse Effect” has occurred or would be reasonably expected to occur:

(i)             general economic conditions (or changes in such conditions) in the United States or any other country or region in the world or conditions in the global economy generally;

(ii)            general conditions (or changes in such conditions) in the securities markets, capital markets, credit markets, currency markets or other financial markets in the United States or any other country or region in the world, including (A) changes in interest rates in the United States or any other country or region in the world and changes in exchange rates for the currencies of any countries and (B) any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or any other country or region in the world;

(iii)           general conditions (or changes in such conditions) in the life sciences, pharmaceutical or biotechnology industry;

(iv)           political conditions (or changes in such conditions) in the United States or any other country or region in the world, or acts of war, sabotage or terrorism (including any escalation or general worsening of any such acts of war, sabotage or terrorism) in the United States or any other country or region in the world (including any acts of war or sanctions imposed in connection with any disputes involving Israel, Iran, Palestine, the Russian Federation and Ukraine);

(v)            earthquakes, hurricanes, tsunamis, tornadoes, floods, epidemics, pandemics (including COVID-19), cyberattacks, mudslides, wildfires or other natural disasters, weather conditions and other force majeure events in the United States or any other country or region in the world;

(vi)           actual or proposed changes in Law or other legal or regulatory conditions, including changes in trade policies or the imposition of or changes in tariffs (or the interpretation thereof) or changes in GAAP or other accounting standards (or the interpretation thereof);

(vii)          the announcement of this Agreement or the consummation of the transactions contemplated hereby (provided that this clause (vii) shall not apply with respect to any representation or warranty to the extent such representation or warranty addresses the consequences resulting from the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby), including (A) the identity of Parent, Bidco or their Affiliates, (B) the termination or potential termination of (or the failure or potential failure to renew or enter into) any Contracts with customers, licensors, suppliers, distributors or other business partners to the extent resulting from the foregoing and (C) any other negative development (or potential negative development) in the Company’s relationships with any of its customers, licensors, suppliers, distributors or other business partners to the extent resulting from the foregoing;

(viii)         (A) any results, outcomes, or data (other than adverse events, side effects or safety observations) of any clinical trials conducted by or on behalf of the Company or any competitor of the Company (or any announcement thereof), (B) market entry or threatened market entry of any product competitive with any Company Product or (C) any guidance, announcement or publication by the FDA or other Governmental Authority relating to any Company Product or product candidates of any competitor; other than, in the case of (A) or (C), above, to the extent that any such results, outcomes or data (x) arise from or relate to fraud or willful misconduct of the Company or any of its Subsidiaries or any of their respective Representatives or (y) have an effect on the development, manufacture, regulatory status or commercialization of any FDA-approved Company Product for the approved indication;

(ix)           any actions taken or failure to take action, in each case, by Parent or any of its controlled Affiliates, or to which Parent has consented in writing, or that Parent has requested or approved in writing, or the taking of any action expressly required by this Agreement, or the failure to take any action expressly prohibited by this Agreement, except, in each case, for actions required or prohibited by Section 7.1, except to the extent that Parent has unreasonably withheld its consent under Section 7.1;

(x)             changes in the Company’s stock or ADS price or the trading volume of the Company’s stock or ADSs, in and of itself, or any failure by the Company to meet any estimates or expectations of the Company’s revenue, earnings or other financial performance or results of operations for any period, in and of itself, or any failure by the Company to meet any internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations, in and of itself (but not, in each case, the underlying cause of such changes or failures, unless such changes or failures would otherwise be excepted from this definition of a Company Material Adverse Effect); or

(xi)            any Legal Proceedings made or brought by any of the current or former Company Shareholders (on their own behalf or on behalf of the Company) against the Company arising out of the Transaction or in connection with any other transactions contemplated by this Agreement;

provided that any Effect referred to in the foregoing clauses (i) through (vi) may be taken into account in determining whether there has been, or would be reasonably expected to be, a Company Material Adverse Effect to the extent that such Effect disproportionately and adversely affects the Company and its Subsidiaries relative to other similarly situated companies operating in the industries in which the Company and its Subsidiaries operate.

“Company Option” shall mean an option to purchase Company Shares or Company ADSs granted under the Company Equity Plan.

“Company Organizational Documents” shall mean the memorandum of association and the articles of association of the Company.

“Company Product” shall mean any pharmaceutical product or compound, medical device, or diagnostic assay that is being researched, tested, developed, commercialized, manufactured, sold or distributed by or on behalf of the Company and that is owned by or licensed to the Company, including through collaboration with others or for which the Company has the right to receive payment.

“Company PRSU Award” shall mean any award of restricted share units with respect to Company Shares or Company ADSs granted under the Company Equity Plan that has ever been subject to performance-based vesting or forfeiture conditions.

“Company PRSU Stretch Portion” shall mean the portion of the Company PRSU Award that may become vested if a performance level of at least 100% is attained for each performance quarter during the 2025 calendar year and the performance level for the 2025 calendar year is at least 100% of the applicable performance goal.

“Company Registered Intellectual Property Rights” shall mean all of the Registered Intellectual Property Rights owned by or purported to be owned by (solely or jointly) the Company or any of its Subsidiaries or exclusively licensed by the Company or any of its Subsidiaries.

“Company RSU Award” shall mean any award of restricted share units with respect to Company Shares or Company ADSs granted under the Company Equity Plan that has only been subject to time-based vesting or forfeiture conditions and not performance-based vesting or forfeiture conditions.

“Company Service Provider” shall mean each employee, officer, director, individual consultant, individual independent contractor or other individual service provider of the Company or any of its Subsidiaries.

“Company Share” shall mean the ordinary shares in the capital of the Company, each with a nominal value £0.05 per share (which, for the avoidance of doubt, shall include ordinary shares in the capital of the Company held by the Depositary, the Custodian or their respective nominees in accordance with the Deposit Agreement).

“Company Shareholder” shall mean a registered holder of Company Shares, from time to time, as shown from time to time on the Company’s register of members.

“Company Shareholder Approvals” shall mean (a) the approval of the Scheme of Arrangement by a majority in number representing not less than three-fourths (75%) in value of the members or class of members (as the case may be) present and voting (either in person or by proxy) at the Scheme Meeting (including any separate class meeting which may be required by the Court) and (b) the passing of the Company Shareholder Resolution by members representing not less than three-fourths (75%) of the total voting rights of eligible members present and voting (either in person or by proxy) at the Company GM.

“Company Shareholder Meetings” shall mean the Scheme Meeting and the Company GM.

“Company Shareholder Resolution” shall mean the special resolution to amend the Company Organizational Documents and approve such other matters as may be necessary to facilitate the implementation of the Transaction and the Scheme of Arrangement, substantially in the form set out in Annex B with or subject to any modification or addition that Bidco, Parent and the Company may mutually agree.

“Consent” shall mean any approval, consent, license, ratification, permission, waiver, order or authorization (including from any Governmental Authority).

“Contract” shall mean any legally binding contract, subcontract, agreement, obligation, license, sublicense, note, bond, mortgage, indenture, deed of trust, franchise, lease, sublease, loan, credit agreement or other instrument, whether written or oral.

“Court” shall mean the High Court of Justice of England and Wales.

“Court Order” shall mean the order of the Court sanctioning the Scheme of Arrangement under section 899 of the Companies Act.

“COVID-19” shall mean SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics or disease outbreaks.

“Custodian” shall mean the “Custodian” of the deposited property under and as such term is defined in the Deposit Agreement.

“Data Protection Laws” shall mean any Laws applicable to the Company or its Subsidiaries relating to the Processing of Personal Information, data privacy, data security and data breach notification.

“Data Protection Requirements” shall mean (a) all applicable Data Protection Laws, (b) the Company’s externally published and posted policies relating to the Company’s Processing of Personal Information and (c) the terms of any Contracts binding on the Company or any of its Subsidiaries concerning the Processing of Personal Information.

“Deposit Agreement” shall mean the deposit agreement dated as of May 2, 2017 by and among the Company, the Depositary and all holders and beneficial owners of the Company ADSs issued thereunder.

“Depositary” shall mean Citibank, N.A., or such other entity as may from time to time act as the “Depositary” under and as such term is defined in the Deposit Agreement.

“Depositary Shares” shall mean those Scheme Shares in respect of which the registered holder (as shown in the register of members of the Company) is the Depositary, the Custodian or their respective nominees in accordance with the Deposit Agreement holding those Scheme Shares for the Depositary in accordance with the Deposit Agreement.

“DOJ” shall mean the United States Department of Justice.

“DR Nominee” shall mean such company as Bidco may in its sole discretion appoint in order to act as transferee of the Depositary Shares pursuant to the Scheme of Arrangement.

“Environmental Law” shall mean all Laws relating in any way to the environment, preservation or reclamation of natural resources, the presence, management or Release of, or exposure to, Hazardous Substances, or to human health and safety, including the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601 et seq.), the Hazardous Materials Transportation Act (49 U.S.C. § 5101 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. § 6901 et seq.), the Clean Water Act (33 U.S.C. § 1251 et seq.), the Clean Air Act (42 U.S.C. § 7401 et seq.), the Safe Drinking Water Act (42 U.S.C. § 300f et seq.), the Toxic Substances Control Act (15 U.S.C. § 2601 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. § 136 et seq.) and the Occupational Safety and Health Act (29 U.S.C. § 651 et seq.), each of their state and local counterparts or equivalents, each of their foreign and international equivalents, and any transfer of ownership notification or approval statute.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that is, or has at any relevant time been, under common control, or treated as a single employer, with the Company or any of its Subsidiaries, as applicable, under Sections 414(b), (c), (m) or (o) of the Code.

“Exchange Act” shall mean the Securities Exchange Act of 1934.

“Export Controls” shall mean all applicable trade, export control, import and antiboycott Laws imposed, administered or enforced by (a) the U.S. Department of Commerce, U.S. Department of State or any other department or agency of the U.S. government, and (b) the European Union or any member state thereof or the United Kingdom, except to the extent inconsistent with U.S. law.

“FDA” shall mean the United States Food and Drug Administration.

“FDCA” shall mean the United States Federal Food, Drug and Cosmetic (21 U.S.C. §§ 301 et seq.).

“Federal Health Care Program” has the meaning set forth in 42 U.S.C. § 1320a-7b(f).

“FTC” shall mean the United States Federal Trade Commission.

“GAAP” shall mean generally accepted accounting principles, as applied in the United States.

“Good Clinical Practices” shall mean the standards for clinical trials governing the design, conduct, performance, monitoring, auditing, recording, analysis and reporting of pharmaceuticals (including all applicable requirements relating to protection of human subjects), as set forth in the FDCA and applicable regulations promulgated by the FDA (including, for example, 21 C.F.R. Parts 11, 50, 54, 56 and 312), applicable FDA guidance documents and such standards of good clinical practice, including all applicable requirements governing the protection of human subjects as are required by comparable Governmental Authorities outside the United States, including applicable regulations or guidelines from the International Conference on Harmonisation of Technical Requirements for Registration of Pharmaceuticals for Human Use.

“Good Documentation Practices” shall mean the standards and practices of creating and maintaining records that are accurate, attributable, verified as genuine, legible, contemporaneous and complete, and are created and stored using security measures that protect the confidential nature (if applicable) and integrity of the records, and prevent unauthorized access to, and alteration, corruption or loss of such records in a manner sufficient to satisfy the requirements contained in 21 C.F.R. Parts 58, 312, 210, and 211, applicable FDA guidance documents and all comparable standards or requirements enforced by any comparable Governmental Authority.

“Good Laboratory Practices” shall mean the standards for conducting non-clinical laboratory studies, as set forth in the FDCA and applicable regulations promulgated by the FDA (including 21 C.F.R. Parts 11 and 58), applicable FDA guidance documents and such standards of good laboratory practices as are required by comparable Governmental Authorities outside of the United States.

“Good Manufacturing Practices” shall mean standards for the manufacture, processing, packaging, testing, transportation, handling and holding of drug products, as set forth in the FDCA and applicable regulations promulgated by the FDA (including, for example, 21 C.F.R. Parts 11, 210 and 211), applicable FDA guidance documents, applicable such standards of good manufacturing practices as are required by comparable Governmental Authorities outside of the United States.

“Governmental Authority” shall mean (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal or provincial, and whether local, domestic or foreign. For the avoidance of doubt, Governmental Authority includes the FDA and any other domestic or foreign entity that regulates or has jurisdiction over the quality, identity, strength, purity, safety, efficacy, testing, manufacturing, marketing, distribution, sale, storage, pricing, import or export of any Company Product.

“Hazardous Substance” shall mean any material, substance or waste that is defined, classified, or otherwise characterized under or pursuant to any Environmental Law as “hazardous,” “toxic,” a “pollutant,” a “contaminant,” “radioactive” or words of similar meaning or effect, including petroleum and its by-products, asbestos, polychlorinated biphenyls, radon, mold, urea formaldehyde insulation, silica, chlorofluorocarbons and all other ozone-depleting substances.

“Health Care Laws” shall mean the FDCA, the 340B program statute (42 U.S.C § 256b), the Medicaid Drug Rebate Program Statute (42 U.S.C. § 1396r-8), the federal statute governing Medicare Part B Average Sales Price reporting (42 U.S.C. § 1395w-3a), the federal statute governing the Department of Veterans Affairs Drug Price reporting program, 38 U.S.C. § 8126, the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)), the Physician Payments Sunshine Act (42 U.S.C. § 1320a-7h), the civil False Claims Act (31 U.S.C. §§ 3729 et seq.), the federal criminal False Claims Law (42 U.S.C. § 1320a-7b(a)), the Exclusion Laws (42 U.S.C. § 1320a-7), the Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the Animal Welfare Act (7 U.S.C. §§ 2131 et seq.), the applicable provisions of HIPAA, all applicable Laws and Orders administered by the FDA and other applicable Governmental Authorities, including those governing or relating to Good Laboratory Practices, Good Documentation Practices, Good Clinical Practices, any related licensure Laws and the advertising and promotion of pharmaceuticals and any similar or equivalent state, local and non-U.S. Laws.

“HIPAA” shall mean collectively (a) the Health Insurance Portability and Accountability Act of 1996, including its implementing rules and regulations with respect to privacy, security of health information and transactions and code sets and related binding guidance, (b) the Health Information Technology for Economic and Clinical Health Act, including its implementing rules and regulations with respect to privacy, security of health information and transactions and code sets and related binding guidance and (c) the Omnibus Rule effective March 26, 2013 and other implementing regulations and rules at 45 C.F.R. Parts 160 and 164 and related binding guidance from the United States Department of Health and Human Services.

“HRSA” shall mean the Health Resources and Services Administration.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Incidental Contracts” shall mean (a) shrink-wrap, click-wrap and off-the-shelf Contracts for commercially available software or services, (b) material transfer agreements, non-disclosure agreements and other similar arrangements entered into in the ordinary course of business consistent with past practice that, in each case, do not (i) transfer ownership of Intellectual Property Rights from the Company or any of its Subsidiaries to any third party or (ii) grant any exclusive license under any Company Intellectual Property Rights to any third party or (iii) grant to any third party a license to use Company Intellectual Property Rights for the supply, manufacturing or commercialization of products, (c) Contracts entered into in the ordinary course of business consistent with past practice for the provision of goods or services to the Company or any of its Subsidiaries, including Contracts for the provision of research, development or manufacturing services, in each case, that grant vendors or service providers of the Company or any of its Subsidiaries only a non-exclusive license of rights in connection with, and solely for the purposes of, such vendor’s or service provider’s provision of goods or services to the Company or its Subsidiaries and do not grant such vendor or service provider with any ownership rights with regard to any Intellectual Property Rights created or developed thereunder and (d) invention assignment agreements, and provisions under employment agreements, advisor agreements and consulting agreements entered into in the ordinary course of business consistent with past practice that contain transfers of ownership of all Intellectual Property Rights generated thereunder only to the Company or its Subsidiaries and, if containing licenses of Intellectual Property Rights to the counterparty, contain only non-exclusive licenses to the counterparty for the sole purpose of authorizing performance of such counterparty’s services for the Company or its Subsidiaries.

“Intellectual Property” shall mean all intellectual property, regardless of form, including: (a) published and unpublished works of authorship, including audiovisual works, collective works, computer software, compilations, databases, derivative works, literary works and mask works (“Works of Authorship”), (b) inventions and discoveries, including articles of manufacture, business methods, compositions of matter, improvements, machines, methods, and processes and new uses for any of the preceding items (“Inventions”), (c) words, names, symbols, devices, designs, slogans, logos, trade dress and other designations and any goodwill associated therewith, and combinations of the preceding items, used to identify or distinguish the origin of a business, good, group, product, or service or to indicate a form of certification (“Trademarks”), (d) improvements, derivatives, modifications, enhancements, revisions and releases relating to any of the foregoing, (e) instantiations of any of the foregoing in any form and embodied in any media, including social media (“Social Media”), and (f) Internet domain names that are registered with any domain name registrar (“Domain Names”).

“Intellectual Property Rights” shall mean all U.S. and foreign common Law and statutory rights in, arising out of, or associated with Intellectual Property in any jurisdiction, including: (a) rights in, arising out of, or associated with Works of Authorship, including rights granted under the U.S. Copyright Act or U.S. state Law, or analogous foreign common Law or statutory regime, (b) rights in, arising out of, or associated with Inventions, including rights granted under the U.S. Patent Act or analogous foreign common Law or statutory regime, including patents, utility models and inventors’ certificates and all disclosures, applications reissues, divisionals, re-examinations, renewals, substitutions, revisions, extensions, provisionals, continuations and continuations-in-part thereof, (c) rights in, arising out of, or associated with Trademarks, including rights granted under the Lanham Act or U.S. state Law, or analogous foreign common Law or statutory regime, (d) rights granted under the Uniform Trade Secrets Act or U.S. state Law, or analogous foreign common Law or statutory regime, (e) rights in, arising out of or associated with Social Media, (f) rights in, arising out of or associated with Domain Names and (g) all U.S. and foreign common Law and statutory rights to sue or recover and retain damages, costs or attorneys’ fees for past, present or future infringement, misappropriation or other violation of any of the foregoing. For the avoidance of doubt, Intellectual Property Rights include Registered Intellectual Property Rights.

“Intervening Event” shall mean an Effect that was not known to the Company Board as of the date of this Agreement or, if known, the material consequences of which were not reasonably foreseeable by the Company Board, as of the date of this Agreement, other than (a) changes in the Company’s stock or ADS price or the trading volume of the Company’s stock or ADSs (provided that the underlying reasons for such changes may constitute or be taken into account in determining whether there has been an Intervening Event), (b) any Acquisition Proposal or (c) the fact that, in and of itself, the Company exceeds any estimates or expectations, or any internal budgets, plans or forecasts, of the Company’s revenue, earnings or other financial performance or results of operations for any period (provided that the underlying reasons for such events may be taken into account in determining whether this has been an Intervening Event).

“IT Systems” shall mean the computer systems, networks, hardware, digital storage media, applications and software of the Company.

“Know-How” shall mean all trade secrets (including those trade secrets defined in the Uniform Trade Secrets Act and under corresponding foreign statutory and common law), know-how and similar proprietary rights in confidential information of any kind, inventions (whether patentable or not and whether or not reduced to practice), discoveries, analytic models, improvements, compounds, processes, techniques, assays, chemical and biological materials, devices, methods, patterns, formulations and specifications.

“Knowledge” shall mean, (a) with respect to the Company, the actual knowledge of any of the individuals listed on Section 1.1(a) of the Company Disclosure Letter after making reasonable inquiry of the employees of the Company or its Subsidiaries with primary responsibility for the matter in question and (b) with respect to Parent or Bidco, the actual knowledge of the executive officers of Parent after making reasonable inquiry of the employees of Parent with primary responsibility for the matter in question.

“Law” shall mean any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.

“Legal Proceeding” shall mean any (a) civil, criminal or administrative actions, or (b) suits, litigations, arbitrations or other proceedings, in each of (a) and (b), before any Governmental Authority.

“Liabilities” shall mean any liability, obligation or commitment of any kind (whether known or unknown, accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet prepared in accordance with GAAP).

“Lien” shall mean any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance or other restriction of similar nature (including any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Lookback Date” shall mean January 1, 2023; provided, that for purposes of Section 5.21, the Lookback Date shall mean January 1, 2022 and for purposes of Section 5.24, the Lookback Date shall mean January 1, 2020.

“NASDAQ” shall mean The Nasdaq Global Market.

“Order” shall mean any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any Person or its property under applicable Law.

“Permit” shall mean franchises, grants, authorizations, registrations (including establishment registrations and product listings), licenses, permits, easements, variances, exceptions, exemptions, Consents, certificates, approvals and Orders of any Governmental Authority.

“Permitted Liens” shall mean any of the following: (a) Liens for Taxes, assessments and governmental charges or levies either not yet delinquent or which are being contested in good faith by appropriate proceedings; (b) mechanics, carriers’, workmen’s, warehouseman’s, repairmen’s, materialmen’s, landlords’ or other Liens arising or incurred in the ordinary course of business consistent with past practice relating to obligations as to which there is no default for a period greater than sixty (60) days or that are being contested in good faith by appropriate proceedings; (c) easements, covenants and rights of way (unrecorded and of record) and other similar restrictions, zoning, entitlements, conservation, building and other land use and environmental restrictions or regulations promulgated by Governmental Authorities, in each case, that do not materially and adversely impact the current use of the affected property; (d) Liens the existence of which are disclosed in the notes to the consolidated financial statements of the Company included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2025; (e) all exceptions, restrictions, imperfections of title, charges and other Liens of record that do not materially and adversely interfere with the present use of the assets of the Company, taken as a whole; (f) Liens arising under any lines of credit or other credit facilities or arrangements of the Company in effect on the date hereof (or any replacement facilities thereto permitted pursuant to Section 7.1); (g) Liens incurred in the ordinary course of business consistent with past practice in connection with workers’ compensation, unemployment insurance and other types of social security; and (h) with respect to leased or licensed personal property or Intellectual Property licensed on a non-exclusive basis in the ordinary course of business, the terms and conditions of the lease or license applicable thereto.

“Person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited Liability partnership, joint venture, estate, trust, company (including any limited Liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Authority.

“Personal Information” any information maintained by or on behalf of the Company that relates to an identified or identifiable individual or household, including any data that is considered “personal data,” “personal information,” “protected health information,” “consumer health data” or “personally identifiable information” under applicable Data Protection Laws.

“Registered Intellectual Property Rights” shall mean all Intellectual Property Rights that are the subject of an application, certificate, filing, registration, recordation or other document issued by, filed with, or recorded by, any registry or Governmental Authority in any jurisdiction, including patent, trademark, copyright registrations and applications therefor and Domain Names and Social Media accounts.

“Release” shall mean any release, spill, emission, discharge, leaking, pouring, dumping or emptying, pumping, injection, deposit, disposal, dispersal, leaching or migration into the indoor or outdoor environment (including soil, ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property.

“Remnant Shares” shall have the meaning set forth in the Scheme of Arrangement,

“Representative” shall mean, with respect to any Person, its Affiliates and its and their respective directors, officers or other employees, or any investment banker, attorney or other authorized agent or representative retained by such Person.

“Research Program” shall mean all research and development programs, pre-clinical and clinical trials, pre-clinical and clinical studies and the results therefrom, including those involving any Company Product.

“Review Board” shall mean all institutional review boards, privacy boards, data safety monitoring boards, steering committees, or ethics committees responsible for review, oversight or approval of any clinical trial or program involving a Company Product in any jurisdiction.

“Sanctioned Party” shall mean any Person (a) that is listed on any Sanctions-related lists of designated Persons maintained by the United States Government, including the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, the United Nations Security Council, the European Union or any member state thereof or HM Treasury of the United Kingdom, (b) that is, or is part of, a government of a Sanctioned Territory, (c) that is 50% or more owned or controlled by, or acting on behalf of, any such Person or Persons described in the foregoing, (d) that is operating, organized or resident in a Sanctioned Territory or (e) that is otherwise targeted under Sanctions.

“Sanctioned Territory” shall mean any country or other territory subject to a general export, import, financial or investment embargo under Sanctions, which countries and territories, as of the date hereof, are the Crimea and separatist-controlled portions of the Luhansk and Donetsk regions of Ukraine, Cuba, Iran and North Korea.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by the United States government, the United Nations Security Council, the European Union or any member state thereof or HM Treasury of the United Kingdom.

“Sarbanes-Oxley Act” shall mean the Sarbanes-Oxley Act of 2002.

“Scheme Meeting” shall mean such meeting(s) (and any adjournment or postponement thereof) convened with the permission of the Court pursuant to section 896 of the Companies Act for the purpose of considering and, if thought fit, approving (with or without modification) the Scheme of Arrangement.

“Scheme of Arrangement” shall mean the proposed scheme of arrangement of the Company under Part 26 of the Companies Act to effect the Transaction pursuant to this Agreement, substantially in the form set out in Annex A, with or subject to any modification, addition or condition which (a) Bidco, Parent and the Company mutually agree and which (if required) is approved by the Court or (b) is otherwise imposed by the Court and mutually acceptable to Bidco, Parent and the Company each acting reasonably and in good faith, in each case in accordance with the Companies Act and this Agreement.

“Scheme Record Time” shall have the meaning set forth in the Scheme of Arrangement.

“Scheme Shareholders” shall have the meaning set forth in the Scheme of Arrangement.

“Scheme Shares” shall have the meaning set forth in the Scheme of Arrangement.

“SEC” shall mean the United States Securities and Exchange Commission.

“SEC Proxy Clearance” means the earliest of (a) the first Business Day immediately following the date on which the Company is informed by the SEC, orally or in writing, that the Proxy Statement will not be reviewed by the SEC, (b) the first Business Day that is at least ten (10) calendar days after the filing of the preliminary Proxy Statement if the SEC has not informed the Company that it intends to review the Proxy Statement and (c) in the event that the Company receives comments from the SEC on the preliminary Proxy Statement, the first Business Day immediately following the date the SEC informs the Company, orally or in writing, that the SEC staff has no further comments on the preliminary Proxy Statement.

“Securities Act” shall mean the Securities Act of 1933.

“Specified Shareholders” shall mean the individuals listed on Section 1.1(b) of the Company Disclosure Letter.

“Subsidiary” of any Person shall mean (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such Person or by one or more other Subsidiaries of such Person or by such Person and one or more other Subsidiaries thereof, (b) a partnership of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited Liability company of which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other Person (other than a corporation, partnership or limited Liability company) in which such Person or one or more other Subsidiaries of such Person or such Person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof.

“Superior Proposal” shall mean a written, bona fide Acquisition Proposal that did not result from a material breach of Section 7.2 for a transaction or series of related transactions contemplated by clause (a), (b), (c) or (d) of the definition of “Acquisition Transaction” on terms that the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel and financial advisor(s), taking into account all financial, legal, regulatory, timing and other aspects of such Acquisition Proposal (including the Person making such Acquisition Proposal and the likelihood of consummation of such Acquisition Proposal), to be more favorable to the Company Shareholders (solely in their capacity as such), from a financial point of view, than the Transaction (including any adjustment to the terms and conditions proposed by Parent in response to such proposal); provided, however, that for purposes of the reference to an “Acquisition Proposal” in this definition of a “Superior Proposal,” all references to (a) “more than twenty percent (20%)” in the definition of “Acquisition Transaction” shall be deemed to be references to “a majority” and (b) “less than seventy-five percent (75%)” shall be deemed to be references to “less than a majority”.

“Tax” shall mean any U.S. federal, state or local, or non-U.S., income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, tariffs, capital stock, franchise, profits, withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, registration, ad valorem, value added, alternative or add-on minimum or estimated tax or other tax or similar charge in the nature of a tax imposed by any Governmental Authority, including any interest, penalty or addition to tax imposed with respect thereto by such Governmental Authority, in each case, whether disputed or not.

“Tax Authority” means any Governmental Authority that has the power to impose, assess, determine, administer or collect any Taxes.

“Tax Return” shall mean any report, declaration, return, certificate, election, claim for refund, information return or statement filed with, or required to be filed with, any Tax Authority, including in connection with the payments of estimated Taxes, including any schedule or attachment thereto, and including any amendments thereof.

“Termination Payment” shall mean an amount in cash exclusive of VAT (which shall be paid in addition subject to provision of a valid VAT invoice) equal to $100,000,000.

“Treasury Regulations” means the U.S. Treasury regulations promulgated under the Code.

“VA” shall mean the Department of Veterans Affairs.

“VAT” shall mean (a) any tax charged or imposed pursuant to Council Directive 2006/112/EC or any national legislation implementing such Directive, (b) to the extent not included in (a), any value added tax imposed by the United Kingdom Value Added Tax Act 1994 and any related secondary legislation and (c) any other tax of a similar nature (including sales tax, use tax, consumption tax and goods and services tax), whether imposed in the United Kingdom or in a member state of the European Union in substitution for, or levied in addition to, such tax referred to in (a) or (b) above, or elsewhere.

“Willful Breach” shall mean a material breach of this Agreement that is the consequence of an act or omission by the breaching Party with the actual knowledge that the taking of such act or failure to take such action constitutes, or would be reasonably expected to constitute, a breach of this Agreement.

Section 1.2              Additional Definitions. The following capitalized terms shall have the respective meanings ascribed thereto in the respective sections of this Agreement set forth opposite each of the capitalized terms below:

Term	Section
Agreement	Preamble
Ancillary Scheme Documentation	Section 4.1(a)
Anti-Takeover Laws	Section 5.30
Bidco	Preamble
Burdensome Condition	Section 8.2(a)
Closing	Section 2.2
Closing Date	Section 2.2
Company	Preamble
Company 401(k) Plan	Section 8.8(c)
Company Board	Recitals
Company Board Recommendation	Section 5.5
Company Board Recommendation Change	Section 7.3(a)
Company Disclosure Letter	Article V
Company Equity Award Consideration	Section 3.2(a)(iii)
Company Option Consideration	Section 3.2(a)(i)
Company Permits	Section 5.24(e)
Company PRSU Consideration	Section 3.2(a)(iv)
Company Related Parties	Section 6.12
Company RSU Consideration	Section 3.2(a)(iii)
Company SEC Reports	Section 5.9(a)
Company Securities	Section 5.2(d)
Confidentiality Agreement	Section 11.6
Consideration	Section 3.1(a)
Court Documentation	Section 4.1(g)
Current Employee	Section 8.8(a)
D&O Insurance	Section 8.7(c)
EBT Cash Amounts	Section 3.2(b)
EBT Settled Company Equity Awards	Section 3.2(a)(i)
EBT Trustee	Section 3.2(a)(i)
Effective Time	Section 2.2
End Date	Section 10.1(b)(i)
Enforceability Exceptions	Section 5.4
Equity Securities	Section 5.2(d)
Forms of Proxy	Section 4.1(a)
In the Money Company Option	Section 3.2(a)(i)
Indemnified Persons	Section 8.7(b)
Indemnified Proceeding	Section 8.7(b)
Interim Time	Section 3.2(a)(i)
Leased Real Property	Section 5.22(b)
Match Right Notice	Section 7.3(b)

Material Contract	Section 5.23(a)
Other Required SEC Filing	Section 4.1(a)
Parent	Preamble
Parent 401(k) Plan	Section 8.8(c)
Parent Board	Recitals
Parent Related Parties	Section 6.12
Parties	Preamble
Paying Agent	Section 3.1(b)
Payment Fund	Section 3.1(b)
Per ADS Consideration	Section 3.1(a)
Proxy Statement	Section 4.1(a)
Real Property Leases	Section 5.22(b)
Remedial Action	Section 8.2(a)
Scheme Document Annex	Section 4.1(a)
Transaction	Recitals
Transaction Documentation	Section 4.1(d)
Transfer Taxes	Section 10.3(b)
Voting and Support Agreement	Recitals

Section 1.3              Certain Interpretations.

(a)             Unless otherwise indicated, all references herein to Articles, Sections, Annexes, Exhibits or Schedules, shall be deemed to refer to Articles, Sections, Annexes, Exhibits or Schedules of or to this Agreement, as applicable, and all references herein to “paragraphs” or “clauses” shall be deemed references to separate paragraphs or clauses of the section or subsection in which the reference occurs. The words “hereof,” “herein,” “hereby,” “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement.

(b)             Unless otherwise indicated, the words “include,” “includes” and “including,” when used herein, shall be deemed in each case to be followed by the words “without limitation.”

(c)             Unless otherwise indicated, all references herein to the Subsidiaries of a Person shall be deemed to include all direct and indirect Subsidiaries of such Person unless otherwise indicated or the context otherwise requires.

(d)             If a term is defined as one part of speech (such as a noun), it shall have a corresponding meaning when used as another part of speech (such as a verb).

(e)             Whenever the context may require, any pronouns used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns and pronouns shall include the plural, and vice versa.

(f)              When used herein, the word “extent” and the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such word or phrase shall not simply mean “if.”

(g)             The table of contents and headings set forth in this Agreement are for convenience of reference purposes only and shall not affect or be deemed to affect in any way the meaning or interpretation of this Agreement or any term or provision hereof.

(h)             References to “$” and “dollars” are to the currency of the United States of America. References to “£” and “pounds” are to the currency of the United Kingdom.

(i)              Any dollar, pound or percentage thresholds set forth herein shall not necessarily be used as a benchmark for the determination of what is or is not “material” or a Company Material Adverse Effect under this Agreement.

(j)              “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.

(k)             Except as otherwise specified, (i) references to any statute or Law shall be deemed to refer to such statute or Law as amended from time to time, including any successor statute or Law, and to any rules or regulations promulgated thereunder, (ii) references to any Contract (including this Agreement) are to the Contract as amended, restated, supplemented or otherwise modified from time to time (in each case, to the extent permitted by the terms thereof and, if applicable, by the terms of this Agreement), (iii) references to any Person, including any Governmental Authority, include the successors and permitted assigns of that Person and (iv) references from or through any date mean from and including or through and including, respectively.

(l)             Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified. Whenever any action must be taken hereunder on or by a day that is not a Business Day, then such action may be validly taken on or by the next day that is a Business Day.

(m)             Where used with respect to information, the phrases “delivered” or “made available” to Parent or Bidco or their Representatives, means that the information has been posted in the “data room” (virtual or otherwise) established by the Company with access provided to Parent, Bidco and their Representatives at least one day prior to (and through to) the date hereof.

(n)             References to Company Shareholders or other holders of Company Shares shall be deemed to include holders of any Company ADS unless the context otherwise requires (it being understood, for the avoidance of doubt, that Company ADSs are not themselves being acquired under the Scheme or Arrangement and do not constitute Scheme Shares).

(o)             The terms “or”, “any” and “either” are not exclusive.

Article II
THE TRANSACTION

Section 2.1              The Transaction. At the Effective Time, upon the terms and subject to the conditions set forth in this Agreement, Bidco (and/or, at Parent’s election (i) in respect of any or all of the Remnant Shares, its nominee(s) and (ii) in respect of the Depositary Shares, the DR Nominee) shall acquire the Scheme Shares pursuant to the Scheme of Arrangement. The Scheme Shares will be acquired fully paid, with full title guarantee, free from all Liens (other than transfer restrictions arising under applicable securities Laws) and together with all rights at the Effective Time or thereafter attached or relating thereto, including voting rights and the right to receive and retain all dividends and other distributions (if any) and any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) thereon.

Section 2.2              Closing. Unless otherwise mutually agreed in writing between Parent and the Company, the closing of the Transaction (the “Closing”) shall occur as promptly as practicable (and in any event within three (3) Business Days) following the satisfaction or (to the extent permitted by applicable Law) waiver of the conditions set forth in Article IX (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions). The date on which the Closing actually occurs is referred to as the “Closing Date”. To the extent that documents and signatures are required to be executed or provided at the Closing such matters shall be dealt with by way of a virtual closing through electronic exchange of documents and signatures.

Section 2.3              Delivery of Court Order. On the Closing Date, in connection with the Closing, the Company shall (a) deliver, or cause to be delivered, the Court Order to the Registrar of Companies in England and Wales and the Scheme of Arrangement shall become effective upon such delivery in accordance with its terms (the date and time of such delivery being the time that the Scheme of Arrangement shall become effective, herein referred to as the “Effective Time”) and (b) deliver a copy of the Court Order to Parent together with appropriate evidence of the Effective Time.

Article III
TRANSFER OF SCHEME SHARES

Section 3.1              Transfer of Scheme Shares.

(a)             At the Effective Time, the Scheme Shares (including, for the avoidance of doubt, the Depositary Shares) shall be transferred from the Scheme Shareholders to Bidco (and/or, at Parent’s election (i) in respect of any or all of the Remnant Shares, its nominee(s) and (ii) in respect of the Depositary Shares, the DR Nominee) in accordance with the provisions of this Agreement and the Scheme of Arrangement, and the Scheme Shareholders shall cease to have any rights with respect to the Scheme Shares, except their rights, in accordance with the terms of the Scheme of Arrangement, to receive, in exchange for each Scheme Share so transferred, $13.375 in cash, without interest (the “Consideration”). For the avoidance of doubt, the Parties acknowledge that, although the holders of Company ADSs are not Scheme Shareholders by virtue of their holdings of Company ADSs, the Depositary Shares are Scheme Shares to be transferred pursuant to the Scheme of Arrangement and accordingly, immediately following the Effective Time and as an indirect consequence of the Scheme of Arrangement, the holders of Company ADSs shall cease to have any rights with respect to the Company ADSs except for the right to receive (in the case of certificated Company ADSs, upon surrendering each Company ADS to the Depositary, the Custodian or their respective nominees, as applicable) an amount of cash equal to the Consideration multiplied by eight (8) (the “Per ADS Consideration”), in each case subject to the terms and conditions set forth in this Agreement, the Scheme of Arrangement and the Deposit Agreement. As soon as reasonably practicable after the Effective Time, and subject to the stamping of any relevant instruments of transfer (to the extent required), the register of members of the Company will be updated in accordance with this Agreement and the Scheme of Arrangement to reflect the transfer of the Scheme Shares as contemplated hereby and thereby.

(b)             Prior to the Closing, Bidco shall appoint a commercial bank or trust company reasonably acceptable to the Company (the “Paying Agent”) and enter into a paying agent agreement with the Paying Agent on terms reasonably acceptable to the Company. At or as promptly as practicable following the Effective Time (and in any event no later than the Business Day following the Effective Time), Bidco or Parent shall procure the deposit with the Paying Agent, for the benefit of the Scheme Shareholders, of cash in an amount sufficient to pay the aggregate amount of the Consideration. All cash deposited with the Paying Agent pursuant to the preceding sentence shall hereinafter be referred to as the “Payment Fund”. No interest shall be paid or shall accrue for the benefit of Scheme Shareholders on the Consideration. Notwithstanding anything to the contrary in this Section 3.1(b), all obligations of Bidco with respect to the Consideration required to be provided by Bidco or Parent to the Paying Agent in respect of the Depositary Shares shall be satisfied to the extent Bidco or Parent provides the Consideration or such deliverables directly to the Depositary, the Custodian or their respective nominees under the Deposit Agreement, as applicable, pursuant to the procedures contemplated by Section 3.1(c).

(c)             Prior to the Closing, the Company and Parent shall establish procedures with the Depositary that are reasonably acceptable to the Company and Parent to ensure that (i) the Depositary, the Custodian or their respective nominees shall promptly deliver the Per ADS Consideration to each holder of a Company ADS (in the case of certificated Company ADSs, that has duly surrendered such Company ADSs to the Depositary, the Custodian or their respective nominees, as applicable), (ii) any funds unclaimed by holders of Company ADSs shall be treated, as closely as reasonably possible, in the same manner as provided under Section 3.1(d), and (iii) if reasonably practicable, the Consideration in respect of the Depositary Shares will be delivered directly by Bidco or Parent to the Depositary, the Custodian or their respective nominees rather than through the Paying Agent. If reasonably deemed necessary by the Parties in furtherance of the establishment of such procedures, the Company shall enter into one or more amendments to the Deposit Agreement that are reasonably acceptable to the Depositary, the Company and Parent, and the Parties shall deliver any certificates and opinions of counsel reasonably requested by the Depositary in connection therewith. Parent will bear all fees, charges and expenses set forth on Section 3.1(c) of the Company Disclosure Letter that the Company ADS holders are required to bear under the Deposit Agreement in connection with the Transaction and the other transactions contemplated hereby, the cancellation of the Company ADSs and the receipt of the Per ADS Consideration. No interest will be paid or accrued on any amount payable in respect of the Company ADSs.

(d)             Any portion of the Payment Fund which has not been transferred to the holders of Scheme Shares within twelve (12) months of the Closing Date shall be delivered to Bidco or its designee(s) promptly upon demand by Bidco and held by Bidco in accordance with the terms of the Scheme of Arrangement (it being understood that no such delivery shall affect any legal right that a Scheme Shareholder may have to receive the Consideration), and thereafter such Scheme Shareholders shall be entitled to look only to Bidco for, and Bidco shall remain liable for, payment of their claims for the Consideration pursuant to the provisions of this Article III and the Scheme of Arrangement.

(e)             To the fullest extent permitted by applicable Law, none of Parent, Bidco, any DR Nominee, the Company, the Paying Agent, the Depositary (or the Custodian or their respective nominees) or any other Person acting as agent for, or otherwise at the direction of, any of the foregoing Persons, including any of their respective Affiliates, directors, officers or employees, will be liable to the Company, the Scheme Shareholders or any other Person in respect of the Consideration from the Payment Fund or any other cash or property delivered to a public official pursuant to any applicable abandoned property, escheat or similar applicable Laws.

(f)             If, between the date of this Agreement and the Effective Time, the outstanding Company Shares shall have been changed to, or exchanged for, a different number or class of shares or securities by reason of any stock dividend, bonus issue, scrip dividend, subdivision, reorganization, merger, consolidation, reclassification, redesignation, recapitalization, share split, reverse share split, combination or exchange of shares, or a stock or scrip dividend shall be declared with a record date within such period or any similar event shall have occurred (or if the number of Company Shares represented by each Company ADS shall have been changed pursuant to the Deposit Agreement), then the amount of the Consideration (or the Per ADS Cash Consideration) shall be appropriately adjusted to provide to Bidco and the Scheme Shareholders the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 3.1(f) shall be construed to permit the Company to take any action with respect to its securities that is prohibited by Section 7.1 or the other terms of this Agreement.

Section 3.2              Company Equity Awards.

(a)             Treatment of Company Equity Awards. Unless otherwise agreed by Parent and the applicable Company Equity Award holder, each Company Equity Award shall be treated as follows:

(i)             Depletion of the Company Equity Award Trust. Promptly following the date hereof, the Company shall take any and all actions that are necessary to request the trustee of the Company Equity Award Trust (the “EBT Trustee”) to, on the date of the sanction of the Scheme of Arrangement by the Court and no later than the Scheme Record Time, use all Company ADSs then held by the Company Equity Award Trust to settle some of the outstanding Company Equity Awards (the Company Equity Awards so settled, the “EBT Settled Company Equity Awards”) in the form of Company ADSs, without any action on the part of, and in full satisfaction of the rights with respect to such Company Equity Awards of, the applicable holders thereof. Each EBT Settled Company Equity Award shall become fully vested immediately prior to such settlement. The number of Company ADSs so payable with respect to each such EBT Settled Company Equity Award shall be equal to the cash amounts otherwise payable with respect to such EBT Settled Company Equity Award pursuant to Section 3.2(a)(i), Section 3.2(a)(iii) or Section 3.2(a)(iv) divided by the Per ADS Consideration. The Company shall take any and all actions that are necessary to request the EBT Trustee to so settle such EBT Settled Company Equity Awards in the following order until the Company Equity Award Trust has been depleted: (i) vested Company Options, (ii) unvested Company Options, (iii) Company RSU Awards, (iv) Company PRSU Awards that have been earned on or prior to the date of the sanction of the Scheme of Arrangement by the Court, which Company PRSU Awards shall be settled based on the actual level of achievement, (v) Company PRSU Awards that have not been earned on or prior to the date of the sanction of the Scheme of Arrangement by the Court and are not scheduled to be earned during the period of time between the date of the sanction of the Scheme of Arrangement by the Court and the Effective Time (the “Interim Time”), which Company PRSU Awards shall be settled by assuming achievement of the applicable performance level at 100% (or, solely for the performance quarter in which the Effective Time occurs, if greater, based on a good faith estimate by the Company of the actual performance through the end of the applicable performance quarter) and (vi) Company PRSU Awards that are scheduled to be earned during the Interim Time, which Company PRSU Awards shall be settled based on a good faith estimate by the Company of the actual performance through the end of the applicable performance quarter (or, if greater, achievement of the applicable performance level of 100%). For the avoidance of doubt, the level of achievement of the Company PRSU Stretch Portion shall be determined based on a good faith estimate by the Company of the actual performance as of the date of the sanction of the Scheme of Arrangement by the Court (and, for the performance quarter in which the Effective Time occurs, or any subsequent performance quarter, assuming achievement of the applicable performance level at 100% (or, solely for the performance quarter in which the Effective Time occurs, based on a good faith estimate by the Company of the actual performance through the end of such performance quarter, if greater than 100%).

(ii)             Company Options. Immediately prior to the Effective Time, each Company Option that is then outstanding and unexercised, to the extent unvested at such time, shall become fully vested and, as of the Effective Time, (A) each Company Option that has a per-Company ADS exercise price that is less than the Per ADS Consideration (each, an “In the Money Company Option”) shall, automatically and without any action on the part of the holder of such In the Money Company Option, be canceled and terminated and converted into the right to receive from the Company, in full satisfaction of the rights of such holder with respect thereto, an amount in cash (without interest) equal to the product of (1) the aggregate number of Company ADSs underlying such In the Money Company Option and (2) the excess, if any, of (x) an amount equal to the Per ADS Consideration over (y) the per-Company ADS exercise price of such In the Money Company Option (the “Company Option Consideration”) and (B) each such Company Option that is not an In the Money Company Option shall, automatically and without any action on the part of the holder of such Company Option, be canceled with no consideration payable in respect thereof.

(iii)            Company RSU Awards. Immediately prior to the Effective Time, each Company RSU Award that is then outstanding, to the extent unvested at such time, shall become fully vested and, as of the Effective Time, each Company RSU Award shall, automatically and without any action on the part of the holder of such Company RSU Award, be canceled and terminated and converted into the right to receive from the Company, in full satisfaction of the rights of such holder with respect thereto, an amount in cash (without interest) equal to the product of (A) the aggregate number of Company ADSs underlying such Company RSU Award and (B) the Per ADS Consideration (the “Company RSU Consideration”). Notwithstanding anything to the contrary contained in this Agreement, any payment of the Company RSU Consideration in respect of any Company RSU Award that, immediately prior to such cancellation, constitutes “nonqualified deferred compensation” subject to Section 409A of the Code shall not be made prior to the earliest date permitted under Section 409A of the Code.

(iv)            Company PRSU Awards. Immediately prior to the Effective Time, each Company PRSU Award that is then outstanding and earned on or prior to the Effective Time shall become fully vested (based on the actual earned amount), and each Company PRSU Award that is then outstanding and eligible to be earned for the performance quarter in which the Effective Time occurs, or any subsequent performance quarter, shall become earned and vested, calculated by assuming achievement of the applicable performance level at 100% (or, solely for the performance quarter in which the Effective Time occurs, based on a good faith estimate by the Company of the actual performance through the end of such performance quarter, if greater than 100%). For the avoidance of doubt, the level of achievement of the Company PRSU Stretch Portion shall be determined based on a good faith estimate by the Company of the actual performance as of the Closing Date (and, for the performance quarter in which the Effective Time occurs, or any subsequent performance quarter, assuming achievement of the applicable performance level at 100% (or, solely for the performance quarter in which the Effective Time occurs, based on a good faith estimate by the Company of the actual performance through the end of such performance quarter, if greater than 100%).) Any unearned Company PRSU Awards outstanding immediately prior to the Effective Time that were eligible to be earned in a performance quarter that was completed prior to the Effective Time shall not become earned and vested and shall be cancelled and terminated for no consideration as of the Effective Time. As of the Effective Time, each earned and vested Company PRSU Award shall, automatically and without any action on the part of the holder of such Company PRSU Award, be canceled and terminated and converted into the right to receive from the Company, in full satisfaction of the rights of such holder with respect thereto, an amount in cash (without interest) equal to the product of (A) the aggregate number of earned and vested Company ADSs underlying such Company PRSU Award, taking into account any earning and vesting that occurs pursuant to this Section 3.2(a)(iv) and (B) the Per ADS Consideration (the “Company PRSU Consideration”) and, together with the Company Option Consideration and the Company RSU Consideration, the “Company Equity Award Consideration”). Notwithstanding anything to the contrary contained in this Agreement, any payment of the Company PRSU Consideration in respect of any Company PRSU Award that, immediately prior to such cancellation, constitutes “nonqualified deferred compensation” subject to Section 409A of the Code shall not be made prior to the earliest date permitted under Section 409A of the Code.

(b)             Payment of Company Equity Award Consideration and Cash Amounts with respect to EBT Settled Company Equity Awards. The Company shall take any and all actions that are necessary to request that the EBT Trustee take such actions as are necessary, including giving an instruction to the Depositary, the Custodian or their respective nominees, to ensure that all amounts of ADS Consideration otherwise payable with respect to the EBT Settled Company Equity Awards (the “EBT Cash Amounts”) are paid to the Company, instead of the Company Equity Award Trust or the former holders of Company Equity Awards. On the Closing Date, Bidco shall pay by wire transfer of immediately available funds to the Company the amounts payable pursuant to Section 3.2(a)(ii), Section 3.2(a)(iii) or Section 3.2(a)(iv). The Company shall satisfy through its payroll systems all amounts payable pursuant to Section 3.2(a)(ii), Section 3.2(a)(iii) and Section 3.2(a)(iv) and the EBT Cash Amounts to the former holders of Company Equity Awards (subject to any applicable withholding Taxes pursuant to Section 3.3) as promptly as practicable (and in no event later than the next regularly scheduled payroll date at least five (5) Business Days) after the Effective Time.

(c)             At the Effective Time, the Company Equity Plan and all outstanding equity and equity-based awards granted thereunder shall terminate (other than with respect to the right to receive the payments set forth herein), and no further Company Shares, Company Equity Awards, equity interests or other rights with respect to Company Shares shall be granted under the Company Equity Plan. In the event that a Company Equity Award covers Company Shares instead of Company ADSs, the amounts described in this Section 3.2 shall be appropriately adjusted to reflect such condition and to provide to holders of such Company Equity Award the same economic effect as contemplated by this Agreement prior to such change.

(d)             Promptly following the date hereof and prior to the Effective Time, the Company and the Company Board (or if appropriate, any committee thereof) shall adopt appropriate resolutions and take all other actions necessary to effect the transactions described in this Section 3.2. Prior to the Effective Time, the Company shall cooperate with and reasonably assist Parent and Bidco to cause the depletion of the Company Equity Award Trust to settle certain Company Equity Awards on the date of sanction of the Scheme of Arrangement by the Court and the timely payment of the Company Equity Award Consideration required to be paid following the Effective Time to the holders of Company Equity Awards, including by providing all information reasonably requested by Parent in respect thereof. Parent, Company and Bidco shall cooperate regarding the form and terms of the communications to be made and dispatched to the holders of Company Equity Awards setting out the treatment of the Company Equity Awards in connection with the Transaction and the Scheme of Arrangement.

(e)             Parent and its Affiliates shall have no liability with respect to the Company Equity Awards, other than as described in this Section 3.2.

Section 3.3              Withholding Rights. Notwithstanding anything in this Agreement to the contrary, each of Bidco, Parent, any DR Nominee, the Paying Agent and any other Person (each, a “Payor”) shall be entitled to deduct and withhold from any amount payable pursuant to this Agreement or the Scheme of Arrangement (including the Consideration) any amount, if any, that such Payor is required to deduct and withhold with respect to the making of such payment under the Code, the Treasury Regulations promulgated thereunder, or any other applicable Tax Law; provided, however, that except for payments to current or former employees of the Company with respect to Company Options, Company PRSU Awards, Company RSU Awards or other compensatory payments, the applicable Payor shall notify the Company as soon as reasonably practicable upon becoming aware of any obligation to withhold Taxes pursuant to this Section 3.3. Each Payor shall reasonably cooperate with the Company and any applicable payee to obtain reduction of or relief from such deduction or withholding. To the extent that amounts are so deducted and withheld, such deducted and withheld amounts (a) shall be remitted to the applicable Tax Authority, if required by and in accordance with applicable Law, and (b) shall be treated for all purposes of this Agreement and the Scheme of Arrangement as having been paid to the Person in respect of which such deduction and withholding was made.

Section 3.4              Company and Parent Actions Prior to and at the Closing.

(a)             On or prior to the Closing, the Company shall procure that a meeting of the Company Board is held at which resolutions are passed, conditional upon the delivery of the Court Order to the Registrar of Companies in England and Wales (and effective as of the Effective Time), approving:

(i)             the resignation of such directors of the Company (and, if required by Parent, the Company secretary) as Parent shall determine from (A) the Company Board (or as Company secretary) and (B) the boards of directors of any of the Company’s Subsidiaries on which any such director also sits; and

(ii)            the appointment of such persons as Parent shall determine as the directors of the Company (and, if required by Parent, as Company secretary),

in each case, provided that Parent provides written notice to the Company identifying the persons who are to resign or be appointed not less than ten (10) Business Days prior to Closing.

(b)             On the Closing Date, the Company shall deliver to Parent a letter of resignation (in customary form) from each director or Company secretary who is to resign in accordance with Section 3.4(a)(i) (provided that the delivery thereof shall not be a condition to the Closing).

Section 3.5              Further Assurances. Subject to the terms and conditions of this Agreement and the Scheme of Arrangement, at any time before or after the Effective Time, Bidco, Parent and the Company shall each execute any further instruments, deeds, documents, conveyances, assignments or assurances and do all other things reasonably necessary or desirable to consummate the Transaction and to carry out the intent and purposes of this Agreement.

Article IV
IMPLEMENTATION OF THE SCHEME

Section 4.1              Responsibilities of the Company in Respect of the Scheme of Arrangement and Company Shareholder Meetings. The Company shall:

(a)             as promptly as practicable following the date hereof (with the Company using its reasonable best efforts to do so within twenty (20) Business Days after the date hereof, except to the extent the Company is unable to do so due to Bidco’s or Parent’s failure to comply with its obligations under Section 4.2), prepare and file with the SEC a proxy statement (with Parent’s reasonable cooperation) in preliminary form relating to the Company Shareholder Meetings, which shall, among other customary items, contain and set out the terms and conditions of the Scheme of Arrangement, the explanatory statement required by section 897 of the Companies Act and the notices convening the Scheme Meeting and the Company GM (such proxy statement, including any amendment or supplement thereto, the “Proxy Statement” and such matters within the Proxy Statement that relate to the Scheme of Arrangement, the “Scheme Document Annex”);

(b)             as soon as reasonably practicable following the date hereof (and in any event prior to the Court hearing at which an order will be sought in relation to the convening of the Scheme Meeting, except to the extent the Company is unable to do so due to Bidco’s or Parent’s failure to comply with its obligations under Section 4.2), prepare a draft of any other documentation which is to be filed, published or mailed in connection with the Scheme Document Annex (including the forms of proxy for use by the Company Shareholders at the Company GM and by the Scheme Shareholders at the Scheme Meeting (the “Forms of Proxy”)) (the “Ancillary Scheme Documentation”);

(c)             if it determines that it is required pursuant to applicable Law to file any document other than the Proxy Statement with the SEC in connection with the Transaction (such document, an “Other Required SEC Filing”), promptly prepare and file such Other Required SEC Filing;

(d)             use its reasonable best efforts to (i) cause the Proxy Statement (including the Scheme Document Annex), the Ancillary Scheme Documentation and any Other Required SEC Filing (and, in each case, any amendment or supplement thereto) (together, the “Transaction Documentation”) to comply in all material respects with applicable Law (including the Companies Act and any applicable rules and regulations of the SEC and NASDAQ), (ii) have the Proxy Statement (including the Scheme Document Annex) clear any SEC review and (iii) file with the SEC and cause the Proxy Statement (including the Scheme Document Annex) in definitive form and Forms of Proxy (together with any other Ancillary Scheme Documentation to be mailed) to be mailed to the Company Shareholders as promptly as reasonably practicable after the later of the SEC Proxy Clearance and approval by the Court for convening of the Scheme Meeting;

(e)             prior to filing, publishing or mailing any Transaction Documentation or responding to any requests or comments from or by the SEC or (to the extent practicable) the Court with respect thereto, consult with Parent as to the form and content of such Transaction Documentation, and, for such purpose, shall afford the Parent reasonably sufficient time to consider the Transaction Documentation and shall take into consideration in good faith all comments reasonably proposed by Parent, except to the extent that such consultation or consideration shall be required with respect to the disclosure regarding a Company Board Recommendation Change made in accordance with Section 7.3;

(f)              inform Parent promptly after it receives any oral or written request by the SEC or the Court for amendment of any of the Transaction Documentation or Court Documentation or comments thereon and responses thereto or requests by the SEC or the Court for additional information, and promptly provide Parent with copies of any written communication from the SEC or the Court or any state securities commission and use reasonable best efforts to respond as promptly as practicable to any comments, responses or requests by the SEC or the Court with respect to the Transaction Documentation and Court Documentation;

(g)             provide Parent with drafts of any further documents, witness statements, affidavits or evidence to be submitted to the Court in relation to the Scheme of Arrangement (the “Court Documentation”);

(h)             afford Parent reasonably sufficient time to consider all Court Documentation and take into consideration all comments reasonably proposed by Parent, other than comments regarding a Company Board Recommendation Change made in accordance with Section 7.3;

(i)              for the purpose of implementing the Scheme of Arrangement, instruct a King’s Counsel from Erskine Chambers;

(j)              as promptly as reasonably practicable, notify Parent of any matter of which it becomes aware that would reasonably be expected to prevent, materially delay or materially impair the filing, publication or mailing of any Transaction Documentation or Court Documentation;

(k)             as promptly as reasonably practicable, make all necessary applications to the Court in connection with the implementation of the Scheme of Arrangement (including applying to the Court seeking an order in relation to the convening of the Scheme Meeting and settling with the Court the Scheme Document, the Forms of Proxy (and, to the extent applicable, any other Transaction Documentation) and taking such other steps as may be required or desirable in connection with such application, in each case as promptly as reasonably practicable) and use its reasonable best efforts so as to ensure that such matters are dealt with as promptly as practicable in order to facilitate the dispatch of the relevant Transaction Documentation to Company Shareholders as soon as practicable following the date hereof;

(l)              procure the publication of any advertisements required by applicable Law and dispatch of the relevant Transaction Documentation to Company Shareholders on the register of members of the Company on the record date and time established by the Company (in accordance with applicable Law and, in respect of the Scheme Meeting, with the consent of the Court) as promptly as reasonably practicable after the direction of the Court to dispatch such documents has been obtained, and thereafter shall file, publish or mail such other documents and information as the Court may approve or direct from time to time in connection with the implementation of the Scheme of Arrangement in accordance with applicable Law (and the Company shall consult with Parent as with respect thereto and shall afford Parent reasonably sufficient time to consider such documents and information and shall take into consideration in good faith all comments reasonably proposed by Parent, except that no such consultation or consideration shall be required with respect to disclosure regarding a Company Board Recommendation Change made in accordance with Section 7.3) as promptly as reasonably practicable after the approval or direction of the Court to file, publish or mail such documents and information has been given;

(m)             unless the Company Board has effected a Company Board Recommendation Change in accordance with Section 7.3, procure that the Proxy Statement (and the Scheme Document Annex) includes the Company Board Recommendation;

(n)             include in the Proxy Statement (as part of the Scheme Document Annex) a notice convening the Company GM to be held immediately following the Scheme Meeting to consider and, if thought fit, approve the Company Shareholder Resolution;

(o)             establish a record date and time for and convene and hold the Scheme Meeting and the Company GM as soon as reasonably practicable following the date of this Agreement and such that, subject only to Section 4.2, the Scheme Meeting and Company GM are convened for the date that is as soon after the date of the dispatch of the relevant Transaction Documentation as is reasonably practicable and permissible under applicable Law and the Company Organizational Documents (and, in any event, no later than the date falling forty-five (45) calendar days after the dispatch of the Proxy Statement (including the Scheme Document Annex)), in each case subject to Section 4.1(r), and ensure that the Scheme Meeting and the Company GM are convened, held and conducted in compliance with this Agreement, the Company Organizational Documents and applicable Law (including, where relevant, the directions of the Court);

(p)             permit a reasonable number of Representatives of Bidco and Parent to attend and observe the Scheme Meeting and the Company GM and, unless the Court otherwise directs, to attend and observe each hearing of the Court;

(q)             keep Parent informed on a reasonably regular basis, during the period between the dispatch of the Transaction Documentation to the Company Shareholders and the date of the Company Shareholder Meetings, of the number of valid proxy votes received in respect of resolutions to be proposed at the Scheme Meeting and the Company GM (with the number of valid proxy votes for and against being separately identified in respect of each resolution), and in any event provide such number as soon as reasonably practicable following a request by Parent or its Representatives and, unless the Company Board has effected a Company Board Recommendation Change in accordance with Section 7.3, use reasonable best efforts to obtain the Company Shareholder Approvals and conduct any proxy solicitation exercise and undertake any other steps as may reasonably be requested by Parent or Bidco to assist in obtaining the Company Shareholder Approvals;

(r)             inform Parent as promptly as reasonably practical upon becoming aware of any changes to the Company’s register of members or any requests received by the Depositary or the Custodian for the delivery of Company Shares upon surrender of ADSs pursuant to Section 2.7 of the Deposit Agreement or otherwise;

(s)             except as required by applicable Law or the Court, not postpone or adjourn the Scheme Meeting or the Company GM; provided, however, that the Company may, without the consent of Parent and only in accordance with the Company Organizational Documents, applicable Law and, if relevant, the consent of the Court, and shall, at the request of Parent, in respect of sub-clauses (iii) and (iv) below, adjourn or postpone the Scheme Meeting or the Company GM (i) in the case of adjournment, if requested by the Company Shareholders (on a poll) to do so, provided that the adjournment resolution was not proposed, procured or instigated by or on behalf of the Company or any of its officers, directors, employees, agents or other Representatives acting on the Company’s behalf or at the Company’s direction, (ii) to the extent necessary to ensure that any required supplement or amendment to the Proxy Statement or Scheme Document Annex is provided to the Company Shareholders with such postponement or adjournment to extend for no longer than the period that the Company Board determines in good faith (after consulting with outside counsel) is advisable to give the Company Shareholders sufficient time to evaluate any such disclosure or information so provided or disseminated (provided that no such postponement or adjournment under this clause (ii) may be to a date that is after the tenth (10th) Business Day after the date of such disclosure or dissemination other than to the extent required by applicable Law), (iii) if, as of the time for which the Scheme Meeting or the Company GM is scheduled (as set forth in the Scheme Document Annex), there are insufficient Company Shares or Scheme Shares (as applicable) represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Scheme Meeting or the Company GM, but only until a meeting can be held at which there are a sufficient number of Company Shares or Scheme Shares (as applicable) represented to constitute a quorum, or (iv) to solicit additional proxies for the purpose of obtaining the Company Shareholder Approvals, but only until a meeting can be held at which there are sufficient number of votes of the Company Shareholders or Scheme Shareholders (as applicable) to obtain the relevant Company Shareholder Approvals (provided that no such postponement or adjournment pursuant to the foregoing clauses (iii) or (iv) may, without the consent of Parent, be for a period of more than ten (10) Business Days on any single occasion or, on any occasion, to a date after the earlier of (A) thirty (30) Business Days after the date on which the Scheme Meeting or the Company GM were originally scheduled, as applicable, and (B) fifteen (15) Business Days before the End Date; and provided further that the record date, once established, for the Scheme Meeting or the Company GM may not be changed without the prior written consent of Parent other than in the case of any automatic extension upon any postponement or adjournment as provided in the Scheme of Arrangement;

(t)             not propose any matters to be voted on at the Scheme Meeting or the Company GM other than the matters contemplated by this Agreement in connection with the Company Shareholder Approvals (and matters of procedure and matters required by or advisable under applicable Law to be voted on by the Company Shareholders in connection therewith);

(u)             not withdraw the Scheme of Arrangement or allow it to lapse without the prior written consent of Parent;

(v)             following the Company Shareholder Meetings, if the Company Shareholder Approvals have been obtained and all other conditions set forth in Article IX are satisfied or (to the extent permitted by applicable Law) waived (other than (i) those conditions that by their nature are to be satisfied at the Closing (but subject to those conditions being able to be satisfied or having been waived) and (ii) the condition set forth in Section 9.1(b)), take all necessary steps on the part of the Company, including to prepare and issue, serve and lodge all such court documents as are required, to seek the sanction of the Court to the Scheme of Arrangement as promptly as practicable thereafter; provided that the Company shall be permitted to make honest and complete disclosure to the Court at the hearing to sanction the Scheme of Arrangement as required by applicable Law;

(w)             give such undertakings as are required by the Court in connection with the Scheme of Arrangement;

(x)             promptly provide Parent with a copy of the resolution passed at the Scheme Meeting, the Company Shareholder Resolution passed at the Company GM and of each order of the Court (including the Court Order) once obtained, and use reasonable best efforts to deliver the Court Order to the Registrar of Companies in England and Wales on, or as promptly as practicable (and in any event within two (2) Business Days) after, the date that the condition set forth in Section 9.1(b) is satisfied;

(y)             to the extent not covered by the foregoing clauses (a) through (x) of this Section 4.1, use reasonable best efforts to cooperate fully and in good faith, and procure that its Subsidiaries and its and their respective Representatives cooperate in good faith, with Parent and Bidco and their respective Representatives in preparing the Transaction Documentation and Court Documentation, convening and holding the Company Shareholder Meetings and obtaining the sanction of the Court of the Scheme of Arrangement (including making such confirmations to the Court and otherwise engaging with the Court, and instructing its counsel to engage with the Court, in such manner as to obtain such sanction from the Court); provided that the Company shall be permitted to (i) make honest and complete disclosure to the Court at the hearing to sanction the Scheme of Arrangement as required by applicable Law or (ii) make a Company Board Recommendation Change in accordance with Section 7.3 as expeditiously as practicable; and

(z)             notwithstanding anything to the contrary in this Agreement, the obligations of the Company under this Section 4.1 shall continue in full force and effect following the Company Board Recommendation Change unless this Agreement is validly terminated in accordance with Article X or as expressly provided in clauses (a) through (x).

Section 4.2              Responsibilities of Bidco and Parent in Respect of the Scheme of Arrangement. Each of Bidco and Parent shall:

(a)             instruct counsel to appear on its behalf at the Court hearing to sanction the Scheme of Arrangement, and undertake to the Court to be bound by the terms of the Scheme of Arrangement insofar as it relates to Bidco or Parent (as applicable), it being understood, for the avoidance of doubt, that this shall not oblige Bidco or Parent to waive any of the conditions to Closing or treat them as satisfied;

(b)             subject to the terms of this Agreement, afford such cooperation and assistance, and procure that Parent and Bidco affords such cooperation and assistance, as may reasonably be requested by the Company in respect of the preparation and verification of any document required for the implementation of the Scheme of Arrangement or any other matter covered by Section 4.1, including the prompt and timely provision to the Company of such information and confirmations relating to it, its Subsidiaries and any of its or their respective directors or employees as the Company may reasonably request (including for the purposes of preparing the Transaction Documentation and the Court Documentation);

(c)             review and provide comments (if any) in a reasonably timely manner on all Transaction Documentation and Court Documentation submitted to it;

(d)             as soon as reasonably practicable, notify the Company of any matter of which it becomes aware which would reasonably be expected to prevent, materially delay or materially impair the filing, publication or mailing of any Transaction Documentation or Court Documentation; and

(e)             to the extent not covered by the foregoing clauses (a) through (d) of this Section 4.2, use reasonable best efforts to cooperate in good faith, and procure that its Subsidiaries and its and their respective Representatives cooperate in good faith, with the Company and its Representatives in preparing the Transaction Documentation and Court Documentation and convening and holding the Company Shareholder Meetings as expeditiously as reasonably practicable.

Section 4.3              Mutual Provisions in Relation to the Scheme of Arrangement and the Company Shareholder Meetings. If, at any time prior to the receipt of the Company Shareholder Approvals, the Company, Bidco or Parent discover that any of the Transaction Documentation contains any misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party that discovers such information shall promptly notify the other Parties, and, as promptly as reasonably practicable thereafter, the Company shall file with the SEC (if such discovery is made prior to the receipt of the Company Shareholder Approvals) and the Court, as applicable, any necessary amendment of, or supplement to, the Transaction Documentation, and convene any necessary Court hearings, and, to the extent required by applicable Law, disseminate the information contained in such amendment or supplement to the Company Shareholders.

Article V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except (a) as disclosed in the letter delivered by the Company to Parent on the date of this Agreement (the “Company Disclosure Letter”), or (b) as disclosed in any Company SEC Reports filed with or furnished to the SEC and publicly available prior to the date hereof (excluding any disclosure under the heading “Risk Factors” or “Forward-Looking Statements and Market Data” (and other disclosures to the extent predictive, cautionary or forward-looking in nature but, for the purpose of clarification, including and giving effect to any factual or historical statements included in any such statements)), the Company hereby represents and warrants to Parent and Bidco as follows:

Section 5.1              Organization and Qualification.

(a)             The Company is duly incorporated and, validly existing under the Laws of England and Wales. Each Subsidiary of the Company is duly organized, validly existing and (to the extent such concept is applicable) in good standing under the Laws of the jurisdiction of its incorporation or organization. Each of the Company and its Subsidiaries has all corporate power and authority to own, lease and operate its properties and conduct its business as currently conducted in all material respects. Each of the Company and its Subsidiaries is duly qualified and in good standing as a corporation or other entity authorized to do business (to the extent such concept is applicable) in each of the jurisdictions in which the character of the properties owned or held under lease by it or the nature or conduct of the business transacted by it makes such qualification necessary, except for such failures to be so qualified and in good standing that would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)             The Company has made available to Parent true, correct and complete copies of the Company Organizational Documents and the organizational documents of each of its Subsidiaries, in each case, as in effect as of the date of this Agreement. The Company is not in material violation of any provision of the Company Organizational Documents and the Company’s Subsidiaries are not in material violation of any provision of their respective organizational documents.

Section 5.2              Capitalization.

(a)             As of the close of business on July 7, 2025 (the “Capitalization Date”), (i) there were 703,189,462 Company Shares in issue (of which (A) none were held in treasury, (B) 701,483,032 Company Shares (represented by 87,685,379 Company ADSs) were deposited with the Depositary pursuant to the Deposit Agreement and (C) 13,652,568 Company Shares (represented by 1,706,571 Company ADSs) were held by the Company Equity Award Trust), (ii) Company Options to purchase 31,859,296 Company Shares (represented by 3,982,412 Company ADSs) were outstanding, (iii) 13,534,000 Company Shares (represented by 1,691,750 Company ADSs) were subject to issuance pursuant to outstanding Company RSU Awards (and there were no dividend equivalent payments with respect to Company RSU Awards that had been accumulated or retained by the Company until the vesting or settlement of such awards), (iv) 20,745,821 and 24,389,104 Company Shares (represented by 2,593,228 and 3,048,638 Company ADSs) were subject to outstanding PRSU Awards assuming target- and maximum-level performance, respectively (and there were no dividend equivalent payments with respect to Company PRSU Awards that had been accumulated or retained by the Company until the vesting or settlement of such awards) and (v) 34,525,731 additional Company Shares (represented by 4,315,716 Company ADSs) were reserved for future issuance pursuant to the Company Equity Plan. From the Capitalization Date to the execution of this Agreement, the Company has not issued any Company Shares, Company ADSs or other Company Securities, other than (x) Company ADSs under the Deposit Agreement in exchange for the deposit with the Depositary of Company Shares in issue as of the Capitalization Date as set forth in the preceding sentence, (y) Company Shares included in the amount specified in clause (i)(B) of the preceding sentence and delivered after the Capitalization Date upon the surrender and cancellation of Company ADSs pursuant to the Deposit Agreement or (z) Company ADSs issued pursuant to the exercise of Company Options or settlement of Company RSU Awards or Company PRSU Awards outstanding as of the Capitalization Date as set forth in the preceding sentence. Each Company ADS represents a beneficial ownership interest in eight (8) Company Shares, subject to the terms and conditions of the Deposit Agreement.

(b)             All outstanding Company Shares and Company ADSs have been, and all Company Shares and Company ADSs that may be issued prior to the Effective Time will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, are fully paid or credited as fully paid, non-assessable and free from any transfer restrictions (other than transfer restrictions arising under applicable securities Laws) and have not been and will not be issued in violation of any preemptive rights, rights of first refusal, subscription rights or similar rights of any Person. No Subsidiary of the Company owns any Company Shares or other Company Securities.

(c)             Section 5.2(c) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the close of business on the Capitalization Date, of each Company Equity Award, indicating as applicable, with respect to each Company Equity Award then outstanding, (i) the name (or employee identification number) of the holder of the Company Equity Award and such holder’s relationship to the Company, (ii) the type of Company Equity Award, (iii) the number of Company ADSs subject to such Company Equity Award (for performance-based vesting awards at both target- and maximum-level of performance), (iv) the grant date for such Company Equity Award, (v) the exercise or purchase price (on a per-Company ADS basis) of such Company Equity Award, (vi) the expiration date of such Company Equity Award (as applicable), (vii) the vesting schedule for such Company Equity Award, including the terms of any acceleration thereof, and (viii) with respect to each Company Option, whether such Company Option is intended to be treated as an “incentive stock option” pursuant to Section 422 of the Code or as an enterprise management incentive option. All Company Equity Awards have been granted under the Company Equity Plan. As of the date of this Agreement, other than the outstanding Company Equity Awards, there are no outstanding rights of any person to receive Company Shares or Company ADSs under the Company Equity Plan or otherwise, on a deferred basis or otherwise. Each Company Equity Award has been granted in compliance in all material respects with all applicable Laws or exemptions therefrom and all requirements set forth in the Company Equity Plan and applicable award agreements. The per-Company ADS exercise price of each Company Option is not less than the fair market value (within the meaning of Section 409A of the Code) of a Company ADS on the date of grant of such Company Option and all such Company Options are exempt from Section 409A of the Code.

(d)             Except for (i) the Company Shares, the Company ADSs and the Company Equity Awards and (ii) as set forth on Section 5.3 of the Company Disclosure Letter, there are no (A) shares in the share capital or other equity securities of, or other ownership interest in, the Company or any of its Subsidiaries, including American depositary shares, (B) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares in the share capital or other equity securities of, or other ownership interests in, the Company or any of its Subsidiaries, (C) warrants, calls, options or other rights to acquire from the Company or its Subsidiaries, or other obligations of the Company or its Subsidiaries to issue, any shares in the share capital or other equity securities of, or other ownership interests in, or securities convertible into or exchangeable for, shares in the share capital or other equity securities of, or other ownership interests in the Company or any of its Subsidiaries, (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued by or with the approval of the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any share capital or other equity securities of, or other ownership interests in, the Company or any of its Subsidiaries (the items in clauses (A) through (D), with respect to any Person being referred to herein as the “Equity Securities” of such Person and with respect to the Company or its Subsidiaries, being referred to herein as “Company Securities”).

(e)             There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of the Company have the right to vote. There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Shares or other Company Securities (other than pursuant to the exercise or settlement of Company Equity Awards, or the forfeiture of, or withholding of Taxes with respect to, Company Share Options). There are no accrued and unpaid dividends with respect to any Company Securities. Neither the Company nor any of its Subsidiaries is a party to any agreement with respect to the voting of any Company Shares or other Company Securities other than the Deposit Agreement. The Company is in compliance in all material respects with the Deposit Agreement. The Company has made available to Parent a true and complete copy of the Deposit Agreement.

Section 5.3              Subsidiaries. Section 5.3 of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date of this Agreement, of each Subsidiary of the Company, together with (i) the jurisdiction of incorporation, formation or organization, as the case may be, of each Subsidiary of the Company, and (ii) the type and percentage of Equity Securities held, directly or indirectly, by the Company in such Subsidiary. All of the Equity Securities of each of the Company’s Subsidiaries are owned of record and beneficially, directly or indirectly, by the Company, free and clear of all Liens (other than restrictions on transfer under applicable securities Laws). Such Equity Securities have been duly authorized and validly issued, are fully paid or credited as fully paid, non-assessable and free from any transfer restrictions (other than transfer restrictions arising under applicable securities Laws) and have not been issued in violation of any preemptive rights, rights of first refusal, subscription rights or similar rights of any Person. Except with respect to the Subsidiaries set forth on Section 5.3 of the Company Disclosure Letter, the Company does not own, directly or indirectly, any Equity Securities of, or ownership interests in, any Person.

Section 5.4              Corporate Power; Enforceability. The Company has all requisite corporate power and authority to execute and deliver this Agreement and the Voting and Support Agreement, to perform its covenants and obligations hereunder and thereunder and, with respect to the Transaction, subject to obtaining the Company Shareholder Approvals and the Court Order, to implement the Scheme of Arrangement and consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement and the Voting and Support Agreement, the performance by the Company of its covenants and obligations hereunder and thereunder and, subject to obtaining the Company Shareholder Approvals and the Court Order, the implementation of the Scheme of Arrangement and the consummation by the Company of the transactions contemplated hereby and thereby have been duly and validly authorized by all necessary corporate action on the part of the Company. Except for obtaining the Company Shareholder Approvals and the filing of the Court Order with the Registrar of Companies of England and Wales, no additional corporate proceedings or actions on the part of the Company are necessary to authorize the execution and delivery by the Company of this Agreement and the Voting and Support Agreement, the implementation of the Scheme of Arrangement, the performance by the Company of its covenants and obligations hereunder and thereunder or the consummation of the transactions contemplated hereby and thereby. This Agreement and the Voting and Support Agreement have been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the counterparties thereto, constitute, and the Scheme of Arrangement will constitute (subject to it becoming effective in accordance with its terms), a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (a) may be limited by applicable bankruptcy, insolvency, reorganization, moratorium and other similar Laws affecting or relating to creditors’ rights generally and (b) is subject to general principles of equity (collectively, the “Enforceability Exceptions”).

Section 5.5              Company Board Approval. The Company Board, at a meeting duly called and held at which all of the directors of the Company were present, duly and unanimously resolved (a) that this Agreement, the Voting and Support Agreement, the Scheme of Arrangement and the transactions contemplated hereby and thereby (including the Transaction), are in the best interests of the Company and would promote the success of the Company for the benefit of the Company’s Shareholders as a whole, (b) that this Agreement, the Voting and Support Agreement, the Scheme of Arrangement and the transactions contemplated hereby and thereby (including the Transaction) and the performance by the Company of its covenants and obligations contained in this Agreement, the Voting and Support Agreement and the Scheme of Arrangement, and the consummation of the transactions contemplated hereby and thereby (including the Transaction) upon the terms and subject to the conditions contained herein and therein, be and are approved and (c) to recommend to the Company Shareholders the approval of the Scheme of Arrangement at the Scheme Meeting and the passing of the Shareholder Resolution at the Company GM (the matters described in clauses (a) through (c), the “Company Board Recommendation”), which resolutions, except to the extent expressly permitted by Section 7.3, have not been rescinded, modified or withdrawn in any way.

Section 5.6              Company Shareholder Approvals.

(a)             The Company Shareholder Approvals are the only votes of the Company’s Shareholders or the holders of any Company Securities necessary in connection with this Agreement and the Scheme of Arrangement and the consummation by the Company of the transactions contemplated by this Agreement and the Scheme of Arrangement (including the Transaction).

(b)             Assuming the accuracy of the representations and warranties set forth in Section 6.9 and that neither Purchaser, Bidco nor any of their respective Affiliates has any direct or indirect legal or beneficial interest in any Company Shares or Company ADSs (other than pursuant to the Voting and Support Agreement), to the Knowledge of the Company the Company Shareholders form a single class of members for the purposes of the approval of the Scheme of Arrangement required by section 899(1) of the Companies Act.

Section 5.7              Consents and Approvals. The execution, delivery and performance by the Company of this Agreement and the Voting and Support Agreement, the implementation of the Scheme of Arrangement and the consummation by the Company of the transactions contemplated hereby and thereby (including the Transaction) require no action by or in respect of, Consents of, or filings with, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act, (b) compliance with any applicable Antitrust Laws of any non-U.S. jurisdictions, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws or pursuant to the rules of the NASDAQ, (d) compliance with any applicable requirements of the Companies Act, (e) the sanction of the Scheme of Arrangement by the Court and (f) any other actions, Consents or filings the absence of which (i) has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or the Voting and Support Agreement or to consummate the Transaction.

Section 5.8              Non-contravention. Assuming compliance with the matters referred to in Section 5.7 and receipt of the Company Shareholder Approvals and the Court Order, the execution, delivery and performance by the Company of this Agreement and the Voting and Support Agreement, the implementation of the Scheme of Arrangement and the consummation of the transactions contemplated hereby and thereby (including the Transaction) do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the Company Organizational Documents, (b) contravene, conflict with or result in any violation or breach of any provision of any applicable Law or Order, (c) require any Consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration of any obligation or loss of a material benefit under, to which the Company or any of its Subsidiaries is entitled under, any provision of any Contract or Permit of the Company or any of its Subsidiaries or (d) result in the creation or imposition of any Lien (other than Permitted Liens) on any assets or property of the Company or any of its Subsidiaries, except, in the case of clauses (b) through (d), as (i) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect and (ii) would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or the Voting and Support Agreement or to consummate the Transaction.

Section 5.9              Reports; Financial Statements and UK Company Filings.

(a)             Since the Lookback Date, the Company has timely filed or furnished all reports, schedules, forms, statements and other documents required to be filed or furnished by it with the SEC (as amended or supplemented since the time of filing, the “Company SEC Reports”), all of which have complied as of their respective filing dates or, if amended, supplemented or superseded by a later filed Company SEC Report prior to the date of this Agreement, as of the date of such report, in all material respects with all applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act. No executive officer of the Company has failed in any respect to make the certifications required of him or her under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to any Company SEC Report. As of their respective dates (to the extent that information contained in such Company SEC Report has been amended or supplemented by a later filed Company SEC Report prior to the date of this Agreement, as of the date of such amendment or supplement) none of the Company SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation is made as to the accuracy of any financial projections or forward-looking statements or the completeness of any information filed or furnished by the Company to the SEC solely for the purposes of complying with Regulation FD promulgated under the Exchange Act. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to the Company SEC Reports.

(b)             The audited and unaudited consolidated financial statements, including the related notes and schedules thereto, of the Company included (or incorporated by reference) in the Company SEC Reports (i) complied as to form in all material respects with the applicable accounting requirements and the applicable published rules and regulations of the SEC with respect thereto in effect at the time of such filing, (ii) have been prepared in accordance with GAAP (except as may be described in the notes to such financial statements or, in the case of unaudited interim financial statements, as may be permitted by the SEC on Form 10-Q or any successor form under the Exchange Act) applied on a consistent basis throughout the periods involved and (iii) fairly present in all material respects the consolidated financial position of the Company as of their respective dates, and the consolidated results of operations, cash flows and shareholders’ equity of the Company for the periods presented therein (subject, in the case of the unaudited financial statements, to the absence of footnotes and normal year-end audit adjustments). There are no off-balance sheet arrangements of any type required to be disclosed pursuant to Item 303(a)(4) of Regulation S-K promulgated under the Securities Act that have not been so described in the Company SEC Reports.

(c)             The Company maintains, and at all times since the Lookback Date, has maintained, a system of internal control over financial reporting (as defined in Rules 13a-15(f) and 15d-15(f) under the Exchange Act) that is designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Company, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and that receipts and expenditures are being made only in accordance with authorizations of management and the Company Board and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Company that could have a material effect on the financial statements. The Company’s management has completed an assessment of the effectiveness of the Company’s system of internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the fiscal year ended December 31, 2024, and, except as set forth in the Company SEC Reports filed prior to the date of this Agreement, that assessment concluded that those controls were effective. Since the Lookback Date, neither the Company, nor, to the Knowledge of the Company, the Company’s auditors or the audit committee of the Company Board has identified or been made aware of (A) any significant deficiencies or material weaknesses in the design or operation of its internal control over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since the Lookback Date, any material change in internal control over financial reporting required by Law to be disclosed in any Company SEC Report has been so disclosed.

(d)             The Company maintains and since the Lookback Date, has maintained “disclosure controls and procedures” as defined in and required by Rules 13a-15(e) or 15d-15(e) under the Exchange Act that are reasonably designed to ensure that all information required to be disclosed in the Company’s reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to enable the principal executive officer of the Company and the principal financial officer of the Company to make the certifications required under the Exchange Act with respect to such reports. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(e)             Since the Lookback Date, all returns, resolutions and other documents required under the Companies Act to be delivered by or on behalf of the Company to the Registrar of Companies in England and Wales have, in all material respects, been prepared and delivered in accordance with applicable requirements.

Section 5.10            No Undisclosed Liabilities. Other than as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries do not have any Liabilities, except for (a) liabilities disclosed on the Company Balance Sheet, (b) liabilities incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (c) performance obligations on the part of the Company and its Subsidiaries pursuant to the terms of any Material Contract (other than liabilities or obligations due to breaches thereunder) and (d) liabilities arising out of or in connection with this Agreement and the transactions contemplated hereby.

Section 5.11            Absence of Certain Changes.

(a)             Since December 31, 2024 through the date of this Agreement, the Company has not suffered a Company Material Adverse Effect that is continuing.

(b)             Since the Balance Sheet Date through the date of this Agreement, the Company and its Subsidiaries have conducted their businesses in the ordinary course of business in all material respects and in a manner consistent with past practice in all material respects, except for the negotiation, execution, delivery and performance of this Agreement and (ii) there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time, would require Parent’s consent under Section 7.1(xi), (xii), (xv), (xvi), (xvii), (xix), (xxii), (xxiv), (xxviii) and, to the extent related to the foregoing, (xxix).

Section 5.12            Proxy Statement and Scheme Document Annex. The Proxy Statement (including the Scheme Document Annex) when filed with the SEC, at the time of any amendment of or supplement thereto, at the time of any publication, distribution or dissemination thereof, at the time made available to the Court, at the time made available to Company Shareholders (including holders of ADSs) and at the time of the Company Shareholder Meetings, will comply as to form in all material respects with the applicable requirements of the Exchange Act, the Companies Act and all other applicable Laws and will not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading; provided, however, that no representation or warranty is made by the Company with respect to information supplied by or on behalf of Parent or Bidco or any of their Representatives.

Section 5.13            Brokers; Certain Expenses. Except as set forth in Section 5.13 of the Company Disclosure Letter, no broker, finder, investment banker, financial advisor or other Person is entitled to any brokerage, finder’s, financial advisor’s, transaction, “success” or other similar fee or commission in connection with this Agreement, the Scheme of Arrangement or the transactions contemplated hereby or thereby based upon agreements made by or on behalf of the Company (each, a “Broker Fee”). Section 5.13 of the Company Disclosure Letter sets forth a true, correct and complete list of all Broker Fees payable by the Company or any of its Subsidiaries in connection with this Agreement, the Scheme of Arrangement, the Transaction or the other transactions contemplated hereby or thereby. The Company has made available to Parent a true, correct and complete copy of any engagement letter or other Contract pursuant to which Broker Fees will be triggered in connection with the execution of this Agreement or Scheme of Arrangement or the consummation of the Transaction or the other transactions contemplated hereby or thereby.

Section 5.14            Company Benefit Plans.

(a)             Section 5.14(a) of the Company Disclosure Letter sets forth a complete list as of the date of this Agreement of each material Company Benefit Plan, other than any Company Benefit Plan that is an employment offer letter or individual independent contractor or consultant agreement that is substantially similar to the form of such employment offer letter or individual independent contractor or consultant agreement, in each case, that has been made available to Parent and that is terminable upon no more than ninety (90) days’ notice without further Liability (or such other period provided by applicable law) and does not provide any retention, change in control or severance payments or benefits.

(b)             With respect to each material Company Benefit Plan, the Company has made available to Parent true, correct and complete copies of the following (as applicable) on or prior to the date of this Agreement: (i) the plan document, including all amendments thereto or, with respect to any unwritten plan, a summary of all material terms thereof (provided, however, that, in the case of a Company Benefit Plan that is a standard agreement entered into by the Company or any of its Subsidiaries with employees on an individual basis, the Company has made available to Parent its standard form and all individual agreements that materially deviate from such form), (ii) the summary plan description along with all summaries of material modifications thereto, (iii) all related trust instruments or other funding-related documents, (iv) the most recent annual report on Form 5500, (v) the most recent financial statements and actuarial or other valuation reports, (vi) a copy of all material, non-routine correspondence with any Governmental Authority relating to a Company Benefit Plan received or sent within the last three (3) years and (vii) the most recent determination, notification or opinion letter, if any, received with respect to any applicable Company Benefit Plan from the applicable Tax Authority.

(c)             Each Company Benefit Plan that is intended to meet the requirements to be qualified under Section 401(a) of the Code or Schedule 5 to the UK Income Tax (Earnings and Pensions) Act 2003) is the subject of a favorable determination letter or is covered by a favorable opinion letter or equivalent authorization from the applicable Tax Authority on which the Company or the applicable Subsidiary is entitled to rely, or is appropriately registered with the applicable Tax Authority (as applicable) as to its qualification, authorization or registration, and, to the Knowledge of the Company, no event has occurred and no condition, fact or circumstance exists, that would reasonably be expected to cause the loss of such qualification. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect each Company Benefit Plan (and any related trust or other funding vehicle) has been administered and maintained in accordance with its terms and the requirements of the applicable provisions of the Code, ERISA, and other applicable Law. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, for each Company Benefit Plan, all contributions, premiums and payments that have become due through the date hereof have been made within the time periods prescribed by the terms of such plan and applicable Law.

(d)             Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, with respect to each Company Benefit Plan, there are no Legal Proceedings pending or, to the Knowledge of the Company, threatened, other than routine claims for benefits.

(e)             Neither the Company nor any of its Subsidiaries has engaged in any non-exempt prohibited transaction (under applicable Laws), and, to the Company’s Knowledge, no such prohibited transaction has occurred with respect to any Company Benefit Plan, in either case, that would reasonably be expected to result in material liability to Parent, the Company, any of its Subsidiaries or any current or former Company Service Provider.

(f)             No Company Benefit Plan is, and none of the Company, any of its Subsidiaries or any of their respective ERISA Affiliates has at any time within the last six (6) years sponsored or contributed to, or had any Liability or obligation in respect of, a plan that is or was at any relevant time (i) subject to Title IV of ERISA or Section 412 of the Code, (ii) a “multiemployer plan” within the meaning of Section 3(37) of ERISA, (iii) a “multiple employer plan” as described in Section 413(c) of the Code or Section 4063 or 4064 of ERISA or (iv) a “multiple employer welfare arrangement” within the meaning of Section 3(40) of ERISA. No Company Benefit Plan is currently funded by, or has within the past six (6) years been funded by, a “voluntary employees’ beneficiary association” within the meaning of Section 501(c)(9) of the Code. None of the Company Benefit Plans obligates the Company or any of its Subsidiaries to provide a current or former Company Service Provider (or any spouse or dependent thereof) any life insurance or medical or health benefits after his or her termination of employment or service with the Company or any of its Subsidiaries, other than as required under Part 6 of Subtitle B of Title I of ERISA, Section 4980B of the Code or any other applicable Law at the sole expense of the individual.

(g)             Each Company Benefit Plan that is a “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated and maintained in compliance in all material respects with Section 409A of the Code. No Company Service Provider is contractually entitled to receive any gross-up or additional tax indemnification payment from the Company in connection with the Tax required by Section 409A or Section 4999 of the Code.

(h)             None of the execution and delivery of this Agreement or any of the other Transaction Documentation or Court Documentation, the Court Order or the consummation of the transactions contemplated hereby or thereby (alone or in conjunction with any other event, including any termination of employment on or following the Closing) will (i) entitle any current or former Company Service Provider to any compensation or benefit, (ii) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits for any current or former Company Service Provider under any Company Benefit Plan, (iii) result in any breach or violation of or default under or limit Parent’s, the Company’s or any of its Subsidiaries’ right to amend, modify or terminate any Company Benefit Plan, or (iv) result in the payment of any “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).

Section 5.15            Employment and Labor Matters.

(a)             Neither the Company nor any of its Subsidiaries is or has ever been a party to or otherwise bound by any collective bargaining agreement or other agreement with a labor union, works council or other employee representative body, nor is any such Contract being presently negotiated by the Company or any of its Subsidiaries. No current or former Company Service Providers are or have been, with respect to their work for the Company or any of its Subsidiaries, represented by a labor union, works council or other employee representative body, and to the Company’s Knowledge, there is no representation campaign or certification process with respect to any of the employees of the Company or any of its Subsidiaries. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries has, since the Lookback Date, experienced any picketing, strike, concerted slowdown, work stoppage, lockout or material grievance, claim of unfair labor practices or other collective bargaining dispute, and to the Knowledge of the Company, no picketing, strike, concerted slowdown, work stoppage, lockout or material grievance, claim of unfair labor practices or other collective bargaining dispute is threatened.

(b)             Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, the Company and its Subsidiaries are, and since the Lookback Date have been, in compliance with all agreements with employee representatives and terms and conditions of employment or engagement and all Laws relating to discrimination, hours of work, the payment of wages or overtime wages, hiring, background checks, pay equity, collective bargaining and labor relations, classification of independent contractors and employees, equal opportunity, document retention, notice, plant closing and mass layoff, collective redundancy, health and safety, employment eligibility verification, immigration, child labor, harassment, retaliation, accommodations, disability rights or benefits, affirmative action, workers’ compensation, unemployment insurance, employment and reemployment rights of members of the uniformed services, secondment, employee leave issues and the payment of social security and other Taxes, and are not liable for any arrears of wages, other compensation or benefits, or any Taxes or penalties for failure to comply with any of the foregoing, in each case with respect to any current or former Company Service Providers.

(c)             There has been no “mass layoff” or “plant closing” (as defined in the Worker Adjustment and Retraining Notification Act and any similar foreign, state, provincial or local “mass layoff” or “plant closing” Law) with respect to the Company or any of its Subsidiaries since the Lookback Date for which there is any unsatisfied liability.

(d)             To the Knowledge of the Company, no Company Service Provider who is an executive officer is a party to, or is otherwise bound by, any agreement, including any confidentiality or non-competition agreement, that in any material way prohibits, adversely affects or restricts the performance of such Company Service Provider’s duties as presently conducted.

(e)             To the Knowledge of the Company, in the last three years, no allegations of sexual or other unlawful harassment or discrimination have been made against any current or former Company Service Provider who is at a level of senior vice president or above and neither the Company nor any of its Subsidiaries has entered into any settlement agreements regarding the foregoing.

(f)             No employee of the Company or any of its Subsidiaries with an annual base salary in excess of $200,000 has informed the Company or any of its Subsidiaries (whether orally (to the Knowledge of the Company) or in writing) of any plan to terminate employment with the Company or the applicable Subsidiary.

Section 5.16            Litigation. There is no Legal Proceeding or governmental or administrative investigation, audit, inquiry or similar action, pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, any of their respective properties or assets, or any director, officer or employee of the Company or any of its Subsidiaries in such individual’s capacity as such that, individually or in the aggregate, would reasonably be expected to (a) have a Company Material Adverse Effect or (b) prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or to consummate the Transaction; provided that to the extent any such representations or warranties in the foregoing clause (b) pertain to Legal Proceedings that relate to the execution, delivery, performance or consummation of this Agreement or the Scheme of Arrangement or any of the transactions contemplated hereby or thereby, such representations and warranties are made only as of the date hereof. There is no Order outstanding against the Company or any of its Subsidiaries, any of their respective properties or assets, or any director, officer or employee of the Company or any of its Subsidiaries in such individual’s capacity as such that, individually or in the aggregate, would reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or the Scheme of Arrangement or to consummate the transactions contemplated hereby or thereunder; provided that to the extent any such representations or warranties in the foregoing clause (y) pertain to Orders that relate to the execution, delivery, performance or consummation of this Agreement or the Scheme of Arrangement or any of the transactions contemplated hereby or thereby, such representations and warranties are made only as of the date hereof.

Section 5.17            Tax Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)             (i) The Company and its Subsidiaries have timely filed all Tax Returns required to be filed (taking into account any extensions of time within which to file such Tax Returns) and (ii) all such Tax Returns are complete and accurate in all respects. The Company and its Subsidiaries, as applicable, have paid all Taxes reflected as due and owing on such Tax Returns.

(b)             (i) There are no pending or, to the Knowledge of the Company, threatened audits, examinations, assessments or other proceedings in respect of Taxes of the Company or its Subsidiaries and (ii) neither the Company nor its Subsidiaries has received written notice of any audits or proceedings.

(c)             Neither the Company nor its Subsidiaries has received written notice of any claim from a Tax Authority in a jurisdiction where the Company or any of its Subsidiaries does not file a particular Tax Return that indicates that the Company or its Subsidiaries are or may be subject to Tax in such jurisdiction.

(d)             The Company and its Subsidiaries have withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor or shareholder.

(e)             Neither the Company nor its Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intended to qualify for Tax-free treatment under Section 355 of the Code within the past two (2) years.

(f)              The Company is not and has never been a “controlled foreign corporation” as defined in Section 957 of the Code. To the Knowledge of the Company, it does not have and has never had any shareholder that is a “United States shareholder” within the meaning of Section 951(b) of the Code.

(g)             No Liens for Taxes exist with respect to any assets or properties of the Company or its Subsidiaries, except for Permitted Liens.

(h)             The Company and each of its Subsidiaries are treated as corporations for U.S. federal income tax purposes.

(i)              Neither the Company nor its Subsidiaries has been a party to a “listed transaction,” as set forth in Treasury Regulations Section 1.6011-4(b)(2) or any comparable provision of state, local or foreign Tax Law.

(j)              All documents to which the Company or its Subsidiaries are a party and under which the Company or its Subsidiaries have any rights or that form part of the Company’s or its Subsidiaries’ title to any asset have been duly stamped and any applicable stamp or any other transfer, registration or documentary Tax in respect of such documents has been paid and no Tax remains to be paid in respect of any such documents that are outside the United Kingdom and have yet to be brought into the United Kingdom.

(k)             The Company and its Subsidiaries have at all times materially complied with all applicable Tax Laws regarding transfer pricing, including the execution and maintenance of all documentation required pursuant to applicable Tax Laws to substantiate the transfer pricing practices and methodology of the Company and its Subsidiaries.

Section 5.18            Compliance with Law; Permits. Except in each case as would not, individually or in the aggregate, reasonably be expected to (x) have a Company Material Adverse Effect or (y) prevent, materially delay or materially impair the ability of the Company to perform its obligations under this Agreement or the Scheme of Arrangement or to consummate the transactions contemplated hereby or thereby, (a) since the Lookback Date, the Company and its Subsidiaries have been in compliance with, and neither the Company nor any of its Subsidiaries since the Lookback Date, have been in conflict with, in default with respect to or in violation of, any Laws applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected, (b) the Company and its Subsidiaries have all Permits required to conduct their businesses as currently conducted and such Permits are valid and in full force and effect, (c) neither the Company nor any of its Subsidiaries has since the Lookback Date received any notice from any Governmental Authority threatening to revoke or suspend any such Permit and (d) the Company and its Subsidiaries are in compliance with the terms of such Permits.

Section 5.19            Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect:

(a)             the Company and its Subsidiaries are, and at all times since the Lookback Date, have been, in compliance with all applicable Environmental Laws;

(b)             the Company and its Subsidiaries hold, and are in compliance with, all Permits required under Environmental Laws to operate their business, including at the Leased Real Property, as presently conducted;

(c)             there is no Legal Proceeding or Order relating to or arising under Environmental Laws that is pending or, to the Knowledge of the Company, threatened against or affecting the Company or its Subsidiaries or any real property currently operated or leased by the Company or its Subsidiaries that remains open or unresolved;

(d)             the Company and its Subsidiaries have not since the Lookback Date received any written notice of or entered into or assumed (by Contract or operation of Law or otherwise), any Liability relating to or arising under Environmental Laws; and

(e)             since the Lookback Date, there have been no Releases of Hazardous Substances on properties currently (or, to the Knowledge of the Company, formerly) owned, operated or leased by the Company or its Subsidiaries that would reasonably be expected to form the basis of any Liability, Legal Proceeding or Order relating to or arising under Environmental Laws involving the Company or its Subsidiaries.

Section 5.20            Intellectual Property.

(a)             Section 5.20(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, of all (i) Company Registered Intellectual Property Rights and, with respect to the patents and trademarks contained in the Company Registered Intellectual Property Rights, the name of the current owner(s) (or if different, record owner(s)), the applicable jurisdictions, the applicable filing, registration, issuance and grant dates, and the application or registration numbers, and (ii) material unregistered Trademarks and material custom or proprietary software included in the Company Intellectual Property Rights. All Company Registered Intellectual Property Rights that have been issued or that have completed registration are valid, enforceable and subsisting and all Company Registered Intellectual Property Rights that are the subjects of pending applications for registration, issuance or grant are subsisting.

(b)             (i) The Company is the sole and exclusive owner of all Owned Company Intellectual Property, (ii) all Company Intellectual Property Rights are free and clear of any Liens other than Permitted Liens and (iii) the Company Intellectual Property Rights and Intellectual Property Rights used pursuant to Incidental Contracts, taken together, constitute all of the Intellectual Property that is used in or necessary to operate and conduct the business of the Company and any of its Subsidiaries as such business is currently operated and conducted and, to the Knowledge of the Company, as such business is currently contemplated to be operated and conducted.

(c)             Each Person who is or was an employee, consultant, agent, contractor or service provider of the Company of any of its Subsidiaries, and who is or was involved in the creation or development of any material Owned Company Intellectual Property has executed a valid agreement containing a present tense assignment to the Company of such employee’s, consultant’s, agent’s, contractor’s or service provider’s rights to such Owned Company Intellectual Property. To the Knowledge of the Company, there has not been any breach of any agreement described in the immediately preceding sentence by any employees, consultants, agents, contractors or service providers of the Company or any of its Subsidiaries. No former or current employees, consultants, agents, contractors or service providers of the Company or any of its Subsidiaries have made any written claims or asserted in writing any ownership rights with respect to any of the Company Intellectual Property Rights.

(d)             None of the Company Intellectual Property Rights has been or currently is the subject of any pending or threatened (in writing) Legal Proceeding (excluding, for the avoidance of doubt, office actions received in the ordinary course of prosecuting any patent applications including, with respect to patents, inventorship challenges, post-grant review proceedings, inter partes review proceedings, derivation proceedings, interferences, reexaminations, oppositions and pre- and post-grant oppositions, and, with respect to Trademarks, invalidity, nullity, opposition, cancellation, concurrent use, reexamination, expungement or similar Legal Proceeding). None of the Company Intellectual Property Rights, have been or currently are the subject of any judgement or order (i) restricting the Company or its Subsidiaries’ rights in, to or under such Company Intellectual Property Right or (ii) regarding the validity, enforceability, use, right to use, ownership, registration, right to register, priority, duration, scope or effectiveness of any such Owned Company Intellectual Property or Licensed Company Intellectual Property or triggering any additional payment obligations with respect to any such Company Intellectual Property.

(e)             Neither the Company nor its Subsidiaries has received any written notice from any third party (including any unsolicited written offer to license such third party’s Intellectual Property Rights or any request for indemnification), and, to the Knowledge of Company, there is no other assertion or claim from any third party, that the operation of the business of Company and its Subsidiaries as such business has been conducted, as it currently is being conducted, or as it currently is contemplated to be conducted as evidenced by the books and records of the Company, infringe or misappropriate the Intellectual Property Rights of any third party. The conduct of the business of the Company and its Subsidiaries as such business has been conducted, as it currently is being conducted or as it currently is contemplated to be conducted, has not infringed or misappropriated, does not presently infringe or misappropriate and, to the Knowledge of the Company, will not infringe upon or misappropriate the valid and enforceable Intellectual Property Rights of any third party.

(f)             The Company and its Subsidiaries have taken commercially reasonable measures to protect, preserve, and maintain the confidentiality of all material Know-How and other material confidential and non-public data included within the Company Intellectual Property Rights, and to the Knowledge of the Company, such material Know-How and other material confidential and non-public data included in the Company Intellectual Property Rights have not been disclosed to any Person except pursuant to written non-disclosure agreements.

(g)             To the Knowledge of the Company, no third party is currently infringing, misappropriating or violating any material Company Intellectual Property Rights, nor, to the Knowledge of the Company, has any third party previously infringed, misappropriated, or violated any material Company Intellectual Property Rights.

(h)             Neither the Company nor any of its Subsidiaries is currently a party to any proceeding challenging the validity, enforceability or ownership of any third party Intellectual Property Rights or asserting that the operation of the business of any third party, or any third party products, technology or services, infringes or misappropriates any Company Intellectual Property Rights.

(i)              The Company and its Subsidiaries have complied with any and all obligations pursuant to the Patent and Trademark Law Amendments Act, 35 U.S.C. §200 et seq., or other similar obligations under the Laws of any jurisdiction, including with respect to any patents that are part of the Company Intellectual Property Rights. No funding of any Governmental Authority or institution of higher learning was used in the development, in whole or in part, of any Owned Company Intellectual Property, and to the Knowledge of the Company, no such funding was used in the development, in whole or in part, of any Licensed Company Intellectual Property.

(j)              Neither the Company nor its Subsidiaries have received any written opinions from counsel with respect to the validity, invalidity, enforceability, unenforceability, non-infringement or infringement of any Company Intellectual Property Rights.

(k)             All material issuance, renewal, maintenance and other necessary payments that have become due with respect to any Owned Company Intellectual Property and, to the Knowledge of the Company, with respect to any Licensed Company Intellectual Property, in each case, have been paid in full by their respective due dates.

(l)              None of the execution and delivery of this Agreement, the consummation of the transactions contemplated by this Agreement, or the performance by the Company of its obligations hereunder conflicts or will conflict with, or impairs or will impair any of the Company’s or any of its Subsidiaries’ rights in, to and under any Owned Company Intellectual Property or, to the Knowledge of the Company, any Licensed Company Intellectual Property, or the validity, enforceability, ownership or right to use any such Company Intellectual Property Right.

(m)             Except as set forth in Section 5.20(m) of the Company Disclosure Letter, neither the Company nor any of its Subsidiaries has entered into any Contract granting another Person, or permitting another Person to retain, with respect to any (i) Owned Company Intellectual Property or (ii) Licensed Company Intellectual Property, the right (1) to bring any infringement, misappropriation or other enforcement actions with respect to, or otherwise to enforce, any such Company Intellectual Property Rights, (2) to defend any claim of infringement, misappropriation or other violation arising from the practice or other exploitation of any such Company Intellectual Property Rights (or pursuant to which the Company expressly agrees to indemnify any Person against any such claim) or (3) to control the prosecution of any such Company Intellectual Property Rights.

(n)             To the Knowledge of the Company, the Company has made available to Parent true, correct and complete copies of all notebooks, records, analyses and notes in its possession that have been requested by Parent and that are material to the validity, enforceability, patentability, or scope of any patents included within the material Owned Company Intellectual Property.

Section 5.21            Data Privacy and Security.

(a)             Since the Lookback Date, (i) the IT Systems have not suffered any material failures or malfunctions, (ii) the Company and its Subsidiaries have implemented commercially reasonable administrative, physical, and technical safeguards designed to protect the integrity, security and confidentiality of Personal Information, Company Data, and the IT Systems, as well as commercially reasonable actions to protect the continuous operation, redundancy, backup, and availability of the IT Systems, and (iii) to the Knowledge of the Company, the IT Systems operate and perform as required by the Company and its Subsidiaries in connection with the conduct of their respective businesses and (iv) to the Knowledge of the Company, are free from bugs and other defects and do not contain any “virus”, “worm”, “spyware”, “ransomware” or other malicious software. Since the Lookback Date, there have been no material unauthorized intrusions or breaches of the security of the IT Systems, and no material theft, loss, or unauthorized access or acquisition of Personal Information or material Company Data. The Company and its Subsidiaries maintain a documented information security program that meets Data Protection Requirements in all material respects.

(b)             The Company and its Subsidiaries are, and since the Lookback Date have been, in compliance with applicable Data Protection Requirements, except for any noncompliance that would not reasonably be expected to be material to the Company or its Subsidiaries. The Company and its Subsidiaries have provided adequate notice and obtained any necessary consents, or contractually required vendors or service providers of the Company or any of its Subsidiaries to provide adequate notice and obtain any necessary consents, from persons required for the processing of Personal Information, in each case to the extent required by Data Protection Requirements, except where the failure to do so would not reasonably be expected to be material to the Company or its Subsidiaries. The Company and its Subsidiaries have in place, and since the Lookback Date have complied with, written and externally published policies and procedures concerning the privacy and security of Personal Information and Company Data, except for any noncompliance that would not reasonably be expected to be material to the Company or its Subsidiaries. Since the Lookback Date, there have been no breaches, violations, outages or unauthorized uses of or accesses to Personal Information or Company Data maintained by the Company or its Subsidiaries, except as would not reasonably be expected to be material to the Company or its Subsidiaries. Since the Lookback Date until the date hereof, neither the Company nor its Subsidiaries have received any written communication or claim from any Governmental Authority or Person that alleges that the Company or its Subsidiaries are not in compliance with any Data Protection Requirements, except as would not reasonably be expected to be material to the Company, and no such claim is pending. The Transaction and the execution, delivery, and performance of this Agreement will not cause, constitute, or result in a breach or violation of any applicable Data Protection Requirements, except as would not reasonably be expected to be material to the Company or its Subsidiaries. The Company is not a “covered entity” or “business associate” as those terms are defined in 45 C.F.R. § 160.103.

Section 5.22            Real Property.

(a)             The Company and its Subsidiaries do not own, and have never owned, any real property.

(b)             Section 5.22(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all real property leased, subleased, licensed, occupied or otherwise used by the Company or any of its Subsidiaries (the “Leased Real Property”), including the addresses of all Leased Real Property. The Company has heretofore made available to Parent true, correct and complete copies of all material leases, subleases, licenses, occupancy agreements and other agreements under which the Company or any of its Subsidiaries uses or occupies or has the right to use or occupy, now or in the future, any real property (including all material modifications, amendments, supplements, guarantees, waivers, subordination or similar agreements, estoppels and side letters thereto) (the “Real Property Leases”).

(c)             There are no subleases, licenses, occupancy agreements, consents, assignments, purchase agreements or other contracts granting to any Person the right to use or occupy the Leased Real property, and no other Person is in possession of the Leased Real Property other than the Company or its Subsidiaries.

(d)             Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Real Property Lease is valid and binding on the Company and its Subsidiaries, as applicable, and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, (ii) all rent and other sums and charges payable by the Company or any of its Subsidiaries as the tenant thereunder are current and the Company and its Subsidiaries have performed all material obligations required to be performed by them to date under each such Real Property Lease, (iii) no termination event or condition or uncured default of a material nature on the part of the Company or its Subsidiaries or, to the Knowledge of the Company, the landlord thereunder, exists under any Real Property Lease, and the Company and its Subsidiaries have not given or received written notice of termination, cancellation, breach or default under any Real Property Lease, (iv) the Company and its Subsidiaries have a good and valid leasehold interest in each parcel of real property leased by it free and clear of all Liens, except Permitted Liens, (v) the buildings and improvements on the Leased Real Property for which the Company and its Subsidiaries are responsible are in good operating condition and repair, ordinary wear and tear excepted, and free of any material defect, and are adequate in all material respects for the purposes for which they are currently being used by the Company and its Subsidiaries and (vi) the Company and its Subsidiaries have not received written notice of any pending, and to the Knowledge of the Company, there is no threatened, condemnation with respect to any property leased pursuant to any of the Real Property Leases.

(e)             There are no outstanding options, rights of first offer or rights of first refusal in favor of any other party to purchase or lease the Leased Real Property or any portion thereof or interest therein.

Section 5.23            Material Contracts.

(a)             Section 5.23(a) of the Company Disclosure Letter sets forth a true, correct and complete list, as of the date hereof, and the Company has made available to Parent and Bidco (or Parent’s outside counsel) true, correct and complete (subject to any necessary redactions of privileged or competitively sensitive information) copies of, each Contract (other than Company Benefit Plans), which is in effect as of the date hereof (or pursuant to which the Company or its Subsidiaries has any continuing material obligations thereunder) and under which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets are bound that:

(i)             would be required to be filed by the Company as a “material contract” pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act or disclosed by the Company on the Company’s Annual Report on Form 10-K for the year ended December 31, 2024 or any Company SEC filings filed after the date of filing on such Form 10-K until the date of this Agreement;

(ii)            involves, by its terms, aggregate payments by the Company or its Subsidiaries or aggregate payments payable to the Company or its Subsidiaries under such Contract of more than $500,000 in the most recent fiscal year ended December 31, 2024 or in any single fiscal year thereafter (other than Contracts with professional service providers);

(iii)           (A) contains covenants that limit in any material respect the freedom of the Company or any of its Subsidiaries to compete or engage in any line of business or in any geographic area, (B) restricts the right of the Company or any of its Subsidiaries to use the Company Intellectual Property Rights (C) contains any “most favored nation”, “right of first offer”, “right of first access”, “right of first look”, “right of first negotiation”, or “right of first refusal” or similar rights or (D) contains any exclusivity obligations or similar restrictions;

(iv)           involves any severance, termination or similar payment to any current or former Company Service Provider pursuant to which the Company or its Subsidiaries may be obligated to make any retention bonus or similar payment to any current or former Company Service Provider;

(v)            provides for indemnification (or reimbursement or advancement of legal fees or expenses, other than advances for reimbursable ordinary course business expenses or advances of expenses to directors and employees pursuant to the Company Organizational Documents or existing indemnification agreements) of any current or former director, officer or employee of the Company or its Subsidiaries;

(vi)           provides for or governs the formation, creation, investment in, operation, management or control of any partnership, joint venture, strategic alliance, collaboration or material research or development project or similar arrangement;

(vii)          is a Real Property Lease;

(viii)         provides for the grant by any third party to the Company or any of its Subsidiaries of any license, sublicense, right, interest or option with respect to any Intellectual Property Rights that are material to the business of the Company or its Subsidiaries or applicable to any Company Product or field of use, other than Incidental Contracts;

(ix)            provides for the grant by the Company or any of its Subsidiaries to any third party of any license, sublicense, right, interest or option with respect to any Company Intellectual Property Rights, other than Incidental Contracts;

(x)             (A) governs the terms of any current ongoing clinical Research Program (including the generation or collection of data from any current ongoing clinical Research Program) or (B) specifically provides for the generation of clinical data in connection with any Company Product or current ongoing clinical Research Program or the generation of non-clinical or pre-clinical data outside of the ordinary course of business, in each case of (A) and (B), other than Contracts entered into in the ordinary course of business solely for the conduct of clinical trials substantially consistent with the form agreement made available to Parent;

(xi)            involves the provision by any third party of research or development services to the Company or any Subsidiary with respect to Company Products or relates to distribution, sale, importation, exportation, marketing partnership or co-promotion activities with respect to any Company Product;

(xii)           involves (A) the disposition, directly or indirectly, of any material assets or business of the Company or its Subsidiaries or (B) the acquisition, directly or indirectly (by merger or otherwise), of a business, capital stock or other Equity Securities of another Person or material assets of another Person;

(xiii)          involves the manufacture or supply of any Company Product, including any active pharmaceutical ingredient or other material component of such Company Product, by or for the Company or any Subsidiary, including any “take or pay” agreement that provides for minimum supply or minimum purchase obligations by the Company or any Subsidiary;

(xiv)         contains continuing obligations involving (A) “earnout”, “milestone” or other similar contingent payments, including upon the achievement of regulatory or commercial milestones, (B) payment of royalties or other amounts calculated based upon sales, revenue, income or other similar measure of the Company or any Company Product or (C) any deferred payments for the purchase of any properties, assets or services;

(xv)          obligates the Company or any of its Subsidiaries to make any capital contribution, loan or similar expenditure;

(xvi)         is a Contract with (A) a Governmental Authority or (B) any academic institution, other than Contracts with academic institutions entered into in the ordinary course of business solely for the conduct of clinical trials;

(xvii)         requires the Company or any of its Subsidiaries (or, following the Closing, Parent or any of its Affiliates) to use commercially reasonable, diligent (or similar) efforts related to research, development, regulatory approval, commercialization, sales or marketing of any Company Product;

(xviii)       relates to indebtedness for borrowed money or the granting of Liens over material assets or properties of the Company and its Subsidiaries (other than Permitted Liens);

(xix)          involves the settlement or compromise of any pending or threatened Legal Proceeding; or

(xx)           limits the freedom or right of the Company or its Subsidiaries to solicit or hire any employees or other service providers, other than commercial arrangements entered into in the ordinary course of business, provided that any limitations or restrictions set forth therein contain customary carveouts and are not material to the Company and its Subsidiaries.

Each Contract of the type described in clauses (i) through (xx) above, whether entered prior to, on or after the date hereof, other than a Company Benefit Plan, is referred to herein as a “Material Contract”.

(b)             Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (i) each Material Contract is valid and binding on the Company and its Subsidiaries, as applicable and, to the Knowledge of the Company, each other party thereto, and is in full force and effect, subject to the Enforceability Exceptions, and (ii) the Company and its Subsidiaries have complied with all obligations required to be performed or complied with by it under each Material Contract, (iii) there is no default under any Material Contract by the Company or its Subsidiaries, or, to the Knowledge of the Company, by any other party thereto and (iv) to the Knowledge of the Company, neither the Company nor any of its Subsidiaries has received any written notice from any third party to any Material Contract that such party intends to terminate such Material Contract for any default or alleged default thereunder.

Section 5.24            Regulatory Compliance.

(a)             The Company, its Subsidiaries, their Representatives, and, to the Knowledge of the Company, any third party contractors acting on its or their behalf (when acting in such capacity), are and, since the Lookback Date, have been, in material compliance with all applicable Health Care Laws.

(b)             Since the Lookback Date, all applications, notifications, submissions, information, claims, reports and data utilized by the Company or its Subsidiaries as the basis for, or submitted by or on behalf of the Company or its Subsidiaries in connection with, any and all (i) government price reports, including those associated with the Medicaid Drug Rebate Program (42 U.S.C. § 1396r-8), Medicare Part B Average Sales Price reporting (42 U.S.C. § 1395w–3a), the 340B Program (42 U.S.C. § 256b) and the Department of Veterans Affairs Drug Price reporting program (38 U.S.C. § 8126) and (ii) requests for the Company Permits, when submitted to the applicable Governmental Authority, were true and correct in all material respects as of the date of submission (or were corrected by subsequent submission), and any material updates, changes, corrections, modifications or restatements to such government price reports, applications, notifications, submissions, information, claims, reports and data required under applicable Laws, including Health Care Laws, have been submitted to the relevant Governmental Authority.

(c)             Since the Lookback Date, the Company or its Subsidiaries has not received any notification of any pending or, to the Knowledge of the Company, threatened, claim, suit, proceeding, hearing, enforcement, audit, investigation or arbitration from any Governmental Authority, including the DOJ, CMS, HRSA, VA, FDA, or any private party seeking to assert a claim on behalf of any Governmental Authority, alleging non-compliance by, or Liability of, the Company or its Subsidiaries under any applicable Health Care Laws.

(d)             Since the Lookback Date, none of the Company, its Subsidiaries or, to the Knowledge of the Company, their Representatives or any third parties that provide services for or on behalf of the Company with respect to any Company Product, (i) is or has been convicted of any criminal offense relating to the delivery of an item or service under any Federal Health Care Program, (ii) is or has been excluded, suspended or debarred from participation in any Federal Health Care Program or state health care program, (iii) is or has had a civil monetary penalty assessed against it, him or her under 42 U.S.C. §1320a-7a, (iv) is or has been listed on the list of parties excluded from federal procurement programs and non-procurement programs as maintained in the Government Services Administration’s System for Award Management or other federal agencies, (v) has received written notice that it is the target of any investigation relating to any Federal Health Care Program-related offense, (vi) has engaged in any activity that is in violation of, or is cause for civil penalties, debarment, or mandatory or permissive exclusion under federal or state Laws or (vii) is or has been subject to debarment under 21 U.S.C. § 335a or any similar Law.

(e)             The Company and its Subsidiaries hold and have held at all times since the Lookback Date all material Permits of all Governmental Authorities required under the applicable Health Care Laws, necessary for the lawful operation of the businesses of the Company and its Subsidiaries as currently conducted or as have been conducted since the Lookback Date (the “Company Permits”), and all such Company Permits necessary for the operation of the businesses as currently conducted are valid and in full force and effect. Since the Lookback Date, there has not occurred any material violation of or default (with or without notice or lapse of time or both) by the Company or any Subsidiary under any Company Permit. The Company and each of its Subsidiaries are in compliance in all material respects with the terms of all such Company Permits required for the operation of the businesses as currently conducted. The Transactions contemplated by this Agreement, in and of themselves, will not cause the revocation or cancellation of any Company Permit pursuant to the terms of any such Company Permit.

(f)             Since the Lookback Date, the manufacture of Company Products by or on behalf of the Company and its Subsidiaries has been and is in material compliance with all applicable Health Care Laws. Since the Lookback Date, none of the Company, any of its Subsidiaries, or, to the Knowledge of the Company, any contract manufacturers, packagers, repackagers, labelers, third-party logistic providers, distributors, contract research organizations, contract laboratories, clinical investigators, Review Boards or other third parties for services or activities related to any Company Product, has received, with respect to such parties’ activities with respect to such Company Product, any (i) Form FDA-483, inspectional observations or written notice of adverse findings or violations, (ii) warning letters, (iii) untitled letters, (iv) requirements to make changes to the Company Products or manufacturing processes or procedures, advertising or promotional claims or activities related to any Company Product or (v) other similar written notice from the FDA or any other Governmental Authorities alleging or asserting noncompliance with any applicable Health Care Laws or the Company Permits with respect to any Company Product. To the Knowledge of the Company, no event, including an adverse event, product complaint, recall, field alert report or safety report, has occurred since the Lookback Date which would reasonably be expected to lead to any claim, suit, proceeding, investigation, enforcement, for-cause inspection, recall, market withdrawal or other comparable action by any Governmental Authority any Form FDA 483, warning letter, untitled letter, other notice of inspectional observations, material adverse findings, or material violations, or requirement to make material changes to the Company Products or the manner in which the Company Products are researched, tested, manufactured, distributed, promoted, advertised or marketed.

(g)             Since the Lookback Date, all studies, tests and preclinical and clinical trials conducted by or on behalf of the Company or its Subsidiaries have been and are being conducted in material compliance with applicable Health Care Laws. Since the Lookback Date, the Company and its Subsidiaries have not received any notice from any Review Board, the FDA or any other Governmental Authority, recommending or requiring the termination, suspension or material adverse modification (including any full or partial clinical hold threatened or issued by FDA) of any ongoing or planned clinical trials conducted by, or on behalf of, the Company or its Subsidiaries. Since the Lookback Date, to the Knowledge of the Company, there have been no adverse events with respect to any Company Product that under applicable Laws should have been reported by the Company or a Subsidiary of the Company, but were not reported, to the FDA or other Governmental Authorities or Review Board.

(h)             To the extent required by applicable Laws, since the Lookback Date, all clinical trials conducted by or on behalf of the Company or any of its Subsidiaries and the results of all such clinical trials have been registered and disclosed in all material respects in accordance with such applicable Laws, including 42 U.S.C. § 282(j) and 42 C.F.R. Part 11.

(i)              The Company has made available to Parent and its advisors true, correct and complete copies of the following materials in the possession of the Company or any of its Subsidiaries as of the date of this Agreement: (i) New Drug Applications and Investigational New Drug Applications, including any supplements, (ii) all material correspondence to or from the FDA and any other Governmental Authority, in each case in this clause (ii) held by the Company or any of its Subsidiaries concerning (A) any Company Product, (B) the Company’s and its Subsidiaries’ compliance with applicable Laws regarding the Company Products, including all documents related to inspections by any Governmental Authority or (C) the likelihood or timing of, or requirements for, regulatory approval of any Company Product and (iii) all material information requested by Parent concerning the safety, efficacy, side effects, toxicity or manufacturing quality and controls of the Company Products, including all material information relating to adverse drug experiences, events, or reactions, other safety information or product complaints and all material manufacturing and analytical reports, field alert reports and non-clinical study reports related to any Company Product. The Company has a complete documentary record of submissions, correspondence, contacts and consultations with the applicable Governmental Authorities except as has not been, and would not reasonably be expected to be, individually or in the aggregate, result in a Company Material Adverse Effect.

(j)              Since the Lookback Date, neither the Company, nor its Subsidiaries nor to the Knowledge of the Company any of their Representatives or any of their respective contractors, suppliers or agents (in each case, when acting in such capacity) have committed any act, made any statement or failed to make any statement that would reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy with respect to “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” or other similar Laws. Neither the Company, nor any of its Subsidiaries, nor, to the Knowledge of the Company, any of their Representatives, contractors, suppliers, or agents is or, since the Lookback Date, has been subject to any kind of consent decree, individual integrity agreement, deferred prosecution agreement, or other similar form of agreement with any Governmental Authority or convicted of any crime or engaged in any conduct that in any case, has resulted, or would reasonably be expected to result, in debarment under applicable Law, including, 21 U.S.C. § 335a. No claims, actions, proceedings or investigations that would reasonably be expected to result in such a debarment or exclusion are pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries or any of their Representatives, contractors, suppliers, agents or other entities or individuals performing research or work on behalf of the Company or any of its Subsidiaries.

(k)             Since the Lookback Date, the Company and its Subsidiaries have not either voluntarily or involuntarily, initiated, conducted or issued, or caused to be initiated, conducted or issued, any material recall, replacement, safety alert, warning, investigator notice, or other similar notice or action relating to an alleged lack of safety or efficacy or material regulatory compliance of any Company Product.

(l)             Neither the Company nor any of its Subsidiaries is a party to any corporate integrity agreements, monitoring agreements, consent decrees, deferred prosecution agreements, settlement orders or similar Orders with or imposed by any Governmental Authority, and to the Knowledge of the Company, no such Order is currently contemplated, proposed or pending.

(m)             The Company and its Subsidiaries have an operational healthcare compliance program that: (i) governs all employees and contractors, (ii) is consistent with the current U.S. Federal Sentencing Guidelines standards for effective compliance programs and the seven elements set forth by the Office of the Inspector General of the Department of Health and Human Services, (iii) reflects the Pharmaceutical Research and Manufacturers of America Code on Interactions with Healthcare Professionals, (iv) addresses compliance with federal and state Laws regulating, or requiring the disclosure to a federal or state agency of, interactions between pharmaceutical manufacturers or related entities and healthcare providers or other individuals and entities associated with the healthcare industry and (v) complies with the government price reporting requirements of the Medicaid Drug Rebate Program, (42 U.S.C. § 1396r-8), Medicare Part B Average Sales Price reporting (42 U.S.C. § 1395w–3a), the 340B Program (42 U.S.C. § 256b) and the Department of Veterans Affairs Drug Price reporting program (38 U.S.C. § 8126). The Company and its Subsidiaries further operate in material compliance with such healthcare compliance program.

Section 5.25            Insurance. Section 5.23 of the Company Disclosure Letter sets forth a true, correct and complete list of all currently effective material insurance policies issued in favor of the Company or any of its Subsidiaries. With respect to each such insurance policy, except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the policy is in full force and effect and all premiums due thereon have been paid, (b) neither the Company nor any of its Subsidiaries is in breach or default, and neither the Company nor any of its Subsidiaries has taken any action or failed to take any action which, with notice or the lapse of time or both, would constitute such a breach or default, or permit termination or modification of, any such policy, (c) to the Knowledge of the Company, no insurer on any such policy has been declared insolvent by a court or insurance regulator of competent and applicable jurisdiction or placed in receivership, conservatorship or liquidation, and no notice of cancellation or termination has been received with respect to any such policy and (d) as of the date hereof, there are no pending claims under any such policy as to which coverage has been questioned, denied or disputed by the underwriters thereof.

Section 5.26            Certain Payments. Since January 1, 2020, neither the Company nor any of its Subsidiaries, nor any of its or their directors, officers or employees in their respective capacities, nor to the Knowledge of the Company, any of their respective representatives, agents, intermediaries, or any other third parties acting on behalf of the Company or any of its Subsidiaries (a) has used or is using any corporate funds for any illegal contributions, gifts, entertainment or other unlawful expenses to influence political activity, (b) has used or is using any corporate funds for any direct or indirect unlawful payments to any foreign or domestic government officials or employees, (c) has violated or is violating any Anti-Corruption Laws, (d) has established or maintained, or is maintaining, any unlawful fund of corporate monies or other properties or (e) has made any unlawful rebate, unlawful payoff, unlawful influence payment, unlawful payment intended to induce the purchase or referral of healthcare services or other unlawful payment of any nature. The Company and its Subsidiaries have instituted and maintain policies and procedures reasonably designed to promote and achieve compliance with Anti-Corruption Laws.

Section 5.27            Sanctions and Export Controls. Neither the Company nor any of its Subsidiaries, nor any of its or their directors, officers or employees in their respective capacities nor, to the Knowledge of the Company, any of its or their respective agents acting on behalf of the Company or any of its Subsidiaries (a) is a Sanctioned Party, or (b) has, since January 1, 2020, engaged in any dealings or transactions with or involving any Sanctioned Party or Sanctioned Territory in violation of applicable Sanctions or otherwise in breach of Sanctions. Neither the Company nor any of its Subsidiaries has made any export, re-export, or transfer, directly or indirectly, in violation of Export Controls.

Section 5.28            Related Party Transactions. No current director, officer or employee of the Company or any of its Subsidiaries (a) has outstanding indebtedness to the Company or (b) is otherwise a party to, or directly or indirectly benefits from, any Contract, arrangement or understanding with the Company (other than a Plan) of a type that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act.

Section 5.29            Opinion of Financial Advisor of the Company. The Company Board (or a committee thereof) has received an oral opinion (to be confirmed by delivery of a written opinion) from Centerview Partners to the effect that, as of the date of such opinion, and based upon and subject to the various assumptions made, procedures followed, matters considered and limitations on the review undertaken in preparing such opinion as set forth therein, the Consideration to be paid to the Company Shareholders (other than as set forth in such opinions) pursuant to this Agreement is fair, from a financial point of view, to such holders. A written copy of each such opinion shall be delivered promptly to Parent after the date of this Agreement for informational purposes only.

Section 5.30            Antitakeover Statutes and United Kingdom Takeover Code. There are no “moratorium,” “control share acquisition,” “fair price,” “supermajority,” “affiliate transactions,” or “business combination statute or regulation” or other similar statute or other anti-takeover Laws (“Anti-Takeover Laws”) applicable to the Transaction or any other transactions contemplated by this Agreement or the Scheme of Arrangement. The United Kingdom City Code on Takeovers and Mergers does not apply to the Company, the Transaction or any other transactions contemplated by this Agreement or the Scheme of Arrangement and none of the Company, the Transaction or any other transactions contemplated by this Agreement or the Scheme of Arrangement is subject to the jurisdiction of the United Kingdom Panel on Takeovers and Mergers.

Section 5.31            No Other Representations or Warranties. Except for the express written representations and warranties made by the Company contained in this Article V and in the certificate to be delivered by the Company pursuant to Section 9.2(d), neither the Company, its Subsidiaries nor any of its or their Representatives or other Person on behalf of the Company makes any express or implied representation or warranty with respect to the Company or any of its Affiliates, or the Company’s business, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to Parent or Bidco in connection with the transactions contemplated hereby, and Parent and Bidco expressly disclaim reliance. The Company acknowledges and agrees (on behalf of itself, and its Affiliates, direct or indirect stockholders, partners, managers, or other equity or security holders of the Company or any Affiliate thereof or any Representative of any of the foregoing (collectively, the “Company Related Parties”)) that, except for the representations and warranties of Parent and Bidco expressly set forth in Article VI or the certificate to be delivered by Parent and Bidco pursuant to Section 9.3(c), none of Parent or Bidco (or its and their respective Affiliates, each of the direct and indirect stockholders, partners, managers or other equity or security holders of Parent, Bidco or any of their respective Affiliates and any Representative of any of the foregoing (collectively, the “Parent Related Parties”)), or any other Person makes, or has made, any representations or warranties relating to Parent or Bidco or its or their business or any other matter in connection with the entry into this Agreement, the Transaction and the other transactions contemplated hereby, and no Company Related Party is relying or has relied on any representation or warranty of any Parent Related Party or any other Person except for the representations and warranties of Parent and Bidco expressly set forth in Article VI and the certificate to be delivered by Parent and Bidco pursuant to Section 9.3(c).

Article VI
REPRESENTATIONS AND WARRANTIES OF PARENT AND BIDCO

Parent and Bidco hereby represent and warrant to the Company as follows:

Section 6.1              Organization and Qualification. Each of Parent and Bidco is duly organized, validly existing and (to the extent such concept is applicable) in good standing under the Laws of the jurisdiction of its incorporation or organization, with all requisite power and authority to own its properties and conduct its business as currently conducted, except for such failures to be in good standing or have such power that would not, individually or in the aggregate, reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Bidco to perform its obligations under this Agreement or to consummate the Transaction. All of the issued and outstanding capital stock of Bidco is owned directly or indirectly by Parent. Both Parent and Bidco are in compliance with the provisions of their respective certificates of incorporation and bylaws (or other similar governing documents).

Section 6.2              Authority. Each of Parent and Bidco has the requisite limited liability company power and authority to execute and deliver this Agreement, the implementation of the Scheme of Arrangement, to perform their respective covenants and obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement by Parent and Bidco and the performance by Parent and Bidco of their respective covenants and obligations hereunder and the consummation of the transactions contemplated hereby have been duly and validly authorized by all necessary limited liability company actions on the part of Parent and Bidco and no additional limited liability company proceedings or action on the part of Parent or Bidco are necessary to authorize the execution and delivery by Parent and Bidco of this Agreement, the performance by Parent and Bidco of their respective covenants and obligations hereunder or the consummation by Parent and Bidco of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Parent and Bidco and, assuming the due authorization, execution and delivery by the Company, constitutes a legal, valid and binding agreement of each of Parent and Bidco, enforceable against each of Parent and Bidco in accordance with its terms, subject to the Enforceability Exceptions. No vote of Parent’s stockholders is necessary to approve this Agreement or any of the transactions contemplated hereby.

Section 6.3              Proxy Statement and Scheme Document Annex. None of the information provided or to be provided in writing by or on behalf of Parent or Bidco or any of their Representatives for inclusion or incorporation by reference in the Proxy Statement (including the Scheme Document Annex) will contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

Section 6.4              Consents and Approvals; No Violation. The execution, delivery and performance by Bidco and Parent of this Agreement and the consummation by Parent and Bidco of the transactions contemplated hereby require no action by or in respect of, Consents of, or filings with, any Governmental Authority other than (a) compliance with any applicable requirements of the HSR Act, (b) compliance with any Antitrust Laws of any non-U.S. jurisdictions, (c) compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable U.S. state or federal securities laws or pursuant to the rules of NASDAQ, (d) compliance with the Companies Act, (e) the sanction of the Scheme of Arrangement by the Court and (f) any other actions, Consents or filings the absence of which would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Bidco or Parent to perform its obligations under this Agreement or to consummate the Transaction.

Section 6.5              Non-contravention. Assuming compliance with the matters referred to in Section 6.4 and the sanction of the Scheme of Arrangement by the Court, the execution, delivery and performance by Bidco and Parent of this Agreement and the consummation by Bidco and Parent of the transactions contemplated hereby do not and will not (a) contravene, conflict with, or result in any violation or breach of any provision of the organizational documents of Bidco and Parent, (b) contravene, conflict with or result in any violation or breach of any provision of any applicable Law or Order or (c) require any Consent by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default under, or cause or permit the termination, cancellation, acceleration of any obligation or loss of a material benefit under, to which Bidco or Parent is entitled under, any provision of any Contract or Permit of Bidco or Parent, except, in the case of clauses (b) and (c), as would not reasonably be expected to, individually or in the aggregate, prevent, materially delay or materially impair the ability of Parent or Bidco to perform its obligations under this Agreement or to consummate the Transaction.

Section 6.6              Litigation. There is no Legal Proceeding or governmental or administrative investigation, audit, inquiry or similar action pending or, to the Knowledge of Parent, threatened against or relating to Parent or any of its Subsidiaries that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Bidco to perform their obligations under this Agreement or to consummate the Transaction; provided that to the extent this representation and warranty pertains to Legal Proceedings that relate to the execution, delivery, performance or consummation of this Agreement or the Scheme of Arrangement or any of the transactions contemplated hereby or thereby, this representation and warranty is made only as of the date hereof. Neither Parent nor any of its Subsidiaries is subject to any outstanding Order that, individually or in the aggregate, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Bidco to perform its obligations under this Agreement or to consummate the Transaction; provided that to the extent this representation and warranty pertains to Orders that relate to the execution, delivery, performance or consummation of this Agreement or the Scheme of Arrangement or any of the transactions contemplated hereby or thereby, this representation and warranty is made only as of the date hereof.

Section 6.7              Sufficient Funds. Parent currently has, and at all times from and after the date hereof and through the Effective Time will have, available to it, and Bidco will have as of the Effective Time, sufficient funds for the satisfaction of all of Parent’s and Bidco’s obligations under this Agreement, including the payment of the Consideration and the Company Equity Award Consideration and to pay all related fees and expenses required to be paid by Parent or Bidco pursuant to the terms of this Agreement. Parent’s and Bidco’s obligations hereunder, including their obligations to consummate the transactions contemplated herein, are not subject to a condition regarding Parent’s or Bidco’s obtaining of funds to consummate the transactions contemplated by this Agreement.

Section 6.8              Brokers. The Company will not be responsible for any brokerage, finder’s, financial advisor’s, transaction “success” or other similar fee or commission in connection with this Agreement, the Scheme or Arrangement or the transactions contemplated hereby or thereby based upon arrangements made by and on behalf of Parent and Bidco.

Section 6.9              Absence of Certain Arrangements. As of the date of this Agreement, other than this Agreement and the Voting and Support Agreements, neither Parent nor Bidco nor any of their respective Affiliates is a party to any Contract, or has authorized, made or entered into or committed or agreed to enter into, any formal or informal arrangements or other understandings (whether or not binding) with any stockholder, director, officer, employee or other Affiliate of the Company (a) relating to this Agreement or the transactions contemplated herein (including as to continuing employment) from and after the Effective Time or (b) pursuant to which any (i) such holder of Company Shares would be entitled to receive consideration of a different amount or nature than the Consideration in respect of such holder’s Company Shares or (ii) such stockholder, director, officer, employee or other Affiliate of the Company has agreed to provide, directly or indirectly, equity investment to Parent, Bidco or the Company to finance any portion of the transactions contemplated by this Agreement.

Section 6.10            No Other Representations or Warranties. Except for the express written representations and warranties made by Parent and Bidco contained in this Article VI and in the certificate to be delivered by Parent and Bidco pursuant to Section 9.3(c), neither Parent, Bidco nor any Representative or other Person on behalf of either makes any express or implied representation or warranty with respect to them or any of their Affiliates or any of its or their respective business, assets, Liabilities, financial condition or results of operations or with respect to any other information provided to the Company in connection with the transactions contemplated hereby, and the Company expressly disclaims reliance. Parent and Bidco each acknowledges and agrees that, except for the representations and warranties expressly set forth in Article V or the certificate to be delivered by the Company pursuant to Section 9.2(d), none of the Company Related Parties or any other Person makes, or has made, any representations or warranties relating the Company or its business or any other matter in connection with the entry into this Agreement, the Transaction and the other transactions contemplated hereby, and no Parent Related Party is relying or has relied on any representation or warranty of any Company Related Party or any other Person except for the representations and warranties of the Company expressly set forth in Article V and the certificate to be delivered by the Company pursuant to Section 9.2(d).

Article VII
COVENANTS OF THE COMPANY

Section 7.1              Conduct of Business of the Company. Except (a) as set forth in Section 7.1 of the Company Disclosure Letter, (b) as required by applicable Law, (c) as consented to in writing by Parent (which consent shall not be unreasonably withheld, conditioned or delayed) or (d) as required or expressly provided for by this Agreement, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, (x) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to (A) conduct its business and operations in all material respects in the ordinary course of business consistent with past practice, (B) preserve intact its business organization and (C) keep available the services of its officers and key employees and (D) maintain its relationships with material customers, licensors, suppliers, distributors or other material business partners and (y) without limiting the generality of the foregoing, the Company shall not, and shall cause each of its Subsidiaries not to:

(i)             alter, amend, repeal or otherwise modify the Company Organizational Documents or the organizational documents of any of its Subsidiaries, or the Deposit Agreement;

(ii)            issue, sell, grant options or rights to purchase, pledge or otherwise dispose of or encumber any Company Shares, Company ADSs or other Company Securities, other than (A) issuances of Company Shares or Company ADSs upon the exercise, vesting or settlement of Company Equity Awards outstanding as of the date hereof in compliance with their current terms or granted after the date hereof in compliance with this Agreement, solely to the extent that there are not sufficient Company Shares or Company ADSs in the Company Equity Award Trust to satisfy such Company Equity Awards, or (B) transactions solely between the Company and a wholly owned Subsidiary of the Company or solely between wholly owned Subsidiaries of the Company;

(iii)           provide any funding, whether by way of gift, loan or otherwise, directly or indirectly, to the Company Equity Award Trust for the purposes of acquiring Company Shares (or the Company Shares represented by Company ADSs), except solely to the extent the Company Equity Award Trust requires such Company Shares or Company ADSs to satisfy then-outstanding Company Equity Awards and such funding shall not exceed the nominal amount of such Company Shares (or the Company Shares represented by such Company ADSs);

(iv)            purchase, redeem, cancel or otherwise acquire, directly or indirectly, any Company Shares, Company ADSs or other Company Securities, other than (A) as provided by the Company Equity Plan or (B) for the satisfaction of exercise price or Tax withholding obligations in connection with the vesting, exercise or settlement of any Company Equity Award;

(v)            issue any Company Shares, Company ADSs or other Company Securities to the Company Equity Award Trust or purchase or otherwise acquire, directly or indirectly, any Company Shares, Company ADSs or other Company Securities on behalf of the Company Equity Award Trust or transfer any Company Shares, Company ADSs or other Company Securities to the Company Equity Award Trust, except solely to the extent the Company Equity Award Trust requires such Company Shares, Company ADSs or other Company Securities to satisfy then-outstanding Company Equity Awards;

(vi)           amend any terms or alter any rights of any of the Company Shares, Company ADSs or other Company Securities;

(vii)          declare, set aside, make or pay any dividends or other distributions (whether in cash, stock or property) in respect of any Company Shares, Company ADSs or other Company Securities, except for dividends or distributions by a wholly owned Subsidiary of the Company to the Company;

(viii)         split, combine, consolidate, subdivide, reduce, reclassify or redesignate any of the Company Shares, Company ADSs or other Company Securities;

(ix)            acquire, by means of a merger, consolidation, recapitalization or otherwise, (A) any business or Equity Securities of another Person or (B) other than active pharmaceutical ingredients or other supplies in the ordinary course of business consistent with past practice, any other properties or assets for consideration in excess of $250,000 individually or $1,000,000 in the aggregate, provided that this clause (ix) shall not apply to capital expenditures, which is governed by clause (xix) below;

(x)            sell, lease, license, sublicense, assign, transfer or otherwise dispose of, or subject to any Lien (other than Permitted Liens), any assets of the Company or any of its Subsidiaries with a fair market value in excess of $250,000 individually or $1,000,000 in the aggregate, except sales of products or services in the ordinary course of business consistent with past practice;

(xi)           adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, recapitalization, restructuring or other reorganization;

(xii)           sell, license, sublicense, assign, transfer or otherwise dispose of, subject to any Lien (other than Permitted Liens), or abandon, withdraw or permit to lapse, any Company Intellectual Property Rights except pursuant to Incidental Contracts;

(xiii)          incur, assume or otherwise become liable or responsible for any indebtedness for borrowed money;

(xiv)         assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person;

(xv)           make any loans, advances (other than advances for reimbursable ordinary course business expenses or advances of expenses to directors and employees pursuant to the Company Organizational Documents or existing indemnification agreements) or capital contributions to, or investments in, any other Person;

(xvi)         change, in any material respect, any financial accounting methods, principles or practices used by it, except as required by GAAP or applicable Law;

(xvii)        (A) change any annual Tax accounting period, (B) make, change or rescind any material Tax election, (C) settle or compromise any material Tax proceeding or surrender any claim to a material Tax refund, (D) enter into any closing agreement or analogous non-U.S. agreement with respect to a material amount of Tax or (E) file any material Tax Return other than in a manner consistent with past practice or amend any material Tax Return;

(xviii)       except as required by a Company Benefit Plan in effect on the date hereof or established after the date hereof not in contravention of this Agreement, (A) grant any loan to, increase the compensation or benefits of, or pay any bonus, to any current or former Company Service Provider, (B) grant any severance, change of control, retention, termination or similar compensation or benefits to any current or former Company Service Provider, (C) amend, adopt, establish, agree to establish, enter into or terminate any Company Benefit Plan or collective bargaining agreement or similar labor Contract with respect to any current or former Company Service Provider, (D) take any action to accelerate the vesting of, or payment of, any compensation or benefit under any Company Benefit Plan, (E) take any action to fund the payment of compensation or benefits under any Company Benefit Plan, (F) hire or engage any Company Service Provider with an annual base salary or wage rate in excess of $200,000 or (G) terminate, without cause, the service of any Company Service Provider with an annual base salary or wage rate in excess of $200,000;

(xix)          make any capital expenditures in excess of $100,000 in any year in the aggregate;

(xx)           settle or compromise any Legal Proceeding or investigation, audit or inquiry other than solely for monetary damages (net of insurance proceeds received) not in excess of $25,000 individually or $100,000 in the aggregate; provided that such settlement or compromise does not impose any non-monetary obligations on the Company or its Subsidiaries (other than customary confidentiality and de minimis contractual obligations in the applicable compromise or settlement agreement that are incidental to an award of monetary damages thereunder) and does not involve the admission of wrongdoing by the Company, any of its Subsidiaries or any of their respective directors or officers;

(xxi)          (A) amend or modify in any material respect or waive any rights under any Material Contract, other than amendments that are not adverse in any material respect to the Company or its Subsidiaries, (B) terminate (other than automatic expirations that do not require any action of the parties thereto) any Material Contract or (C) enter into or renew (other than automatic renewals that do not require any action of the parties thereto) any Material Contract, other than Material Contracts described in Section 5.23(a)(ii) entered into or renewed in the ordinary course of business; provided that this Section 7.1(xxi) shall not restrict any action that is expressly governed by and permitted under any other clause of this Section 7.1; provided, however, that, notwithstanding the foregoing, in no event shall the Company or any of its Subsidiaries be permitted to enter into or renew (other than automatic renewals that do not require any action of the parties thereto) any Material Contract (including a Material Contract described in Section 5.23(a)(ii)) containing terms described in Section 5.23(a)(iii), (xiv) and (xvii);

(xxii)         enter into any Contract that by its terms would purport to bind Parent or its Affiliates (other than, following the Closing, the Company and its Subsidiaries);

(xxiii)        purchase or enter into any purchase agreement, including option agreements, for the purchase of real property;

(xxiv)        (A) extend, amend, restrict, waive, cancel or modify any rights in or to any material Company Intellectual Property Rights in a manner that is adverse to the Company or its Subsidiaries, (B) fail to diligently prosecute any material patent application or to maintain any material issued patent, in each case, owned by the Company or its Subsidiaries or fail to diligently prosecute or maintain any material Company Intellectual Property Rights as to which the Company or any of its Subsidiary controls the prosecution or maintenance thereof, (C) fail to renew (to the extent renewable at the option of the Company) or voluntarily terminate any Contract under which material Company Intellectual Property Right is licensed to the Company or its Subsidiaries or (D) disclose to any third party, other than under a confidentiality agreement or other legally binding confidentiality undertaking, any trade secret of the Company or its Subsidiaries that is included in the Company Intellectual Property Rights, except for any such disclosures made as a result of publication of a patent application filed by the Company or its Subsidiaries or in connection with any required regulatory filing;

(xxv)         convene any regular or special meeting (or any adjournment or postponement thereof) of the Company Shareholders other than, to the extent required by applicable Law or a Order of a court of competent jurisdiction, an annual meeting of Company Shareholders for purposes of election of directors, ratification of the Company’s auditors and other routine matters;

(xxvi)        adopt or otherwise implement any shareholder rights plan, “poison-pill” or other comparable agreement with respect to the Company or its Subsidiaries;

(xxvii)       enter into any transactions or Contracts with any affiliate or other Person that would be required to be disclosed by the Company under Item 404 of Regulation S-K of the SEC other than to the extent permitted under Section 7.1(ii) and Section 7.1(iv);

(xxviii)      unless mandated by any Governmental Authority, (A) make any material change to, discontinue, terminate or suspend any ongoing clinical trials or nonclinical studies relating to a Company Product or (B) commence, alone or with any third party, any Research Program; or

(xxix)        authorize, offer, agree or commit, in writing or otherwise, to take any of the foregoing actions.

Notwithstanding the foregoing, nothing in this Agreement is intended to give Parent or Bidco, directly or indirectly, the right to control or direct the business or operations of the Company or its Subsidiaries at any time prior to the Effective Time. Prior to the Effective Time, the Company and its Subsidiaries shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their business and operations.

Section 7.2              No Solicitation.

(a)             Subject to Section 7.2(c), at all times during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, the Company shall not, and shall cause its directors and officers not to, nor shall it authorize or knowingly permit any of its other Representatives to, and shall direct and use its reasonable best efforts to cause such other Representatives not to, directly or indirectly, (i) solicit, initiate, knowingly encourage or knowingly facilitate, any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (ii) furnish to any Person (other than Parent, Bidco or any designees or Representatives of Parent or Bidco), or any Representative thereof, any information, or afford to any Person (other than Parent, Bidco or any designees or Representatives of Parent or Bidco) access to the business, properties, assets, books, records or other information, or to any personnel, of the Company or any of its Subsidiaries, in any such case with the intent to facilitate the making, submission or announcement of any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to an Acquisition Proposal, (iii) participate or engage in any discussions or negotiations with any Person, or any Representative thereof, with respect to any inquiry, proposal or offer that constitutes, or would reasonably be expected to lead to, an Acquisition Proposal (except to notify any Person of the provisions of this Section 7.2), (iv) enter into any merger agreement, purchase agreement, letter of intent or similar agreement (binding or nonbinding) with respect to an Acquisition Proposal (other than an Acceptable Confidentiality Agreement entered into pursuant to Section 7.2(c)), (v) take any action to make any Anti-Takeover Law inapplicable to any Acquisition Proposal or (vi) approve, authorize, agree or publicly announce any intention to do any of the foregoing. Subject to Section 7.2(c), during the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, the Company shall, and shall cause its directors and officers to, and shall direct its other Representatives to, cease and cause to be terminated, and shall not authorize or knowingly permit any of its other Representatives to continue, any and all discussions or negotiations with any Person (other than Parent, Bidco and their Representatives), or any Representative thereof, conducted prior to the date of this Agreement with respect to any inquiry, proposal or offer that constitutes or would reasonably be expected to lead to any Acquisition Proposal. Promptly (and in any event within one (1) Business Day) after the date of this Agreement, the Company will terminate access by any Person (other than Parent, Bidco and their Representatives) to any physical or electronic dataroom relating to a potential Acquisition Proposal (or prior discussions in respect of a potential Acquisition Proposal) and request that each Person (other than Parent, Bidco and their Representatives) that has executed a confidentiality agreement (other than the Confidentiality Agreement) relating to a potential Acquisition Proposal promptly return to the Company or destroy all non-public documents and materials containing non-public information of the Company that has been furnished by the Company or any of its Representatives to such Person pursuant to the terms of such confidentiality agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company and its Representatives may (A) participate in discussions only to the extent necessary to clarify and understand the terms and conditions of any inquiry or proposal made by any Person solely to determine whether such inquiry or proposal constitutes or is reasonably likely to lead to a Superior Proposal and (B) inform a Person that has made or is considering making an Acquisition Proposal of the provisions of this Section 7.2.

(b)             From the date of this Agreement until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, as promptly as practicable, and in any event within one (1) Business Day following receipt of an Acquisition Proposal, or request for information or inquiry, proposal or offer that would reasonably be expected to lead to an Acquisition Proposal, the Company shall (i) provide Parent with written notice of such Acquisition Proposal, request for information, inquiry, proposal or offer, (ii) communicate to Parent the material terms and conditions of such Acquisition Proposal, request for information, inquiry, proposal or offer (including any subsequent amendment thereto) and the identity of the Person making such Acquisition Proposal, request for information, inquiry, proposal or offer and (iii) provide Parent with copies of (A) such Acquisition Proposal and any proposed term sheet, letter of intent, transaction agreement or similar agreement (including all schedules, exhibits and attachments thereto) with respect thereto and (B) all other documents proposing any financial or other material terms of such Acquisition Proposal. The Company shall keep Parent reasonably informed on a reasonably prompt basis (and in any event within one (1) Business Day) with respect to the status of any discussions or negotiations regarding, and of any changes to the material terms and conditions of, any such Acquisition Proposal, request for information or inquiry, proposal or offer and shall, as promptly as practicable (and in any event within one (1) Business Day of receipt thereof), provide Parent with unredacted copies of all writings or media containing any material terms or conditions of any such proposals and any proposed transaction agreements (including all schedules, exhibits and attachments thereto) relating to any such Acquisition Proposal, request for information, inquiry, proposal or offer and any financing commitments relating thereto exchanged between the Company or any of its Representatives and the Person making such Acquisition Proposal and its Representatives. For the avoidance of doubt, all information provided to Parent pursuant to this Section 7.2(b) will be subject to the terms of the Confidentiality Agreement.

(c)             Notwithstanding anything to the contrary set forth in this Section 7.2 or elsewhere in this Agreement, if at any time prior to the Company Shareholder Approvals, the Company or any of its Representatives has received a bona fide, written Acquisition Proposal from any Person or group of Persons that did not result from a material breach of this Section 7.2, then if the Company Board (or a committee thereof) determines in good faith, after consultation with its financial advisor(s) and outside legal counsel, that such Acquisition Proposal constitutes or is reasonably likely to lead to a Superior Proposal and that the failure to take such action described in clause (i), (ii) or (iii) below would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, then the Company and any of its Representatives may, (i) enter into an Acceptable Confidentiality Agreement with such Person or group of Persons, (ii) furnish information with respect to the Company or its Subsidiaries to the Person or group of Persons making such Acquisition Proposal (provided that (x) the Company shall concurrently provide or make available to Parent any information concerning the Company or its Subsidiaries that is provided to such Person or group of Persons and which was not previously provided or made available to Parent and (y) the Company shall have entered into an Acceptable Confidentiality Agreement with such Person or group of Persons) and (iii) participate and engage in discussions or negotiations with the Person or group of Persons making such Acquisition Proposal regarding such Acquisition Proposal. Within one (1) Business Day of such determination of the Company Board, and in any event, prior to or substantially concurrently with the Company first taking any of the actions described in clauses (i), (ii) or (iii) of the immediately preceding sentence with respect to an Acquisition Proposal, the Company shall provide written notice to Parent of the determination of the Company Board (or a committee thereof) made pursuant to clause (ii) of the immediately preceding sentence. The Company shall not modify, amend or terminate, or waive, release or assign, any provisions of any confidentiality or explicit or implicit standstill obligations (or any similar agreement) to which the Company is a party relating to any possible Acquisition Proposal and shall enforce the provisions of any such agreement. Notwithstanding anything to the contrary set forth in this Agreement, the Company shall be permitted to terminate, amend or otherwise modify, waive or fail to enforce, on a confidential and non-public basis, any provision of any confidentiality, “standstill” or similar agreement solely to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board if the Company Board (or a committee thereof) determines in good faith, after consultation with its outside legal counsel, that failure to take such action would be reasonably likely to be inconsistent with the directors’ fiduciary duties under applicable Law. The Company shall provide written notice to Parent of any such release or waiver promptly following, but in any event within one (1) Business Day of, such release or waiver.

Section 7.3              Company Board Recommendation.

(a)             Subject to Section 7.3(b), neither the Company Board nor any committee thereof shall (i) withdraw, amend, modify or qualify in a manner adverse to Parent or Bidco the Company Board Recommendation, (ii) publicly approve or recommend an Acquisition Proposal, (iii) fail to include the Company Board Recommendation in the Proxy Statement and the Scheme Annex Document when disseminated to the Company Shareholders, (iv) if any Acquisition Proposal is structured as a takeover offer, tender offer or exchange offer for the outstanding Company Shares and is commenced pursuant to Rule 14d-2 under the Exchange Act (other than by Parent or an Affiliate of Parent), fail to recommend, within ten (10) Business Days after such commencement, against acceptance by the Company Shareholders of such offer or at any time recommend the acceptance by the Company Shareholders of such offer or (v) publicly propose to do any of the foregoing (each of clauses (i), (ii), (iii), (iv) and (v), a “Company Board Recommendation Change”); provided, however, that, notwithstanding anything herein to the contrary, a “stop, look and listen” communication by the Company Board or any committee thereof to the Company Shareholders pursuant to Rule 14d-9(f) of the Exchange Act, any action contemplated by Section 7.3(c)(i) or any substantially similar communication to either of the foregoing, shall not be deemed to be a Company Board Recommendation Change or otherwise be prohibited under the terms of this Agreement, provided that any such disclosure by the Company shall state that the Company Board Recommendation continues to be in effect unless, prior to the time of such public disclosure, a Company Board Recommendation Change has been made in compliance with this Section 7.3.

(b)             Notwithstanding the foregoing or anything to the contrary set forth in this Agreement, at any time prior to the receipt of the Company Shareholder Approvals, the Company Board (or a committee thereof) may (i) in response to the receipt of (x) a bona fide, written Acquisition Proposal received after the date hereof that did not result from a material breach of Section 7.2, or (y) upon the occurrence of an Intervening Event, effect a Company Board Recommendation Change or (ii) in response to a bona fide, written Acquisition Proposal received after the date hereof that did not result from a material breach of Section 7.2(b), enter into a definitive agreement with respect to such applicable Acquisition Proposal and terminate this Agreement pursuant to Section 10.1(c)(ii), provided that (A) the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law, (B) in the case of receipt of an Acquisition Proposal, the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor(s) and outside legal counsel) that such Acquisition Proposal constitutes a Superior Proposal or, in the case of an Intervening Event, that an Intervening Event has occurred, (C) the Company provides written notice to Parent at least four (4) Business Days prior to effecting a Company Board Recommendation Change or terminating this Agreement pursuant to Section 10.1(c)(ii) of its intent to take such action, specifying the reasons therefor (a “Match Right Notice”), (D) prior to effecting such Company Board Recommendation Change or terminating this Agreement pursuant to Section 10.1(c)(ii), the Company shall, and shall cause its Representatives to, be reasonably available to negotiate with Parent in good faith (to the extent Parent desires to negotiate) during such four (4) Business Day period to make such adjustments in the terms and conditions of this Agreement as would obviate the basis for a Company Board Recommendation Change or the termination of this Agreement pursuant to Section 10.1(c)(ii) and (E) no earlier than the end of such four (4) Business Day period, the Company Board (or a committee thereof) determines in good faith (after consultation with its financial advisor(s) and outside legal counsel), after considering any amendments to the terms and conditions of this Agreement proposed by Parent in a binding written offer irrevocably made by Parent during such four (4) Business Day period, that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties under applicable Law (and, in the case of receipt of such Acquisition Proposal, that such Acquisition Proposal continues to constitute a Superior Proposal). Following delivery of a Match Right Notice in the case of a Superior Proposal, in the event of any change to the financial terms (including any change to the amount or form of consideration payable) or other revision to the terms or conditions of such Acquisition Proposal, the Company shall provide a new Match Right Notice to Parent, and any Company Board Recommendation Change or termination of this Agreement pursuant to Section 10.1(c)(ii) following delivery of such new Match Right Notice shall again be subject to clause (C) and clause (D) of the immediately preceding sentence for a period of two (2) Business Days.

(c)             Notwithstanding anything herein to the contrary, nothing in this Agreement shall prohibit the Company or the Company Board (or a committee thereof) from (i) (A) taking and disclosing to the Company Shareholders a position contemplated by Rule 14e-2(a) under the Exchange Act or complying with the provisions of Rule 14d-9 promulgated under the Exchange Act and (B) making any disclosure to the Company Shareholders if the Company Board (or a committee thereof) determines in good faith (after consultation with its outside legal counsel) that the failure to make such disclosure would reasonably be expected to be inconsistent with its fiduciary duties to the Company Shareholders under applicable Law, provided that any such disclosure by the Company shall state that the Company Board Recommendation continues to be in effect unless, prior to the time of such public disclosure, a Company Board Recommendation Change has been made in compliance with this Section 7.3 and (ii) making honest and complete disclosure to the Court at the hearing to sanction the Scheme of Arrangement as required by applicable Law.

Article VIII
ADDITIONAL COVENANTS

Section 8.1              Reasonable Best Efforts. Except as otherwise provided under Section 7.2 or Section 7.3, upon the terms and subject to the conditions set forth in this Agreement, each of Parent, Bidco and the Company shall use its reasonable best efforts to take, or cause to be taken, all actions that are necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transaction and each of the other transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause each of the conditions to the Transaction set forth in Article IX to be satisfied as promptly as practicable after the date of this Agreement, (ii) subject to Section 8.2, obtain, as promptly as practicable after the date of this Agreement, and maintain all necessary actions or non-actions and Consents from Governmental Authorities and make all necessary registrations, declarations and filings with Governmental Authorities, that are necessary to consummate the Transaction, (iii) upon the written request of Parent or Bidco, obtain all necessary or appropriate Consents under any Contracts to which the Company is a party in connection with this Agreement and the consummation of the transactions contemplated hereby and (iv) reasonably cooperate with the other Party or Parties with respect to any of the foregoing. In addition to the foregoing, except as otherwise provided under Section 7.2 or Section 7.3, neither Parent or Bidco, on the one hand, nor the Company, on the other hand, shall take any action, or fail to take any action, that is intended to, or has (or would reasonably be expected to have) the effect of, preventing, materially impairing or materially delaying the ability of such Party to fully perform its obligations under this Agreement or the consummation of the Transaction. Notwithstanding anything to the contrary herein, the Company shall not be required prior to the Effective Time to pay any consent or other similar fee, “profit-sharing” or other similar payment or other consideration (including increased rent or other similar payments or agree to enter into any amendments, supplements or other modifications to (or waivers of) the existing terms of any Contract), or provide additional security (including a guaranty) or otherwise assume or incur or agree to assume or incur any Liability that is not conditioned upon the consummation of the Transaction, to obtain any Consent of any Person (including any Governmental Authority) under any Contract.

Section 8.2              Antitrust Obligations.

(a)             Each of Parent and Bidco (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall file (x) with the FTC and the Antitrust Division of the DOJ a Notification and Report Form relating to this Agreement and the transactions contemplated hereby as required by the HSR Act as soon as practicable after the date of this Agreement but in no event later than twenty-five (25) Business Days following the date of this Agreement, (y) any other submission Parent determines is required or advisable pursuant to any Antitrust Law, as soon as practicable after the date of this Agreement. Each of Parent and the Company shall (i) cooperate and coordinate with the other in the making of such filings, (ii) supply the other with any information and documentary material that may be required in order to make such filings, (iii) supply any additional information that reasonably may be required or requested by the FTC, the DOJ or any foreign Governmental Authority responsible for the enforcement of Antitrust Laws of any non-U.S. jurisdiction and (iv) subject to this Section 8.2(a), take any and all actions reasonably necessary to cause the expiration or termination of the applicable waiting periods, or otherwise obtain all necessary waivers and approvals, under the HSR Act and any Antitrust Laws of any non-U.S. jurisdiction as soon as practicable and to avoid any impediment to the consummation of the Transaction under any Antitrust Laws, including actions to propose, negotiate, commit to or effect, by consent decree, hold separate order or otherwise, any conduct of business restriction, sale or disposition of any asset or business or license or grant of rights to any business, product line, field of use, division, business arrangement, Contract, asset or interest therein of Parent or any of its Affiliates, or of the Company or any of its Subsidiaries, requested by a Governmental Authority in order to achieve clearance under any Antitrust Laws (each of the foregoing actions, a “Remedial Action”). Notwithstanding the foregoing or anything herein to the contrary, nothing in this Agreement (including Section 8.1) shall be deemed to require Parent, Bidco or any of their Affiliates to, and Parent’s and Bidco’s “reasonable best efforts” shall not be deemed to include or require Parent or Bidco or any of their Affiliates to, (A) take any Remedial Action (1) with respect to Parent or its Affiliates (other than, following the Closing, the Company and its Subsidiaries) or their respective assets, categories of assets, businesses, product line, field of use, divisions, relationships, contractual rights, obligations or arrangements, and any Intellectual Property rights thereto or embodied therein or any venture or other arrangement or (2) with respect to the Company or its Subsidiaries, to the extent such actions, in the case of this clause (2), would have any more than an immaterial effect on the business, operations or financial condition of the Company or its Subsidiaries (each, a “Burdensome Condition”), (B) oppose, contest or resist any Legal Proceeding under any Antitrust Laws or seek to have vacated, lifted, reversed or overturned any Order that may result from such Legal Proceeding or (C) modify any of the terms of this Agreement or the Transaction or the other transactions contemplated by this Agreement in order to achieve clearance under any Antitrust Laws. The Company and its Subsidiaries may not take any Remedial Action without Parent’s prior written consent (but shall be required to agree to take any Remedial Action at the request of Parent so long as such Remedial Action is contingent upon the occurrence of the Effective Time).

(b)             Further, and for the avoidance of doubt, without the written consent of the other Party, Parent and the Company will not extend any waiting period under the HSR Act (by pull and refile, or otherwise) or enter into any agreement with the FTC, the Antitrust Division of the DOJ or any other Governmental Authority not to consummate the transactions contemplated by this Agreement without the written consent of the other Party, which shall not be unreasonably withheld.

(c)             Each of Parent and Bidco (and their respective Affiliates, if applicable), on the one hand, and the Company, on the other hand, shall promptly inform the other of any substantive communication from any Governmental Authority regarding any of the transactions contemplated by this Agreement in connection with any filings or investigations with, by or before any Governmental Authority relating to this Agreement or the transactions contemplated hereby, including any proceedings initiated by a private party. If any Party or an Affiliate thereof shall receive a request for additional information or documentary material from any Governmental Authority with respect to the transactions contemplated by this Agreement pursuant to the HSR Act or any Antitrust Law of any non-U.S. jurisdiction with respect to which any such filings have been made, then such Party shall use its reasonable best efforts to make, or cause to be made, as soon as reasonably practicable and after consultation with the other Party, a reasonably appropriate response in compliance with such request. In connection with and without limiting the foregoing, to the extent reasonably practicable and unless prohibited by applicable Law or by the applicable Governmental Authority, the Parties agree to (i) give each other reasonable advance notice of all substantive meetings and substantive conference calls with any Governmental Authority relating to the Transaction, (ii) give each other an opportunity to participate in each of such substantive meetings and substantive conference calls, (iii) keep the other Party reasonably apprised with respect to any substantive oral communications with any Governmental Authority regarding the Transaction, (iv) cooperate in the filing of any analyses, presentations, memoranda, briefs, arguments, opinions or other written communications explaining or defending the Transaction, articulating any regulatory or competitive argument or responding to requests or objections made by any Governmental Authority, (v) provide each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all written communications (including any analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Transaction, (vi) provide each other (or counsel of each Party, as appropriate) with copies of all material written communications to or from any Governmental Authority relating to the Transaction and (vii) cooperate and provide each other with a reasonable opportunity to participate in, and consider in good faith the views of the other regarding, all material deliberations with respect to all efforts to satisfy the conditions set forth in Section 9.1(c) or Section 9.1(d). Any such disclosures, rights to participate or provisions of information by one Party to the other may be made on a counsel-only basis and redacted for legal privilege to the extent required under applicable Law or to remove references concerning the valuation of the Company or confidential competitively sensitive business information of the Company.

(d)             Each of Parent, Bidco and the Company shall cooperate with one another in good faith to (i) promptly determine whether any filings not contemplated by Section 8.2(a) are required to be made, and whether any other Consents not contemplated by Section 8.2(a) are required to be obtained, from any Governmental Authority under any other applicable Law in connection with the transactions contemplated hereby and (ii) promptly make any filings, furnish information required in connection therewith and seek to obtain timely any such Consents that the Parties determine are required to be made or obtained in connection with the transactions contemplated hereby.

(e)             Parent shall determine and have the principal authority to devise and implement the strategy for obtaining any necessary Consents under Antitrust Laws and shall take the lead in joint meetings with any Governmental Authority in connection with obtaining any necessary Consents under Antitrust Laws; provided that Parent and the Company shall consult in advance with each other and in good faith take each other’s views into account prior to taking any material substantive position in any written submissions or, to the extent practicable, discussions with any Governmental Authority, including under the HSR Act.

Section 8.3              Public Statements and Disclosure. So long as this Agreement is in effect, Parent and Bidco, on the one hand, and the Company, on the other, shall not, and shall cause their respective controlled Affiliates not to, issue any press release or make any public statement with respect to the Transaction or this Agreement without the prior written consent of the other Party (which consent shall not be unreasonably withheld, conditioned or delayed), except (a) as may be required by applicable Law or the rules or regulations of any applicable United States securities exchange or regulatory or Governmental Authority to which the relevant Party is subject, in which case, to the extent permitted by applicable Law and practicable under the circumstances, the Party proposing to issue such press release or make such public announcement shall consult in good faith with the other Party before making any such public announcement, (b) with respect to any press release, filing, disclosure or other public statement by the Company permitted by Section 7.3 (including to announce a Company Board Recommendation Change in accordance with Section 7.3), (c) statements consistent in all material respects with any release, filing disclosure or other public statements previously made in accordance with this Section 8.3 or (d) public statements regarding the transactions contemplated hereby in response to questions from the press, analysts, investors or those attending industry conferences, and internal announcements to employees, in each case, to the extent that such statements are not inconsistent with previous press releases, public disclosures or public statements made jointly by the Parties or approved by the Parties, and otherwise in compliance with this Section 8.3, and provided that such public statements do not reveal material nonpublic information regarding this Agreement or the transactions contemplated hereby.

Section 8.4              Anti-Takeover Laws. If any state Anti-Takeover Law becomes or is deemed to be applicable to this Agreement, the Transaction or any other transactions contemplated by this Agreement, then Parent, Bidco and the Company shall cooperate and take all action reasonably available to render such Law inapplicable to the foregoing; provided, however, that nothing in the foregoing shall be interpreted to require the Company Board (or a committee thereof) to take any action that would reasonably be expected to be inconsistent with its fiduciary duties under applicable Law or following a Company Board Recommendation Change pursuant to Section 7.3(b). The Company shall not take (or omit to take) any action that would reasonably be expected to result in (i) the United Kingdom City Code on Takeovers and Mergers applying to the Company, the Transaction or any other transactions contemplated by this Agreement or (ii) the Transaction or any other transactions contemplated by this Agreement becoming subject to the jurisdiction of the United Kingdom Panel on Takeovers and Mergers; provided, however, that nothing in the foregoing shall be interpreted to require the Company or the Company Board (or a committee thereof) to refrain from taking any action that would reasonably be expected to be inconsistent with the fiduciary duties of the Company Board under applicable Law or any other action following a Company Board Recommendation Change pursuant to Section 7.3(b).

Section 8.5              Access. During the period commencing on the date of this Agreement and continuing until the earlier to occur of the termination of this Agreement pursuant to Article X and the Effective Time, the Company shall, and shall cause its Subsidiaries to, afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books and records and personnel of the Company and its Subsidiaries; provided, however, that the Company may restrict or otherwise prohibit access to any documents or information to the extent that (i) any applicable Law requires the Company or its Subsidiaries to restrict or otherwise prohibit access to such documents or information, (ii) access to such documents or information would reasonably be expected to result in a waiver of any attorney-client privilege, work product doctrine or other applicable privilege applicable to such documents or information or (iii) such documents or information relate to the evaluation or negotiation of this Agreement, the transactions contemplated hereby or, subject to Section 7.2, an Acquisition Proposal or Superior Proposal. In the event that the Company does not provide access or information in reliance on clauses (i) or (ii) of the preceding sentence, it shall use its reasonable best efforts to communicate the applicable information to Parent in a way that would not violate any applicable Law or waive such a privilege. Any investigation conducted pursuant to the access contemplated by this Section 8.5 shall be conducted in a manner that does not unreasonably interfere with the conduct of the business of the Company or its Subsidiaries or create a risk of damage or destruction to any property or assets of the Company or its Subsidiaries, shall be subject to the Company’s and its Subsidiaries’ reasonable security measures and insurance requirements, and shall not include the right to perform invasive testing without the Company’s prior written consent, in its sole discretion. The terms and conditions of the Confidentiality Agreement shall apply to any information obtained by Parent or any of its Representatives in connection with any investigation conducted pursuant to the access contemplated by this Section 8.5. Nothing in this Section 8.5 or elsewhere in this Agreement shall be construed to require the Company or any of its Representatives to prepare any reports, analyses, appraisals, opinions or other information it would not otherwise prepare in the ordinary course of its business.

Section 8.6              Section 16(b) Exemption. The Company shall take all actions reasonably necessary to cause the dispositions of Company Securities (including “derivative securities” (as defined in Rule 16a-1(c) under the Exchange Act)) in connection with the transactions contemplated by this Agreement by any director or executive officer of the Company who is a covered Person of the Company for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 8.7              Directors’ and Officers’ Indemnification and Insurance.

(a)             Parent and Bidco shall honor and fulfill in all respects the obligations of the Company under (i) any indemnification agreement or deed of indemnity between (A) the Company and any of its current or former directors, officers and employees and (B) the Company or any corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise and any Person serving or who served as a director, officer, member, trustee or fiduciary of any of the foregoing at the request of the Company, in each case prior to the Effective Time and (ii) indemnification, expense advancement and exculpation provisions in the Company Organizational Documents as in effect on the date of this Agreement. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent and Bidco shall cause the Company and its Subsidiaries to maintain in effect any and all indemnification, exculpation and the advancement of expenses provisions of the Company Organizational Documents and the organizational documents of its Subsidiaries as in effect as of the date of this Agreement. During such six (6) year period, such provisions shall not be repealed, amended or otherwise modified in any manner adverse to the Indemnified Persons except as required by applicable Law or as provided below.

(b)             Without limiting the generality of the provisions of Section 8.7(a), during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, Parent shall cause the Company to indemnify and hold harmless each current or former director or officer of the Company (“Indemnified Persons”) from and against any costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses), judgments, fines, losses, claims, damages, Liabilities and amounts paid in settlement of or in connection with any threatened or actual action, suit, claim, proceeding, investigation, arbitration or inquiry, whether civil, criminal, administrative or investigative (each an “Indemnified Proceeding”), to the extent such Indemnified Proceeding arises directly or indirectly out of or pertains or relates directly or indirectly to (i) any action or omission or alleged action or omission at or prior to the Effective Time in such Indemnified Person’s capacity as a director, officer, employee or agent of the Company or other Affiliates (including as a fiduciary with respect to any employment benefit plan) or by reason of the fact that such Indemnified Person is or was serving as a director, officer, employee or agent of the Company or its Affiliates or at the request of the Company as such (including as a fiduciary with respect to any employee benefit plan) of another Person or (ii) any of the transactions contemplated by this Agreement, provided that if, at any time prior to the sixth (6th) anniversary of the Effective Time, any Indemnified Person delivers to the Company a written notice of any prospective, threatened or actual Indemnified Proceeding for which indemnification or advancement may be sought under this Section 8.7(b), then the obligations of Parent and the Company under this Section 8.7(b) shall survive the sixth (6th) anniversary of the Effective Time until such time as such claim is fully and finally resolved. In addition, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, to the fullest extent permitted by applicable Law, Parent shall cause the Company to advance, prior to the final disposition of any Indemnified Proceeding for which indemnification may be sought under this Agreement, promptly following request by an Indemnified Person therefor, all costs, fees and expenses (including reasonable attorneys’ fees and investigation expenses) incurred by such Indemnified Person in connection with any such Indemnified Proceeding upon receipt of an undertaking by such Indemnified Person, to the extent required by Law, to repay such advances if it is ultimately decided in a final, non-appealable judgment by a court of competent jurisdiction that such Indemnified Person is not entitled to indemnification hereunder.

(c)             During the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time, Parent shall cause the Company to maintain for the benefit of the directors and officers of the Company, as of the date of this Agreement and as of the Effective Time, an insurance and indemnification policy that provides coverage for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event providing coverage not less favorable to the insured persons than the policies of the Company in effect as of the date of this Agreement; provided that the Company shall not be required to pay an aggregate premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement, but in such case shall purchase coverage as favorable to the insured persons as is available for such amount. The provisions of the immediately preceding sentence shall be deemed to have been satisfied if prepaid “tail” or “runoff” policies have been obtained by the Company or Parent prior to the Effective Time. Parent shall (and shall cause the Company to) maintain the D&O Insurance “tail” policy in full force and effect and continue to honor their respective obligations thereunder, during the period commencing at the Effective Time and ending on the sixth (6th) anniversary of the Effective Time.

(d)             Notwithstanding anything herein to the contrary, if any Indemnified Person notifies the Company on or prior to the sixth (6th) anniversary of the Effective Time that a claim, action, suit, proceeding or investigation (whether arising before, at or after the Effective Time) has been made against such Indemnified Person, the provisions of this Section 8.7 shall continue in effect until the final disposition of such claim, action, suit, proceeding or investigation.

(e)             In the event that the Company (or any of its successors or assigns) (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or engages in any division transaction or (ii) transfers, conveys or otherwise disposes of all or substantially all of its properties and assets to any Person or effects any division transaction, then, in each such case, proper provision shall be made so that the successors and assigns of the Company shall assume all of the obligations thereof set forth in this Section 8.7.

(f)             This Section 8.7 shall survive the consummation of the Transaction and is intended to benefit, and from and after the Effective Time shall be enforceable by, the Indemnified Persons and their respective heirs and legal representatives, and shall not be amended, terminated or modified from and after the Effective Time in such a manner as to adversely affect any Indemnified Person without the written consent of such affected Indemnified Person. The rights provided under this Section 8.7 shall not be deemed to be exclusive of any other rights to which any Indemnified Person is entitled, whether pursuant to Law, Contract or otherwise.

Section 8.8              Employee Matters.

(a)             Parent shall, and shall cause the Company and each of its other Subsidiaries to, for a period of 12 months following the Effective Time, maintain for each individual employed by the Company or any of its Subsidiaries at the Effective Time who continues to be employed by the Parent or the Company or any Subsidiary thereof (each, a “Current Employee”) (i) base compensation and a target short-term cash incentive compensation opportunity that are, in each case, at least as favorable as those provided to the Current Employee as of immediately prior to the Effective Time, (ii) employee benefits (excluding any equity, equity-based, change in control, retention or severance benefits or any defined benefit retirement or post-retirement welfare benefits) that are substantially comparable in the aggregate to either (in the discretion of Parent) (A) the employee benefits (with the same exceptions) provided to the Current Employee immediately prior to the Closing or (B) the employee benefits (with the same exceptions) provided to similarly-situated employees of Parent and its Subsidiaries and (iii) severance benefits that are at least as favorable as the severance benefits provided by the Company or one of its Subsidiaries to the Current Employee as of immediately prior to the Effective Time.

(b)             Subject to applicable Laws, Parent shall, and shall cause the Company to, cause service rendered by Current Employees to the Company and its Subsidiaries prior to the Effective Time to be taken into account for purposes of vesting and eligibility to participate in employee benefit plans of Parent and Bidco and its Subsidiaries for which a Current Employee is otherwise eligible to participate (but such service credit shall not be provided for purposes of benefit accrual, except for vacation and other paid time-off and severance or similar pay, as applicable), to the same extent as such service was taken into account under the corresponding Company Benefit Plans immediately prior to the Effective Time for those purposes; provided that, the foregoing will not apply to the extent that its application would result in a duplication of benefits with respect to the same period of service; provided further, that, the service of a Current Employee prior to the Effective Time shall not be recognized for the purpose of any entitlement to participate in, or receive benefits with respect to, any retiree medical programs or other retiree welfare benefit programs or any defined benefit plan. Parent shall use reasonable best efforts to (i) waive any pre-existing condition limitations under any employee benefit plan of Parent, the Company or its Subsidiaries for any condition for which a Current Employee would have been entitled to coverage under the corresponding Company Benefit Plan in which they participated prior to the Effective Time and (ii) credit Current Employees under such employee benefit plans for any eligible expenses incurred, or payments made, by such Current Employees and their covered dependents under a Company Benefit Plan during the portion of the year prior to the Effective Time for purposes of satisfying all co-payment, co-insurance, deductibles, maximum out-of-pocket requirements, and other out-of-pocket expenses applicable to such Current Employees and their covered dependents in respect of the plan year in which the Effective Time occurs.

(c)             Unless otherwise requested in writing by Parent at least five Business Days prior to the expected Closing Date, no later than one (1) day prior to the Effective Time, the Company Board (or the appropriate committee thereof) shall take actions necessary to terminate any Company Benefit Plan intended to include a Code section 401(k) arrangement (a “Company 401(k) Plan”), such termination to be effective as of the day prior to the Closing Date and contingent upon the occurrence of the Effective Time. The Company shall provide Parent with evidence that such actions have been taken (the form and substance of which shall be subject to reasonable review and comment by Parent). Parent shall, as soon as reasonably practicable after the Effective Time (and consistent with Parent’s administrative practices with respect to similarly-situated employees in similar acquisitions), offer participation in Parent’s tax qualified defined contribution plan (a “Parent 401(k) Plan”) to each Current Employee who was an active participant in a Company 401(k) Plan as of the date of its termination and who satisfies the eligibility requirements of the Parent 401(k) Plan. For the period between the Closing Date and the date on which Current Employees are offered participation in the Parent 401(k) Plan, Parent shall provide each such Current Employee with cash payments as compensation for the missed employer matching opportunity equivalent to the full matching contribution for which such Current Employee would have been eligible had such Current Employee been an active participant in the Parent 401(k) Plan, subject to any limitations under the Code. Parent shall use commercially reasonable efforts to cause such Parent 401(k) Plan to accept eligible rollover distributions (as defined in Section 402(c)(4) of the Code) from a Company 401(k) Plan (but not including a rollover of any associated plan loans) as directed by the Current Employees.

(d)             All formal broad-based written communications by the Company (whether sent directly or through a third party) to the Company Service Providers pertaining to compensation or benefit matters that are affected by this Agreement shall be subject to Parent’s prior consent (not to be unreasonably withheld, conditioned or delayed), unless such communication is consistent in all material respects with a communication previously approved by Parent or includes only information that is specifically included in this Agreement (including the Company Disclosure Letter). The Company shall provide Parent with a copy of each intended communication covered by this Section 8.8(d), and Parent shall have a reasonable period of time to review and comment on each such communication (such review and comments not to be unreasonably withheld, conditioned or delayed). Any formal group oral presentations with respect to the above shall not be materially inconsistent with such formal written communications.

(e)             From and after the Closing, Parent shall honor all obligations under the Company Benefit Plans (including, without limitation, the Employee Change in Control Severance Benefit Plan) in accordance with their terms as in effect immediately prior to the Closing Date, including any amendment, modification and termination provisions.

(f)             Without limiting the generality of this Section 8.8, Parent shall honor all obligations with respect to Ongoing Performance Periods and Completed Performance Periods under each Cash Bonus Plan and shall make all payments and determinations thereunder consistent with past practice, provided that (i) with respect to any Completed Performance Period, the amount payable thereunder shall not be less than the accrued but unpaid annual bonus thereunder (based on actual performance) and (ii) with respect to any Ongoing Performance Period, the amount payable thereunder shall not be less than the amount accrued as of the Closing Date. For purposes of this paragraph, (i) “Cash Bonus Plan” means any Company Benefit Plan that is a short-term cash incentive compensation plan or arrangement, (ii) “Completed Performance Period” means any performance period under a Cash Bonus Plan that is completed prior to the Closing Date and (iii) “Ongoing Performance Period” means any performance period in which the Closing Date occurs. For the avoidance of doubt, a participant in a Cash Bonus Plan shall remain eligible to receive payment of an amount thereunder upon a qualifying termination of service to the extent provided in a Company Benefit Plan (including, without limitation, the Employee Change in Control Severance Benefit Plan).

(g)             Notwithstanding anything in this Agreement to the contrary, nothing contained herein, whether express or implied, shall be treated as an establishment, amendment or other modification of any Company Benefit Plan or any employee benefit plan of Parent or any of its Affiliates, or shall limit the right of Parent or any of its Affiliates to amend, terminate or otherwise modify any Company Benefit Plan or other employee benefit plan following the Closing Date. The Company and Parent acknowledge and agree that all provisions contained in this Agreement are included for their sole benefit, and that nothing in this Agreement, whether express or implied, shall create any third party beneficiary or other rights: (i) in any other Person, including any current of former Company Service Provider, any participant in any Company Benefit Plan or employee benefit plan of Parent or any of its Affiliates, or any dependent or beneficiary thereof, or (ii) to continued employment or service with Parent or any of its Affiliates or to any particular term or condition of employment or service.

Section 8.9              Tax Matters. The Company and Parent shall (and shall, in the case of the Company, procure that its Subsidiaries and its and their Representatives shall and, in the case of Parent, procure that Parent and Bidco and their respective Representatives shall) provide such assistance and information as such other Party may reasonably request in connection with any matters relating to Tax in respect of the transactions contemplated by this Agreement, including in respect of any Tax clearances or Consents that any such Party may consider necessary or desirable in connection with the transactions contemplated by this Agreement (including in connection with any UK stamp duty or stamp duty reserve tax). The Company shall, as soon as reasonably practicable after the date hereof, apply for confirmation from His Majesty’s Revenue & Customs that the Court Order is not subject to United Kingdom stamp duty or stamp duty reserve tax. For the avoidance of doubt, failure to obtain such confirmation shall not constitute a breach of the Company’s obligations under this Agreement.

Section 8.10            Obligations of Bidco and Company Subsidiaries.

(a)             Parent shall take all actions necessary to cause Bidco to perform its obligations under this Agreement before and after the Effective Time, as applicable (including, with respect to Bidco, to consummate the transactions contemplated hereby upon the terms and subject to the conditions set forth in this Agreement).

(b)             The Company shall take all actions necessary to cause its Subsidiaries to perform their respective obligations under this Agreement before and after the Effective Time, as applicable.

Section 8.11            Certain Litigation. The Company shall promptly advise Parent of any Legal Proceeding commenced after the date hereof against the Company or any of its directors or officers (in their capacity as such) by any Company Shareholder (on their own behalf or on behalf of the Company) relating to this Agreement or the transactions contemplated hereby, and shall keep Parent reasonably informed regarding any such Legal Proceeding. Subject to execution of a customary joint defense agreement, the Company shall give Parent the opportunity to consult with the Company regarding, and participate in, but not control, the defense of any such Legal Proceeding and if Parent does not exercise such right to participate, keep Parent fully and promptly informed with respect to such Legal Proceeding and all material developments relating thereto. The Company may not enter into any settlement agreement or offer or agree to any mooting disclosure in respect of such Legal Proceeding without Parent’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

Section 8.12            Company Indebtedness. Prior to the Closing, the Company shall, and shall cause its Subsidiaries to, deliver notices of prepayment and notices of termination of commitments (including any certifications or calculations to be provided therewith) relating to the prepayment in full of outstanding indebtedness under the Company Credit Agreement at the Closing. The Company and its Subsidiaries shall use their reasonable best efforts to (a) obtain and deliver to Parent prior to the Closing payoff letters in customary form from the lenders (or their applicable representatives) with respect to the Company Credit Agreement stating the amounts required to pay in full all indebtedness thereunder at the Closing and (b) obtain and deliver to Parent documents and filings in customary form acknowledging the termination of obligations and release of Liens related to the Company Credit Agreement upon the payoff of the outstanding indebtedness under the Company Credit Agreement. The Company shall use reasonable best efforts to assist Parent (and Parent shall use reasonable best efforts to assist the Company in connection therewith) in the prepayment in full of all indebtedness under the Company Credit Agreement and the termination of the Company Credit Agreement as of the Effective Time and the release any related Liens, guaranties and other credit support thereunder upon the occurrence of such prepayment (provided that no such prepayment shall be required that is not contingent on the occurrence of the Closing). Without limiting the generality of the foregoing, the Company and its Subsidiaries shall use reasonable best efforts to deliver to Parent at least three (3) Business Days prior to the Closing Date draft payoff letters, termination acknowledgments and release documentation, and the Company shall give due consideration to all reasonable comments thereto requested in writing by Parent or its counsel.

Section 8.13            Delisting. Each of the Parties agrees to reasonably cooperate with the other Parties in taking, or causing to be taken, all actions necessary to delist the Company ADSs from NASDAQ and terminate their registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time.

Section 8.14            Switching. Neither Bidco nor Parent may elect to implement the acquisition of the entire issued share capital of the Company as contemplated by this Agreement by means of a takeover offer within the meaning of section 974 of the Companies Act, or otherwise announce any such takeover offer in respect of the Company, at any time without the Company’s prior written consent (to be granted in the Company’s sole discretion).

Section 8.15            Certain Agreements. The Company shall take the actions set forth on Schedule 8.15 to this Agreement.

Section 8.16            Regulatory Matters. During the Pre-Closing Period, subject to applicable Law, the Company shall (a) provide Parent with reasonable advanced notice of any material meetings or scheduled conference calls, that the Company or any of its Subsidiaries has with any Governmental Authority with jurisdiction over the research, development, commercialization, manufacture, marketing or exploitation of any Company Product, or any advisory committee thereof, (b) promptly notify Parent of any material communication to the Company or its Subsidiaries from any such Governmental Authority or any advisory committee thereof with respect to any Company Product and (c) promptly furnish Parent with copies of all material correspondence, filings and written communications to be sent or received by the Company, its Subsidiaries and their respective Representatives to or from, as the case may be, any such Governmental Authority, any advisory committee thereof or its staff. Prior to attending any such material meeting, videoconference or call, or responding to or making any such material communication with respect to any of the foregoing, the Company shall, and shall, as necessary, cause its Representatives to, reasonably consult with Parent and consider in good faith the views and comments of Parent in connection with, and reasonably in advance of, any such material meeting, videoconference, call, response or communication, provided that any such views or comments are submitted by Parent to the Company within five (5) days following the Company’s notice to Parent of any of the foregoing.

Article IX
CONDITIONS TO THE TRANSACTION

Section 9.1              Conditions to the Obligations of Each Party to Effect the Transaction. The respective obligations of each of Parent, Bidco and the Company to effect the Transaction shall be subject to the satisfaction of each of the following conditions, any and all of which may be waived in whole or in part by mutual consent of Parent, Bidco and the Company, to the extent permitted by applicable Law; provided that any condition relating to the absence of the imposition of a Burdensome Condition shall be solely to the benefit of Parent and Bidco and may be asserted only by, or waived only by, Parent in its sole discretion:

(a)             the Company Shareholder Approvals shall have been obtained;

(b)             the Scheme of Arrangement shall have been sanctioned by the Court;

(c)             (i) any waiting period (and extensions thereof) applicable to the Transaction under the HSR Act shall have expired or been terminated without the imposition of a Burdensome Condition (other than a Burdensome Condition that Parent, in its sole discretion, has determined to accept) and there shall not be in effect any voluntary agreement pursuant to which Parent and the Company have agreed not to consummate the Transaction and (ii) all other waivers, approvals and waiting periods under the Antitrust Laws specified in Section 9.1(c) of the Company Disclosure Letter with respect to the Transaction shall have been obtained, terminated or expired, in each case, without the imposition of a Burdensome Condition (other than a Burdensome Condition that Parent, in its sole discretion, has determined to accept); and

(d)             no Governmental Authority of competent and applicable jurisdiction shall have (i) enacted, issued or promulgated any Law that remains in effect and has the effect of (A) making the Transaction or the acquisition of Company Shares by Parent or Bidco illegal or prohibiting or otherwise preventing the Transaction or the acquisition of Company Shares by Parent or Bidco or (B) imposing a Burdensome Condition (other than a Burdensome Condition that Parent, in its sole discretion, has determined to accept) or (ii) issued or granted any Order that remains in effect and has the effects described in the preceding clauses (i)(A) or (i)(B).

Section 9.2              Conditions to the Obligations of Parent and Bidco to Effect the Transaction. The respective obligations of Parent and Bidco to effect the Transaction shall be subject to the satisfaction of each of the following conditions, any and all of which may be waived in whole or in part by Parent, to the extent permitted by applicable Law:

(a)             the representations and warranties of the Company:

(i)              contained in Section 5.11(a) (No Company Material Adverse Effect) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of such date;

(ii)             contained in Section 5.2(a), Section 5.2(b) and Section 5.2(d) (Capitalization) shall be true and correct in all respects (except for any inaccuracies that individually or in the aggregate are de minimis) as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date);

(iii)            Section 5.2(c), Section 5.2(e) (Capitalization), Section 5.3 (Subsidiaries), Section 5.4 (Corporate Power; Enforceability), Section 5.5 (Company Board Approval), Section 5.6(a) (Company Shareholder Approvals), Section 5.8(a) (Non-Contravention with Company Organizational Documents), Section 5.13 (Brokers; Certain Expenses), Section 5.29 (Opinion of Financial Advisor of the Company) and Section 5.30 (Antitakeover Statutes and United Kingdom Takeover Code) (without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers set forth therein) shall be true and correct in all material respects at and as of the date of this Agreement and as of the Closing Date as though made at and as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date); and

(iv)            any other representation and warranty of the Company contained in Article V of the Agreement (without giving effect to any qualification as to “materiality” or Company Material Adverse Effect qualifiers set forth therein) shall be true and correct in all respects as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except, in each case, where the failure to be so true and correct would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

(b)             the Company shall have performed in all material respects the agreements and covenants required to be performed, or complied with, by it under the Agreement at or prior to the Effective Time;

(c)             since the date of this Agreement, there shall not have occurred and be continuing any Company Material Adverse Effect;

(d)             the Company shall have delivered to Parent a certificate, signed on behalf of the Company by its chief executive officer or chief financial officer, certifying that the conditions set forth in Section 9.2(a), Section 9.2(b) and Section 9.2(c) have been satisfied; and

(e)             there shall not be pending any Legal Proceeding brought by a Governmental Authority under any Antitrust Law challenging the Transaction or seeking the outcome described in Section 9.1(d).

Section 9.3              Conditions to the Obligations of the Company to Effect the Transaction. The obligations of the Company to effect the Transaction shall be subject to the satisfaction of each of the following conditions, any and all of which may be waived in whole or in part by the Company, to the extent permitted by applicable Law:

(a)             the representations and warranties of Parent and Bidco set forth in this Agreement shall be true and correct (without giving effect to any qualification as to “materiality” qualifiers set forth therein) as of the date of this Agreement and as of the Closing Date as though made as of such date (except to the extent expressly made as of an earlier date, in which case, at and as of such earlier date), except, in each case, where the failure to be so true and correct would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Bidco from performing its obligations under this Agreement or consummating the Transaction on a timely basis and in any event on or before the End Date;

(b)             Parent and Bidco shall have performed in all material respects the agreements and covenants required to be performed, or complied with, by them under the Agreement at or prior to the Effective Time; and

(c)             Parent shall have delivered to the Company a certificate, signed on behalf of Parent by an officer, certifying that the conditions set forth in Section 9.3(a) and Section 9.3(b) have been satisfied.

Article X
TERMINATION, AMENDMENT AND WAIVER

Section 10.1            Termination. This Agreement may be terminated and the transactions contemplated hereby may be abandoned at any time prior to the Effective Time (it being agreed that the Party terminating this Agreement pursuant to this Section 10.1 shall give written notice of such termination to the other Party or Parties and that any termination by Parent also shall be an effective termination by Bidco):

(a)             by mutual written agreement of Parent and the Company;

(b)             by either Parent or the Company:

(i)              if the Effective Time shall not have occurred on or before 11:59pm E.T. on January 8, 2026 (such date and time, the “End Date”); provided, however, that if on the End Date any of the conditions set forth in Section 9.1(c) or Section 9.1(d) (to the extent relating to any Antitrust Law) shall not have been satisfied but all other conditions set forth in Article IX shall have been satisfied or waived or shall then be capable of being satisfied if the Closing were to take place on such date, then the End Date shall be automatically extended by an additional three month period (not to exceed two automatic extensions) pursuant to the terms hereof (unless mutually agreed between Parent and the Company); provided, further, that the right to terminate this Agreement pursuant to this Section 10.1(b)(i) shall not be available to any Party (which shall include, in the case of Parent, Parent and Bidco) whose breach of its obligations under this Agreement has been a principal cause of the failure of the Effective Time to occur on or before the End Date; or

(ii)             if any court of competent jurisdiction or any other Governmental Authority of competent jurisdiction shall have issued any Order, or any Law shall be in effect that was enacted, promulgated or deemed applicable to the Transaction by any Governmental Authority of competent jurisdiction, in each case, permanently restraining, enjoining, preventing or otherwise prohibiting or making illegal the Transaction or the acquisition of Company Shares by Parent or Bidco or imposing a Burdensome Condition (other than a Burdensome Condition that Parent, in its sole discretion, has determined to accept), and, in each case, such Order or Law shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.1(b)(ii) shall not be available to any Party (which shall include, in the case of Parent, Parent and Bidco) whose breach of its obligations under this Agreement has been a principal cause of the matters set forth in this Section 10.1(b)(ii);

(iii)            if the Scheme Meeting or the Company GM (including, in each case, any postponements or adjournments thereof) shall have been completed and any Company Shareholder Approval voted on at such meeting shall not have been obtained; or

(iv)            if the Court declines or refuses to sanction the Scheme of Arrangement; provided that if an appeal has been submitted by either Parent or the Company in respect of any such decline or refusal, the right to terminate the Agreement pursuant to this Section 10.1(b)(iv) may not be exercised until such appeal has been denied in a final determination;

(c)             by the Company, in the event that:

(i)              (A) the Company is not in breach of this Agreement such that Parent has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 10.1(d)(i), (B) Parent and/or Bidco shall have breached or otherwise failed to perform any of their respective covenants or agreements, or other obligations under this Agreement, or any of the representations and warranties of Parent and Bidco set forth in this Agreement shall have become or been inaccurate, which breach, failure to perform or inaccuracy, individually or in the aggregate with other such breaches, failures to perform or inaccuracies, would reasonably be expected to prevent, materially delay or materially impair the ability of Parent or Bidco to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement (including the Transaction) and (C) such breach, failure to perform or inaccuracy of Parent and/or Bidco is not capable of being cured by the End Date or is not cured within twenty (20) Business Days following the Company’s delivery of written notice to Parent of such breach, failure to perform or inaccuracy; or

(ii)             prior to obtaining the Company Shareholder Approvals, if (A) the Company Board (or a committee thereof) shall have determined to terminate this Agreement in accordance with the terms set forth in Section 7.3 (including that the Company has complied in all material respects with Section 7.2 and Section 7.3 in connection with the relevant Acquisition Proposal) in order to substantially concurrently with such termination enter into a definitive agreement with respect to a Superior Proposal and (B) the Company pays Parent the Termination Payment and (B) the Termination Payment payable to Parent pursuant to Section 10.3(c)(iii) is paid substantially concurrently with and as a condition to the effectiveness of such termination; or

(d)             by Parent in the event that:

(i)              (A) Parent and Bidco are not in breach of this Agreement such that the Company has the right (or would have the right following notice and an opportunity to cure, if applicable) to terminate this Agreement pursuant to Section 10.1(c), (B) the Company shall have breached or failed to perform any of its covenants or agreements or other obligations under this Agreement that would give rise to the failure of the condition set forth in Section 9.2(b) to be satisfied if such breach or failure to perform were continuing as of immediately prior to the Effective Time, or any of the representations and warranties of the Company set forth in this Agreement shall have become or been inaccurate and such inaccuracy would give rise to the failure of the condition set forth in Section 9.2(a) and (C) such breach, failure to perform or inaccuracy of the Company is not capable of being cured by the End Date or is not cured within twenty (20) Business Days following Parent’s delivery of written notice to the Company of such breach, failure to perform or inaccuracy; or

(ii)             (A) a Company Board Recommendation Change shall have occurred or (B) a takeover offer, tender offer or exchange offer constituting an Acquisition Proposal shall have been publicly commenced by a Person who is not an Affiliate or Representative of Parent and the Company fails to publicly reaffirm the Company Board Recommendation within ten (10) Business Days following the receipt of a written request from Parent to do so.

Section 10.2            Notice of Termination; Effect of Termination. Any proper and valid termination of this Agreement pursuant to Section 10.1 shall be effective immediately upon the delivery of written notice by the terminating Party to the other Party or Parties, as applicable, specifying the provision or provisions pursuant to which such termination is being effected. In the event of the termination of this Agreement pursuant to Section 10.1, this Agreement shall be of no further force or effect and there shall be no liability of any Party or Parties (or any director, officer, employee, Affiliate, agent or other Representative of such Party or Parties) to the other Party or Parties, as applicable, except (a) the penultimate sentence of Section 8.5, this Section 10.2, Section 10.3 and Article XI and the terms of the Confidentiality Agreement, each of which shall survive the termination of this Agreement, and (b) that nothing herein shall relieve any Party or Parties, as applicable, from any liability or damage resulting from any fraud or Willful Breach of this Agreement that occurs prior to such termination (which liability or damages the parties acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the transactions contemplated hereby, and may include, subject to the last sentence of Section 11.8, damages based on loss of the economic benefit of the transactions contemplated by this Agreement to the Company Shareholders. Subject to the last sentence of Section 11.8, the parties hereto acknowledge and agree that, to the extent Parent or Bidco are required to pay damages in connection with the termination of this Agreement that exceeds the Company’s expenses or out-of-pocket costs incurred in connection with this Agreement and the transactions contemplated hereby, including any disputes related thereto, such excess represents an amount of damages payable in respect of losses suffered by the Persons who are Company Shareholders as of the date on which this Agreement is terminated in respect of Company Shares.

Section 10.3            Fees and Expenses.

(a)             General. Except as set forth in this Section 10.3, all fees and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party or Parties, as applicable, incurring such expenses whether or not the Transaction is consummated; provided that Parent shall pay all filing fees payable pursuant to the HSR Act or any other Antitrust Laws.

(b)             Transfer Taxes. All transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees (the “Transfer Taxes”) incurred in connection with the transaction contemplated by this Agreement and the transactions contemplated hereby shall be timely paid by Parent and Bidco . Parent and Bidco shall timely prepare and file, at their expense, all Tax Returns and other documentation with respect to such Transfer Taxes.

(c)             Termination Payment. The Company shall pay to Parent the Termination Payment, by wire transfer of immediately available funds to an account or accounts designated in writing by Parent, in the event that:

(i)             (A) this Agreement is terminated by Parent or the Company (1) pursuant to Section 10.1(b)(i) (End Date), (2) pursuant to Section 10.1(b)(iii) (Company Shareholder Approval) or (3) pursuant to Section 10.1(b)(iv) (Scheme of Arrangement), (B) following the execution and delivery of this Agreement and prior to the Company Shareholder Meetings, an Acquisition Proposal (whether or not conditional and whether or not withdrawn) shall have been publicly announced or shall have become publicly disclosed and (C) within twelve (12) months following such termination of this Agreement, (x) the Company enters into a definitive agreement with any third party with respect to an Acquisition Proposal or (y) an Acquisition Proposal is consummated, in which case the Company Termination Payment shall be payable concurrently with the earlier of the Company’s entry into a definitive agreement with respect to and the consummation of such Acquisition Proposal;

(ii)            this Agreement is terminated by Parent or the Company pursuant to Section 10.1(b)(iv) (Scheme of Arrangement), if the Company shall have communicated to the Court at the hearing to sanction the Scheme of Arrangement that the Company Board no longer supports the consummation of the Transaction or no longer wishes the Court to sanction the Scheme of Arrangement, or that the Company Board favors or approves of any Acquisition Proposal, or shall have made any other statement or communication to the Court to the effect of any of the foregoing, in which case the Termination Payment shall be payable substantially concurrently with and as a condition to the effectiveness of the termination of this Agreement in the case of a termination by the Company or as promptly as practicable (and, in any event, within two (2) Business Days following such termination) in the case of a termination by Parent;

(iii)           this Agreement is terminated by the Company pursuant to Section 10.1(c)(ii) (Superior Proposal), in which case the Termination Payment shall be payable substantially concurrently with and as a condition to the effectiveness of termination; or

(iv)           this Agreement is terminated by Parent pursuant to Section 10.1(d)(ii) (Company Board Recommendation Change), in which case the Termination Payment shall be payable within two (2) Business Days after such termination.

For purposes of the references to an “Acquisition Proposal” or an “Acquisition Transaction” in Section 10.3(c)(i), all references in the definition of “Acquisition Transaction” to “twenty percent (20%)” and “seventy-five percent (75%)” shall each be deemed to be references to “fifty percent (50%).”

(d)             Single Payment Only. Notwithstanding anything in this Agreement to the contrary, the Parties acknowledge and hereby agree that in no event shall the Company be required to pay the Termination Payment on more than one (1) occasion, whether or not the Termination Payment may be payable under more than one provision of this Agreement at the same or at different times and the occurrence of different events.

(e)             Termination Payment as Exclusive Remedy. The Parties acknowledge that the agreements contained in Section 10.3(c) are an integral part of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty, and that, without these agreements, the Parties would not enter into this Agreement. In the event the Agreement is terminated under the circumstances in which the Termination Payment is paid, the payment by the Company of the Termination Payment pursuant to Section 10.3(c) (including, in each case, any additional amount payable pursuant to this Section 10.3(e)) shall be the sole and exclusive remedy of Parent, Bidco and each other Parent Related Party. If the Company fails to timely pay any amount due pursuant to this Section 10.3, and, in order to obtain the payment, Parent commences a Legal Proceeding which results in a judgment against the Company for the payment set forth in this Section 10.3, the Company shall pay Parent its reasonable and documented costs and expenses (including reasonable and documented attorneys’ fees) incurred in prosecuting such Legal Proceeding, together with interest on such amount at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received. Notwithstanding the foregoing or anything to the contrary elsewhere in this Agreement, payment of the Termination Payment will not relieve the Company from liability for, or limit the damages to which Parent or Bidco may be entitled in the case of, any fraud or Willful Breach.

Article XI
GENERAL PROVISIONS

Section 11.1            Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company, Parent and Bidco contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time or are to be performed (in whole or in part) following the Effective Time shall survive the Effective Time in accordance with their respective terms.

Section 11.2            Notices. All notices and other communications hereunder shall be in writing and shall be deemed to have been duly delivered and received hereunder (a) upon receipt when delivered by hand, (b) upon confirmed delivery if being sent by registered mail or by courier or express delivery service or (c) if sent by email, upon transmission (provided that no “bounce back” or similar message of non-delivery is received with respect thereto), in each case, to the intended recipient as set forth below (or to such other recipient or address as designated in a written notice to the other Parties in accordance with this Section 11.2):

(a)             if to Parent or Bidco, to:

Merck Sharp & Dohme LLC

126 East Lincoln Avenue

P.O. Box 2000

Rahway, New Jersey 07065 USA

Attention: Office of Secretary

E-mail: [***]

with a copy (which shall not constitute notice) to:

Merck Sharp & Dohme LLC

126 East Lincoln Avenue

P.O. Box 2000

Rahway, New Jersey 07065 USA

Attention: Senior Vice President, Business Development

with a copy (which shall not constitute notice) to:

Freshfields US LLP

3 World Trade Center

175 Greenwich Street

New York, NY 10007

Attention: Damien Zoubek; Jenny Hochenberg

Email: damien.zoubek@freshfields.com; jenny.hochenberg@freshfields.com if to the Company, to:

Verona Pharma plc

3 More London Riverside

London SE1 2RE United Kingdom

Attn: Andrew Fisher

Email: [***]

with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

200 Clarendon Street

Boston, MA 02116

Attn: Peter Handrinos, Scott Shean, Sam Newhouse

and Douglas Abernethy

Email: peter.handrinos@lw.com, scott.shean@lw.com,

samuel.newhouse@lw.com and douglas.abernethy@lw.com

Section 11.3            Amendment. To the extent permitted by applicable Law and subject to the other provisions of this Agreement, this Agreement may be amended by the Parties at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Parent, Bidco and the Company; provided that after the Company Shareholder Approvals have been obtained, there shall be no amendment or waiver that would require the further approval of the Company Shareholders under applicable Law without such approval having first been obtained.

Section 11.4            Extension; Waiver. At any time and from time to time prior to the Effective Time, any Party or Parties (it being agreed that any extension or waiver by Parent also shall be an effective extension or waiver by Bidco) may, to the extent permitted by applicable Law and except as otherwise set forth herein, (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, as applicable, (b) waive any inaccuracies in the representations and warranties made to such Party or Parties contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such Party or Parties contained herein. Any agreement on the part of a Party or Parties to any such extension or waiver (it being agreed that any agreement to an extension or waiver by Parent also shall be an effective extension or waiver by Bidco) shall be valid only if set forth in an instrument in writing signed on behalf of such Party or Parties, as applicable. Any delay in exercising any right under this Agreement shall not constitute a waiver of such right.

Section 11.5            Assignment. No Party may assign (by operation of Law or otherwise) either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Parties, except that Parent and Bidco may assign, in their sole discretion, any and all of their rights, interests and obligations under this Agreement to any Affiliate of Parent, but no such assignment shall relieve the assigning Party of its obligations under this Agreement if such assignee does not perform such obligation. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Any purported assignment in violation of this Agreement will be void ab initio.

Section 11.6            Confidentiality. Parent, Bidco and the Company hereby acknowledge that Parent and the Company have previously executed a Confidentiality Agreement, dated as of February 4, 2025 (the “Confidentiality Agreement”), which will continue in full force and effect in accordance with its terms.

Section 11.7            Entire Agreement. This Agreement (including any schedules, annexes and exhibits hereto) and the documents and instruments and other agreements among the Parties as contemplated by or referred to herein, including the Company Disclosure Letter and the Annexes hereto, constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof; provided, however, that the Confidentiality Agreement shall not be superseded, shall survive any termination of this Agreement and shall continue in full force and effect until the earlier to occur of (a) the Effective Time and (b) the date on which the Confidentiality Agreement expires in accordance with its terms or is validly terminated by the Parties thereto.

Section 11.8            Third Party Beneficiaries. Notwithstanding anything herein to the contrary, this Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement, except (a) as set forth in or contemplated by the terms and provisions of Section 8.7, (b) from and after the Effective Time, the rights of Company Shareholders and the holders of Company Equity Awards to receive the Consideration and the Company Equity Award Consideration as provided in Article III and (c) the Company Related Parties’ limitations on liability (and other protections arising from the covenants not to sue and related provisions) set forth in Section 10.3(e).

Section 11.9            Severability. In the event that any term or other provision of this Agreement, or the application thereof, is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transaction is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transaction be effected as originally contemplated to the fullest extent possible.

Section 11.10          Remedies.

(a)             Except as otherwise provided herein, any and all remedies herein expressly conferred upon a Party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such Party, and the exercise by a Party of any one remedy will not preclude the exercise of any other remedy.

(b)             The Parties hereby agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that money damages or other legal remedies would not be an adequate remedy for any such damages. Accordingly, the Parties acknowledge and hereby agree that in the event of any breach or threatened breach by the Company, on the one hand, or Parent or Bidco, on the other hand, of any of their respective covenants or obligations set forth in this Agreement, the Company, on the one hand, and Parent and Bidco, on the other hand, shall be entitled (without proof of actual damages or otherwise or posting or securing any bond or other security), in addition to any other remedy to which they are entitled to under law or equity, to an injunction or injunctions to prevent or restrain breaches or threatened breaches of this Agreement, by the other (as applicable), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of the other under this Agreement. The Company, on the one hand, and Parent and Bidco, on the other hand, hereby agree not to raise any objections to the availability of the equitable remedy of specific performance to prevent or restrain breaches or threatened breaches of this Agreement by such Party (or Parties), and to specifically enforce the terms and provisions of this Agreement to prevent breaches or threatened breaches of, or to enforce compliance with, the covenants and obligations of such Party (or Parties) under this Agreement. Any Party’s pursuit of any injunction or specific performance at any time will not be deemed an election of remedies or waiver of the right to pursue any other right or remedy to which such Party may be entitled, including the right to pursue remedies for liabilities or damages incurred or suffered by a Party in the case of a breach of this Agreement involving Willful Breach or fraud; provided, however, that in no event shall Parent or Bidco be entitled to both the payment of the Termination Payment, on the one hand, and specific performance that results in the occurrence of the Closing and the consummation of the Transaction, on the other hand.

Section 11.11          Governing Law. This Agreement, including any claims or causes of action (whether in contract, tort or statute) that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance thereof or the transactions contemplated hereby, shall be governed by and construed and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice or conflict of Law provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware; provided, however that (a) the Scheme of Arrangement and (b) the interpretation of the duties of directors of the Company shall in each case of the foregoing clauses (a) and (b) be governed by, and construed in accordance with, the Laws of England and Wales.

Section 11.12          Consent to Jurisdiction. Each of the Parties (a) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, for and on behalf of itself or any of its properties or assets, in accordance with Section 11.2 or in such other manner as may be permitted by applicable Law, and nothing in this Section 11.2 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law, (b) irrevocably and unconditionally consents and submits itself and its properties and assets in any action or proceeding to the exclusive jurisdiction of the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware) in the event any dispute or controversy arises out of this Agreement or the transactions contemplated hereby, or for recognition and enforcement of any judgment in respect thereof, (c) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (d) agrees that any actions or proceedings arising in connection with this Agreement or the transactions contemplated hereby shall be brought, tried and determined only in the Court of Chancery of the State of Delaware (or, only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, the state or federal courts in the State of Delaware), (e) waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same and (f) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the aforesaid courts. Each of Parent, Bidco and the Company agrees that a final judgment in any action or proceeding in such courts as provided above shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Notwithstanding the foregoing in this Section 11.12, the Scheme of Arrangement shall be subject to the jurisdiction of the Court and any appellate courts therefrom, and not that of the above named courts.

Section 11.13          WAIVER OF JURY TRIAL. EACH OF PARENT, BIDCO AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF PARENT, BIDCO OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATION OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 11.14          Disclosure Letter References. The Parties agree that the disclosure set forth in any particular section or subsection of the Company Disclosure Letter shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the Company that are set forth in the corresponding section or subsection of this Agreement and (b) any other representations and warranties (or covenants, as applicable) of the Company that are set forth in this Agreement, but in the case of this clause (b) only if the relevance of that disclosure as an exception to (or a disclosure for purposes of) such other representations and warranties (or covenants, as applicable) is reasonably apparent on the face of such disclosure. The mere inclusion of an item in the Company Disclosure Letter as an exception to a representation or warranty or covenant shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item is material or constitutes a Company Material Adverse Effect, and no reference to, or disclosure of, any item or other matter in the Company Disclosure Letter shall necessarily imply that any other undisclosed matter or item having a greater value or significance is material.

Section 11.15          No Presumption Against Drafting Party. Each of Parent, Bidco and the Company acknowledges that each party to this Agreement has been represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement. Accordingly, any rule of law or any legal decision that would require interpretation of any claimed ambiguities in this Agreement against the drafting party has no application and is expressly waived.

Section 11.16          Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party, it being understood that all Parties need not sign the same counterpart. Delivery of an executed counterpart of a signature page to this Agreement by electronic transmission, including by e-mail attachment, shall be effective as delivery of a manually executed counterpart of this Agreement.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

MERCK SHARP & DOHME LLC

By:	/s/ Kelly Grez
Name: Kelly Grez
Title: Secretary

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

VOL HOLDINGS LLC

By:	/s/ Jon Filderman
Name: Jon Filderman
Title: Vice President

IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their respective duly authorized officers to be effective as of the date first above written.

VERONA PHARMA PLC

By:	/s/ David Zaccardelli, Pharm. D
Name: David Zaccardelli, Pharm. D
Title: President and Chief Executive Officer

Annex A
FORM OF SCHEME OF ARRANGEMENT

IN THE HIGH COURT OF JUSTICE	CR [•]
BUSINESS AND PROPERTY COURTS
OF ENGLAND AND WALES
COMPANIES COURT (ChD)

IN THE MATTER OF VERONA PHARMA PLC

and

IN THE MATTER OF THE COMPANIES ACT 2006

SCHEME OF ARRANGEMENT

(under Part 26 of the Companies Act 2006)

between

VERONA PHARMA PLC

and

THE SCHEME SHAREHOLDERS

(as hereinafter defined)

(A)	In this Scheme, unless inconsistent with the subject or context, the following expressions bear the following meanings:

“Acquisition” means the proposed acquisition by Bidco (and/or, at Parent’s election (i) in respect of any or all of the Remnant Shares, its nominee(s) and (ii) in respect of the Depositary Shares, the DR Nominee) of the entire issued and to be issued share capital of the Company;

“Applicable Law” means, with respect to any person, any and all applicable federal, state, local, municipal, foreign or other law, statute, constitution, principle of common law, ordinance, code, rule, regulation, ruling or other legal requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority;

“Bidco” means Vol Holdings LLC;

“Bidco Group” means Bidco, Parent and any direct or indirect Subsidiary of Parent from time to time;

“Business Day” means a day, other than a Saturday, Sunday or other day on which commercial banks in New York, New York, or London, England are authorised or required by Applicable Law to close;

“certificated” or “in certificated form” means a share or security of the Company which is not in uncertificated form;

“Companies Act” means the Companies Act 2006 as amended from time to time;

“Company” means Verona Pharma plc;

“Company ADSs” means American depositary shares, each of which represents, as of the date hereof, a beneficial ownership interest in eight (8) Company Shares on deposit with the Depositary or its Custodian or other nominee under the Deposit Agreement, subject to the terms and conditions of the Deposit Agreement, and “Company ADS” shall be construed accordingly;

“Company Equity Plan” means the Verona Pharma 2017 Incentive Award Plan, as amended and/or restated from time to time;

“Company Options” means an option to purchase Company Shares or Company ADSs granted under the Company Equity Plan;

“Company Payment Fund” has the meaning given to it in paragraph 5.3;

“Company PRSU Award” means any award of restricted share units with respect to Company Shares or Company ADSs granted under the Company Equity Plan that has ever been subject to performance-based vesting or forfeiture conditions;

“Company RSU Award” means any award of restricted share units with respect to Company Shares or Company ADSs granted under the Company Equity Plan that has only been subject to time-based vesting or forfeiture conditions and not performance-based vesting or forfeiture conditions;

“Company Shares” means the ordinary shares in the capital of the Company, each with a nominal value of £0.05 per share (which, for the avoidance of doubt, shall include ordinary shares in the capital of the Company held by the Depositary, the Custodian or their respective nominees in accordance with the Deposit Agreement);

“Consideration” has the meaning given to it in paragraph 2.1;

“Court” means the High Court of Justice of England and Wales;

“Court Order” means the order of the Court sanctioning this Scheme under section 899 of the Companies Act;

“CREST” means the system for the paperless settlement of trades in securities and the holding of uncertificated securities operated by Euroclear in accordance with the Relevant System of which Euroclear is the “Operator” (as such term is defined in the Regulations);

“Custodian” means the “Custodian” of the deposited property under and as such term is defined in the Deposit Agreement;

“Deposit Agreement” means the deposit agreement dated as of 2 May 2017 by and among the Company, the Depositary and all holders and beneficial owners of the Company ADSs issued thereunder, as such agreement is amended, modified or supplemented from time to time;

“Depositary” means Citibank, N.A., or such other entity as may from time to time act as the “Depositary” under and as such term is defined in the Deposit Agreement;

“Depositary Shareholder” has the meaning given to it in paragraph 6.1;

“Depositary Shares” means those Scheme Shares in respect of which the registered holder (as shown in the register of Members of the Company) is the Depositary or its Custodian or other nominee under the Deposit Agreement holding those Scheme Shares for the Depositary in accordance with the Deposit Agreement;

[“DR Depositary” means a person whose business is or includes issuing depositary receipts for relevant securities and chargeable securities for the purpose of section 67(6) and section 93(3) of the Finance Act 1986];

“DR Nominee” means such company falling within section 67(6) and section 93(3) of the Finance Act 1986 as Bidco may in its sole discretion appoint in order to act as transferee of the Depositary Shares pursuant to this Scheme;

“Effective Date” means the date on which this Scheme becomes effective in accordance with paragraph 9.1;

“Effective Time” means the time on the Effective Date at which this Scheme becomes effective in accordance with paragraph 9.1;

“Euroclear” means Euroclear UK & Ireland Limited, incorporated in England and Wales with registered number 02878738;

“Excluded Shares” means:

(i)	any Company Shares which are registered in the name of or beneficially owned by Bidco or by any member of the Bidco Group or by any of their respective nominees; and

(ii)	any Company Shares held in treasury;

“Governmental Authority” means (a) any government, (b) any governmental or regulatory entity, body, department, commission, subdivision, board, administrative agency or instrumentality, (c) any court, tribunal, judicial body or an arbitrator or arbitration panel, or (d) any non-governmental self-regulatory agency, securities exchange, commission or authority, in each of (a) through (d) whether supranational, national, federal, state, county, municipal or provincial, and whether local, domestic or foreign.;

“holder” means a registered holder and includes any person(s) entitled by transmission;

“Latest Practicable Date” means close of business on [•] , being the latest practicable date prior to the date of this Scheme;

“Lien” means, any lien, pledge, hypothecation, charge, mortgage, security interest, encumbrance or other restriction of similar nature (including any restriction on the transfer of any security or other asset, or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset);

“Member” means a member of the Company on the register of members on any relevant date;

“Nasdaq” means The Nasdaq Global Market;

“Order” means any order, judgment, award, decision, decree, injunction, ruling, writ or assessment of any Governmental Authority (whether temporary, preliminary or permanent) that is binding on any person or its property under Applicable Law;

“Parent” means Merck Sharp & Dohme LLC;

“Paying Agent” means such entity as is appointed by Bidco as paying agent prior to the Effective Date in accordance with the provisions of the Transaction Agreement;

“Payor” has the meaning given to it in paragraph 7;

“person” means any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organisation, entity or Governmental Authority;

“Regulations” means the Uncertificated Securities Regulations 2001 (SI 2001 No. 3755), as amended from time to time;

“Relevant System” means any computer-based system, and procedures, which enable title to units of a share or security to be evidenced and transferred without a written instrument, and which facilitate supplementary and incidental matters in accordance with the Regulations;

“Remnant Shares” means the Scheme Shares excluding the Depositary Shares;

“Scheme” means this scheme of arrangement in its present form or with or subject to any modification, addition or condition which (a) Bidco, Parent and the Company mutually agree and which (if required) is approved by the Court or (b) is otherwise imposed by the Court and mutually acceptable to Bidco, Parent and the Company each acting reasonably and in good faith;1

“Scheme Meeting” means such meeting(s) (and any adjournment or postponement thereof) convened with the permission of the Court pursuant to section 896 of the Companies Act for the purpose of considering and, if thought fit, approving (with or without modification) the Scheme;

1 All settlement mechanics remain subject to review and revision, including based on discussions with the Paying Agent and Depositary following signing of the Transaction Agreement.

“Scheme Record Time” means 6.00 p.m. on the Business Day immediately prior to the Effective Date;

“Scheme Shareholders” means the holders of the Scheme Shares whose names appear in the register of Members of the Company at the Scheme Record Time;

“Scheme Shares” means the Company Shares:

(i)	in issue at the date of this Scheme;

(ii)	(if any) issued after the date of this Scheme and prior to the Voting Record Time; and

(iii)	(if any) issued at or after the Voting Record Time and prior to the Scheme Record Time, either on terms that the original or any subsequent holders thereof shall be bound by this Scheme or in respect of which the holders thereof shall have agreed in writing to be bound by this Scheme.

in each case, remaining in issue at the Scheme Record Time but excluding any Excluded Shares;

“Subsidiary” of any person means (a) a corporation more than fifty percent (50%) of the combined voting power of the outstanding voting stock of which is owned, directly or indirectly, by such person or by one or more other Subsidiaries of such person or by such person and one or more other Subsidiaries thereof, (b) a partnership of which such person or one or more other Subsidiaries of such person or such person and one or more other Subsidiaries thereof, directly or indirectly, is the general partner and has the power to direct the policies, management and affairs of such partnership, (c) a limited liability company of which such person or one or more other Subsidiaries of such person or such person and one or more other Subsidiaries thereof, directly or indirectly, is the managing member and has the power to direct the policies, management and affairs of such company or (d) any other person (other than a corporation, partnership or limited liability company) in which such person or one or more other Subsidiaries of such person or such person and one or more other Subsidiaries thereof, directly or indirectly, has at least a majority ownership and power to direct the policies, management and affairs thereof and “Subsidiaries” shall be construed accordingly;

“Transaction Agreement” means the transaction agreement by and among Bidco, Parent and the Company dated as of July 8, 2025, agreeing to certain matters in connection with the Acquisition and the matters contemplated by this Scheme, as it may be amended from time to time;

“uncertificated” or “in uncertificated form” means any share or other security of the Company in respect of which title is evidenced and transferred by means of a Relevant System; and

“Voting Record Time” means 6.30 p.m. on the day which is two days (excluding non-working days in the United Kingdom) prior to the date of the Scheme Meeting or, if the Scheme Meeting is adjourned, 6.30 p.m. on the day which is two days (excluding non-working days in the United Kingdom) before the day of such adjourned meeting.

(B)	“U.S. dollar” or “$” means the lawful currency of the United States of America.

(C)	“£” means the lawful currency of the United Kingdom.

(D)	References to paragraphs and sub-paragraphs are to paragraphs and sub-paragraphs of this Scheme.

(E)	As at the Latest Practicable Date, the issued share capital of the Company was [•] Company Shares, all of which are credited as fully paid up and [none] [•] of which were held in treasury.

(F)	As at the Latest Practicable Date: (i) Company Options to purchase [•] Company Shares (represented by [•] Company ADSs) were outstanding; (ii) [•] Company Shares (represented by [•] Company ADSs) were subject to issuance pursuant to outstanding Company RSU Awards (and there were no dividend equivalent payments with respect to Company RSU Awards that had been accumulated or retained by the Company until the vesting or settlement of such awards), (iii) [•] and [•] Company Shares (represented by [•] and [•] Company ADSs) were subject to outstanding PRSU Awards assuming target- and maximum-level performance, respectively (and there were no dividend equivalent payments with respect to Company PRSU Awards that had been accumulated or retained by the Company until the vesting or settlement of such awards) and (iv) [•] additional Company Shares (represented by [•] Company ADSs) were reserved for future issuance pursuant to the Company Equity Plan.

(G)	As at the Latest Practicable Date, no Company Shares are registered in the name of or beneficially owned by Bidco or any other member of the Bidco Group.

(H)	Bidco and Parent have agreed, in each case subject to the terms of the Transaction Agreement, to appear by counsel at the hearing to sanction this Scheme and to be bound by, and to undertake to the Court to be bound by, the terms of this Scheme and to execute and do, or procure to be executed and done, all such documents, acts and things as may be necessary or desirable to be executed or done by them for the purposes of giving effect to this Scheme.

(I)	References to times are to the time in London, England.

Scheme

1.	Transfer of the Scheme Shares

1.1	Upon and with effect from the Effective Time, Bidco (and/or, at Parent’s election , (i) in respect of any or all of the Remnant Shares, its nominee(s) and (ii) in respect of the Depositary Shares, the DR Nominee) shall, in accordance with paragraph 1.2, acquire all of the Scheme Shares fully paid, with full title guarantee, free from all Liens (other than transfer restrictions arising under applicable securities laws) and together with all rights at the Effective Time or thereafter attached or relating thereto, including voting rights and the right to receive and retain all dividends and other distributions (if any) and any other return of capital (whether by way of reduction of share capital or share premium account or otherwise) thereon.

1.2	For the purposes of such acquisition:

1.2.1	the Depositary Shares shall be transferred to Bidco (and/or, at Parent’s election, the DR Nominee [as nominee for the DR Depositary]) by means of a separate form (or forms) of transfer or other instrument(s) or instruction(s) of transfer[(and, upon any such transfer to the DR Nominee, the DR Depositary shall issue one or more depositary receipts in respect of such shares to Bidco);]

1.2.2	the Remnant Shares shall be transferred to Bidco (and/or, at Parent’s election in respect of any number of Remnant Shares, such of its nominee(s) as are agreed between Parent and the Company) by means of a separate form (or forms) of transfer or other separate instrument(s) or instruction(s) of transfer; and

1.2.3	to give effect to such transfers, any person may be appointed by Bidco as attorney or agent and shall be authorised as such attorney and/or agent on behalf of each of the Scheme Shareholders concerned to execute and deliver as transferor such form(s) of transfer or other instrument(s) or instruction(s) of transfer of, or otherwise give any instruction(s) to transfer the Scheme Shares and every form, instrument or instruction of transfer so executed or instruction so given shall be as effective as if it had been executed or given by the holder or holders of the Scheme Shares thereby transferred. Each such form of transfer or other instrument or instruction shall be deemed to be the principal instrument of transfer of the relevant Scheme Shares and the equitable or beneficial interest in the Scheme Shares shall only be transferred together with the legal interest in such Scheme Shares, pursuant to such form, instruction or instrument of transfer.

1.3	From the Effective Time and pending the transfer of the Scheme Shares pursuant to paragraphs 1.1 and 1.2, each Scheme Shareholder:

1.3.1	irrevocably appoints Bidco (and/or its nominee(s) and/or each of their agents and directors) as its attorney and/or agent:

1.3.1.1	to exercise or direct the exercise of (in place of and to the exclusion of the relevant Scheme Shareholder) any voting rights attached to the Scheme Shares and any or all other rights and privileges attaching to the Scheme Shares (including the right to requisition the convening of a general meeting of the Company or of any class of its shareholders); and

1.3.1.2	to sign on behalf of such Scheme Shareholder such documents, and to do such things, as may, in the opinion of Bidco and/or its nominee(s) and/or each of their respective agents and directors (in each case acting reasonably), be necessary or desirable in connection with the exercise of any voting rights and any or all rights and privileges attaching to such Scheme Shares (including, without limitation, any consent to short notice of a general or separate class meeting or form of proxy or forms of proxy in respect of such Scheme Shares appointing any person nominated by Bidco and/or its nominee(s) to attend general and separate class meetings of the Company);

1.3.2	authorises the Company and/or its agents to send to Bidco and/or its nominee(s) any notice, circular, warrant or other document or communication which may be required to be sent to them as a Member (including any share certificate(s) or other document(s) of title issued as a result of any conversion of their Scheme Shares into certificated form); and

1.3.3	agrees not to exercise any voting rights or any other rights attaching to the relevant Scheme Shares without the consent of Bidco, and irrevocably undertakes not to appoint a proxy or representative for or to attend any general meeting or separate class meeting of the Company.

1.4	The authorities granted by each Scheme Shareholder pursuant to paragraph 1.2 and paragraph 1.3 shall be treated for all purposes as having been granted by deed.

2.	Consideration for the Scheme Shares

2.1	In consideration for the transfer of the Scheme Shares as provided in paragraphs 1.1 and 1.2, Bidco shall, subject as hereinafter provided pay, or procure that there shall be paid, a cash amount to or for the account of each Scheme Shareholder (as appearing in the register of Members of the Company at the Scheme Record Time):

$13.375 in cash for each Scheme Share held by the Scheme Shareholder at the Scheme Record Time (the “Consideration”).

2.2	If, between the date of the Transaction Agreement and the Effective Time, the outstanding Company Shares shall have been changed to, or exchanged for, a different number or class of shares or securities by reason of any stock dividend, bonus issue, scrip dividend, subdivision, reorganization, merger, consolidation, reclassification, redesignation, recapitalization, share split, reverse share split, combination or exchange of shares, or a stock or scrip dividend shall be declared with a record date within such period, or any similar event shall have occurred, then the amount of the Consideration shall be appropriately adjusted to provide to Bidco and the Scheme Shareholders the same economic effect as contemplated by this Scheme prior to such event.

3.	Share certificates and register of Members

3.1	With effect from and as of the Effective Time, all certificates representing Scheme Shares in certificated form shall cease to have effect as documents of title to the Scheme Shares comprised therein and each Scheme Shareholder shall be bound, at the request of Bidco, to deliver up the same to Bidco or to any person appointed by Bidco to receive the same or, as Bidco may direct, to destroy the same.

3.2	With effect from and as of the Effective Time, the Company shall procure that Euroclear shall be instructed to cancel or transfer the entitlements of Scheme Shareholders to Scheme Shares in uncertificated form and, following such cancellation, the Company shall procure that such entitlements to Scheme Shares are rematerialised.

3.3	As soon as reasonably practicable after the Effective Time and subject to the completion of such transfers, forms, instruments or instructions as may be required in accordance with paragraph 1 and the payment of any UK stamp duty thereon (to the extent required), the Company shall procure that appropriate entries shall be made in the register of Members of the Company to reflect the transfer of the Scheme Shares in accordance with paragraph 1.

4.	Appointment of Paying Agent

Prior to the Effective Time, Bidco shall appoint the Paying Agent to effect the technical implementation of the settlement of the Consideration to (i) all Scheme Shareholders other than the Depositary Shareholder, and (ii) at Bidco’s option, the Depositary Shareholder.

5.	Settlement of Consideration in relation to Remnant Shares

5.1	This paragraph 5 shall only apply in relation to the settlement of Consideration in respect of Remnant Shares to Scheme Shareholders other than the Depositary Shareholder.

5.2	At or as promptly as practicable following the Effective Time (and in any event no later than the Business Day following the Effective Time), Bidco shall procure the deposit with the Paying Agent, for the benefit of the Scheme Shareholders (other than the Depositary Shareholder) cash in an amount equal to the aggregate amount of Consideration less the Consideration due to the Depositary Shareholder.

5.3	All cash deposited with the Paying Agent pursuant to paragraph 5.2 for the benefit of Scheme Shareholders (other than the Depositary Shareholder) shall hereinafter be referred to as the “Company Payment Fund”, provided that, to the extent that Bidco elects to utilise the Paying Agent for the delivery and/or payment of the Consideration to the Depositary Shareholder pursuant to paragraph 6.2, such Consideration will also form part of the Company Payment Fund.

5.4	In respect of the settlement of the Consideration pursuant to this paragraph 5, Bidco shall cause the Paying Agent to, as soon as practicable after the Effective Time (and in any event no later than five (5) Business Days after the Effective Time):

5.4.1	in the case of Remnant Shares which at the Scheme Record Time are in certificated form, despatch or procure to be despatched to each person entitled thereto payment by way of cheque in accordance with the provisions of paragraph 5.6 for the aggregate Consideration payable to that person pursuant to paragraph 2.1;

5.4.2	in the case of Remnant Shares which at the Scheme Record Time are in uncertificated form, procure that Euroclear is instructed to create an assured payment obligation in favour of the payment bank of the persons entitled thereto in accordance with the CREST assured payment arrangements for the sums payable to that person pursuant to paragraph 2.1, provided that Bidco reserves the right to make payment of the said sums by cheque as set out in clause 5.4.1 if for any reason it wishes to do so.

5.5	As from the Scheme Record Time, each holding of Remnant Shares credited to any stock account in CREST shall be disabled and all Remnant Shares will be removed from CREST in due course.

5.6	Any physical deliveries by the Paying Agent or by any other person to the Scheme Shareholders (other than the Depositary Shareholder) pursuant to this Scheme (whether of cheques, notices, documents of title, certificates or otherwise) shall be effected by sending the same by post to the applicable Scheme Shareholders entitled thereto at their respective registered addresses as appearing in the register of Members of the Company at the Scheme Record Time or, in the case of joint holders, to the address of the holder whose name stands first in such register in respect of the joint holding concerned at such time. None of the Company, Bidco, any member of the Bidco Group, the Paying Agent or the DR Nominee or any of their respective agents or nominees shall be responsible for any loss or delay in the transmission of any cheques or payments, notices, documents of title, certificates or any other documents sent in accordance with this paragraph 5.6 which shall be sent at the risk of the person or persons entitled thereto.

5.7	All cheques delivered by the Paying Agent pursuant to this Scheme shall be in U.S. dollars and drawn on a United States of America clearing bank and shall be made payable to the person to whom, in accordance with the foregoing provisions of this paragraph 5, the cheque is sent (save that, in the case of joint holders, Bidco and the Paying Agent reserve the right to make the cheque payable to the holder whose name stands first in the register of Members of the Company), and the encashment of any such cheque shall be a complete discharge of Bidco’s obligations under this Scheme to pay (or procure the payment of) the monies represented thereby. The creation of an appropriate assured payment obligation as set out in paragraph 5.5 shall be a complete discharge of Bidco’s obligations under this Scheme with reference to cash payments through CREST.

5.8	Any portion of the Company Payment Fund which has not been transferred to the Scheme Shareholder to which it is due within twelve (12) months of the Effective Date shall be delivered to Bidco or its designee(s) as soon as practicable after such twelve (12) month period expires to be held by Bidco or such person as Bidco may nominate on behalf of such Scheme Shareholders (subject to the legal requirements of any jurisdiction relevant to such Scheme Shareholders). Bidco or such person as Bidco may nominate shall (subject to the legal requirements of any jurisdiction relevant to such Scheme Shareholders) hold the consideration due to such Scheme Shareholders for a period of twelve (12) years from the Effective Date, in a separate, interest-bearing bank account, and such Scheme Shareholders may (subject to the legal requirements of any jurisdiction relevant to such Scheme Shareholders) claim the consideration due to them (plus any interest accrued on such consideration, but net of any expenses or taxes) by written notice to Bidco in a form which Bidco determines evidences their entitlement to such consideration at any time during the period of twelve (12) years from the Effective Date.

6.	Settlement of Consideration in relation to Depositary Shares

6.1	This paragraph 6 shall only apply in relation to the settlement of Consideration in respect of Depositary Shares to the Scheme Shareholder which is the holder (as shown in the register of Members of the Company) of the Depositary Shares (the “Depositary Shareholder”).

6.2	At or as promptly as practicable following the Effective Time, and in any event no later than the Business Day after the Effective Time, Bidco shall (or shall procure that the Paying Agent shall) pay to the Depositary Shareholder (or, if so nominated by the Depositary Shareholder at least ten (10) Business Days before the Effective Date, the Depositary) cash in an amount equal to the aggregate Consideration payable to the Depositary Shareholder pursuant to paragraph 2.1.

6.3	As from the Scheme Record Time, each holding of Depositary Shares credited to the Depositary Shareholder’s stock account in CREST shall be disabled and all Depositary Shares will be removed from CREST in due course.

6.4	All cash payments to the Depositary Shareholder (or, if so nominated by the Depositary Shareholder at least ten (10) Business Days before the Effective Date, the Depositary) pursuant to this paragraph 6 shall be transferred by Bidco (or, at Bidco’s direction, by the Paying Agent or any nominee of Bidco) in U.S. dollars to such bank account as the Depositary Shareholder shall inform Bidco of in writing at least ten (10) Business Days prior to the Effective Date. Such transfer shall be a complete discharge of Bidco’s obligations under this Scheme to pay (or procure the payment of) such monies. Neither Bidco nor any member of Bidco’s Group nor the Paying Agent nor the Company shall have any responsibility or liability under this Scheme for the onward distribution or transmission to the holders of Company ADSs, or to any other person, of the Consideration due to the Depositary Shareholder (it being understood that this sentence does not affect the Company’s obligations under the Deposit Agreement).

7.	Withholding

7.1	Notwithstanding anything in this Scheme to the contrary, each of Bidco, Parent, any DR Nominee, the Paying Agent and their respective agents or nominees (each a “Payor”) shall be entitled to deduct and withhold from any payment pursuant to this Scheme amounts, if any, that such Payor is required to deduct and withhold with respect to the making of such payment under Applicable Law.

7.2	To the extent that amounts are so deducted and withheld in accordance with paragraph 7.1, such deducted and withheld amounts shall be:

7.2.1	remitted to the applicable taxing authority, if required by and in accordance with Applicable Law; and

7.2.2	treated for the purposes of this Scheme as having been paid to the person in respect of which such deduction and withholding was made.

8.	Cessation of rights

8.1	With effect from and on the Effective Time, the Scheme Shareholders shall in accordance with this Scheme cease to have any rights with respect to the Scheme Shares, except the right to receive the Consideration in exchange for the Scheme Shares in accordance with this Scheme.

9.	Mandates and dividends

9.1	All mandates relating to the payment of dividends on any Scheme Shares and other instructions (including communications preferences) given to the Company by Scheme Shareholders in force at the Scheme Record Time relating to Scheme Shares shall, as from the Effective Date, cease to be valid.

10.	Effective Time

10.1	This Scheme shall become effective upon a copy of the Court Order being delivered to the Registrar of Companies in England and Wales for registration.

10.2	Unless this Scheme shall have become effective on or before the End Date (as defined in the Transaction Agreement) or such later date as the Company, Bidco and Parent may agree and the Court may allow, this Scheme shall never become effective.

11.	Modification

The Company, Bidco and Parent may jointly consent on behalf of all persons concerned to any modification of or addition to this Scheme or to any condition which the Court may think fit to approve or impose.

12.	Governing law

This Scheme, and all rights and obligations arising out of or in connection with it, are governed by the laws of England and Wales and are subject to the exclusive jurisdiction of the English courts.

Dated: [ • ] 2025

Annex B
FORM OF COMPANY SHAREHOLDER RESOLUTION

SPECIAL RESOLUTION

THAT, for the purpose of giving effect to the scheme of arrangement dated [•] between the Company and the holders of Scheme Shares (as defined in such scheme of arrangement), a print of which has been produced to this meeting and for the purposes of identification signed by the chair of this meeting, in its original form or with or subject to any modification, addition, or condition as may be agreed from time to time (including, for the avoidance of doubt, after the date of this Resolution) between the Company, Vol Holdings LLC (the “Buyer”) and Merck Sharp & Dohme LLC (“Parent”) and which (if required) is approved by the High Court of Justice of England and Wales (the “Court”), or which is otherwise imposed by the Court and is mutually acceptable to the Company, the Buyer and Parent each acting reasonably and in good faith (the “Scheme”):

(A)	the directors of the Company (or a duly authorised committee of the directors) be and are hereby authorised to take all such action as they may consider necessary or appropriate for carrying the Scheme into effect; and

(B)	with effect from the passing of this resolution, the articles of association of the Company be and are hereby amended by the adoption and inclusion of the following new article [44]:

“[44] Scheme of Arrangement

(i)	In this article, references to the “Scheme” are to the scheme of arrangement under Part 26 of the UK Companies Act 2006 between the Company and the holders of Scheme Shares dated [•] in its original form or with or subject to any modification, addition or condition as may be agreed between the Company, Vol Holdings LLC (the “Buyer”) and Merck Sharp & Dohme LLC (“Parent”) and which (if required) is approved by the Court, or which is otherwise imposed by the Court and is mutually acceptable to the Company, the Buyer and Parent each acting reasonably and in good faith and, save as defined in this article, expressions defined in the Scheme shall have the same meanings in this article.

(ii)	Notwithstanding any other provision of these articles or the terms of any resolution, whether ordinary or special, passed by the Company in general meeting, if the Company issues any shares (other than to any member of the Bidco Group or a nominee of any such person (each such person, a “Buyer Company”)) at or after the Voting Record Time but before the Scheme Record Time, such shares shall be issued subject to the terms of the Scheme (and shall be Scheme Shares for the purposes of the Scheme) and the original or any subsequent holder or holders of such shares shall be bound by the Scheme accordingly.

(iii)	Subject to the Scheme becoming effective, and notwithstanding any other provision of these articles, if any shares in the Company are issued or transferred to any person other than a Buyer Company (a “New Member”) after the Scheme Record Time (such shares the “Post-Scheme Shares”), such New Member (or any subsequent holder or any nominee of such New Member or any such subsequent holder) will be obliged, upon the Scheme becoming effective (or, if later, upon the issue or transfer of the Post-Scheme Shares to such New Member), to transfer immediately all of its Post-Scheme Shares free of all Liens to the Buyer (or to such other person as may be nominated by the Buyer) who shall be obliged to acquire (or procure the acquisition by such other person of) all of the Post-Scheme Shares. In exchange for the transfer of the Post-Scheme Shares, the Buyer (or such other person as has been nominated by the Buyer) shall pay or procure the payment to the New Member of the same Consideration that the New Member would have been entitled to receive pursuant to the Scheme had each Post-Scheme Share been a Scheme Share.

(iv)	If, after the Effective Time, the Company Shares shall have been changed to, or exchanged for, a different number or class of shares or securities by reason of any stock dividend, bonus issue, scrip dividend, subdivision, reorganization, merger, consolidation, reclassification, redesignation, recapitalization, share split, reverse share split, combination or exchange of shares, or a stock or scrip dividend shall be declared with a record date falling after the Effective Time, or any similar event shall have occurred, then the amount of any Consideration due to a New Member for each Post-Scheme Share pursuant to Article [44](iii) above shall be adjusted by the directors of the Company in such manner as the auditors of the Company may determine to be appropriate to provide the Buyer and the New Members holding any Post-Scheme Share(s) with the same economic effect as contemplated by the Scheme prior to such event. References in this article to shares shall, following such adjustment, be construed accordingly.

(v)	To give effect to any transfer of Post-Scheme Shares required by this article, the Company may appoint any person as attorney and agent (the “agent”) for the New Member to execute and deliver as transferor a form of transfer or other instrument or instruction of transfer on behalf of the New Member (or any subsequent holder or any nominee of such New Member or any such subsequent holder) in favour of the Buyer (or such other person as the Buyer may nominate) and do all such other things and execute and deliver all such documents as may in the opinion of the agent be necessary or desirable to vest the Post-Scheme Shares in the Buyer (or such other person as the Buyer may nominate) and pending such vesting to exercise all such rights attaching to the Post-Scheme Shares as the Buyer may direct. If an agent is so appointed, the New Member shall not thereafter be entitled to exercise any rights attaching to the Post-Scheme Shares unless so agreed in writing by the Buyer, and the Company may send to the agent any notice, circular, warrant or other document or communication that may otherwise be required to be sent to the New Member as a member of the Company.

(vi)	The Company may give good receipt for the Consideration for the Post-Scheme Shares and may register the Buyer (or such other person as the Buyer may nominate) as holder of the Post-Scheme Shares and issue to it certificate(s) for the same. The agent shall be empowered to execute and deliver as transferor a form of transfer or other instrument or instruction of transfer on behalf of the New Member (or any subsequent holder). The Company shall not be obliged to issue a certificate to the New Member for any Post-Scheme Shares.

(vii)	The Buyer shall settle (or procure the settlement of) the Consideration within 14 days of the transfer of the Post-Scheme Shares by the New Member to the Buyer (or to such other person as the Buyer may nominate).

(viii)	Notwithstanding any other provision of these articles, neither the Company nor its directors shall register the transfer of any Scheme Shares effected between the Scheme Record Time and the Effective Time (other than to a Buyer Company or a nominee of a Buyer Company pursuant to the Scheme).

(ix)	If the Scheme has not become effective by the date referred to in paragraph [10.2] of the Scheme, this article shall be of no effect.”